Exhibit 10.2

Execution Version

______________________________________________________

CREDIT AGREEMENT

among

CAPL JKM Partners LLC,
a Delaware limited liability company,
as the Borrower

CAPL JKM Holdings LLC,
a Delaware limited liability company,
as Holdings

MANUFACTURERS AND TRADERS TRUST COMPANY,
as Administrative Agent, Swingline Lender and Issuing Bank

AND THE OTHER LENDERS PARTY HERETO

Dated as of July 16, 2021

_______________________________________________________

38736198

TABLE OF CONTENTS

Page No.

ARTICLE I CERTAIN DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01	Certain Definitions1
Section 1.02	Terms Generally34
Section 1.03	Accounting Principles35

ARTICLE II CREDIT FACILITIES

Section 2.01	Revolving Credit Loans35
Section 2.02	Swingline Loan Subfacility37
Section 2.03	Letter of Credit Subfacility38
Section 2.04	Term Loans42
Section 2.05	Interest Terms Applicable To The Loans45
Section 2.06	Pro Rata Treatment And Payments47
Section 2.07	Application Of Payments49
Section 2.08	Increased Costs49
Section 2.09	Taxes50
Section 2.10	Mitigation Obligations; Replacement of Lenders53
Section 2.11	Cash Collateral54
Section 2.12	Defaulting Lenders55
Section 2.13	Fees57
Section 2.14	Payments57
Section 2.15	Advancements57
Section 2.16	Swap Obligations; Keepwell58
Section 2.17	Increase in Commitments58

ARTICLE III REPRESENTATIONS AND WARRANTIES

Section 3.01	Organization and Qualification59
Section 3.02	Capitalization and Ownership59
Section 3.03	[Reserved]60
Section 3.04	Power and Authority60
Section 3.05	Validity and Binding Effect60
Section 3.06	No Conflict60
Section 3.07	Litigation60
Section 3.08	Financial Statements; Financial Projections60
Section 3.09	Margin Stock61
Section 3.10	Full Disclosure61
Section 3.11	Tax Returns and Payments61
Section 3.12	Consents and Approvals61
Section 3.13	No Default61
Section 3.14	Compliance with Laws61
Section 3.15	ERISA Compliance61
Section 3.16	Title to Properties62
Section 3.17	Insurance62
Section 3.18	Employment Matters62

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Section 3.19	Solvency62
Section 3.20	Material Contracts63
Section 3.21	Patents, Trademarks, Copyrights, Licenses, Etc.63
Section 3.22	Liens63
Section 3.23	Environmental Compliance63
Section 3.24	Anti-Money Laundering/International Trade Law Compliance63

ARTICLE IV CONDITIONS PRECEDENT

Section 4.01	Conditions to Closing63
Section 4.02	Conditions To Advances Of Proceeds Of Loans (other than Term Loans) And Issuances Of Letters Of Credit After Closing Date66
Section 4.03	Conditions To Advances Of Proceeds Of Term Loans After Closing Date66

ARTICLE V AFFIRMATIVE COVENANTS

Section 5.01	[Reserved]67
Section 5.02	Insurance67
Section 5.03	[Reserved]67
Section 5.04	Notice Of Litigation And Proceedings68
Section 5.05	[Reserved]68
Section 5.06	Notice Of Change Of Business Location Or Of Jurisdiction of Organization; Notice of Name Change68
Section 5.07	Payment of Taxes68
Section 5.08	Notice Of Events Affecting Collateral68
Section 5.09	Reporting Requirements68
Section 5.10	Preservation of Existence, Etc70
Section 5.11	Maintenance of Assets and Properties70
Section 5.12	Compliance with Laws70
Section 5.13	Inspection Rights and Appraisals70
Section 5.14	Environmental Matters and Indemnification71
Section 5.15	Use Of Proceeds71
Section 5.16	LTV Ratio71
Section 5.17	[Reserved].71
Section 5.18	Material Contracts71
Section 5.19	[Reserved]71
Section 5.20	Additional Loan Parties71
Section 5.21	Flood Matters72

ARTICLE VI NEGATIVE COVENANTS

Section 6.01	Liens73
Section 6.02	Investments73
Section 6.03	Indebtedness74
Section 6.04	Fundamental Changes74
Section 6.05	Dispositions75
Section 6.06	Restricted Payments75
Section 6.07	Change in Nature Of Business76
Section 6.08	Transactions With Affiliates76
Section 6.09	Burdensome Agreements; Negative Pledges76
Section 6.10	[Reserved]76
Section 6.11	Change in Accounting77
Section 6.12	Consolidated Leverage Ratio77

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Section 6.13	Consolidated Fixed Charge Coverage Ratio77
Section 6.14	Anti-Money Laundering/International Trade Law Compliance77

ARTICLE VII EVENTS OF DEFAULT

Section 7.01	Failure To Pay77
Section 7.02	Violation Of Covenants78
Section 7.03	Representation Or Warranty78
Section 7.04	Cross-Default78
Section 7.05	Judgments78
Section 7.06	[Reserved]78
Section 7.07	Involuntary Insolvency Proceedings78
Section 7.08	Voluntary Insolvency Proceedings78
Section 7.09	[Reserved]78
Section 7.10	Collateral78
Section 7.11	ERISA79
Section 7.12	Injunction79
Section 7.13	Change In Control79

ARTICLE VIII RIGHTS AND REMEDIES OF CREDIT PARTIES
ON THE OCCURRENCE OF AN EVENT OF DEFAULT

Section 8.01	Credit Parties’ Specific Rights And Remedies79
Section 8.02	Automatic Acceleration79
Section 8.03	Consent To Appointment Of Receiver80
Section 8.04	Remedies Cumulative80
Section 8.05	Application Of Funds80

ARTICLE IX THE ADMINISTRATIVE AGENT

Section 9.01	Appointment81
Section 9.02	Exculpatory Provisions81
Section 9.03	Reliance by Administrative Agent82
Section 9.04	Delegation of Duties82
Section 9.05	Resignation of Administrative Agent83
Section 9.06	Non-Reliance on Administrative Agent and Other Lenders83
Section 9.07	Administrative Agent May Hold Collateral For Lenders and Others83
Section 9.08	The Administrative Agent In Its Individual Capacity84
Section 9.09	Administrative Agent May File Proofs of Claim84
Section 9.10	Collateral and Guaranty Matters84
Section 9.11	No Reliance on Administrative Agent’s Customer Identification Program85
Section 9.12	No Other Duties, Etc85
Section 9.13	Return of Payments85
Section 9.14	Bank Products and Swap Obligations87

ARTICLE X MISCELLANEOUS

Section 10.01	Waivers and Amendments87
Section 10.02	Successors and Assigns88
Section 10.03	Participations91
Section 10.04	Pledges92
Section 10.05	Resignations Of Issuing Bank And Swingline Lender92
Section 10.06	No Advisory or Fiduciary Responsibility92

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Section 10.07	Right of Setoff92
Section 10.08	Expenses; Indemnity; Damage Waiver93
Section 10.09	Course of Conduct95
Section 10.10	Notices; Effectiveness; Electronic Communication95
Section 10.11	Treatment of Certain Information; Confidentiality97
Section 10.12	Counterparts And Integration97
Section 10.13	Electronic Execution98
Section 10.14	Severability98
Section 10.15	Survival98
Section 10.16	[Reserved]98
Section 10.17	Advertisement98
Section 10.18	Acknowledgments99
Section 10.19	Governing Law99
Section 10.20	Jurisdiction99
Section 10.21	Venue99
Section 10.22	Service Of Process99
Section 10.23	WAIVER OF JURY TRIAL99
Section 10.24	USA Patriot Act Notice100
Section 10.25	Real Property Parcel Release100
Section 10.26	Benchmark Replacement Setting100

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SCHEDULES

Schedule 1.01(a) Appraised Identified Speedway Sites and Purchase Price

Schedule 1.01(b)Attributable EBITDA

Schedule 1.01(c)Lender Commitments

Schedule 1.02Guarantors

Schedule 1.03Permitted Encumbrances

Schedule 1.04Real Property Parcels

Schedule 3.02Capitalization and Subsidiaries; Loan Parties

Schedule 3.20Material Contracts

Schedule 6.03Indebtedness

EXHIBITS

Exhibit AForm of Assignment And Assumption

Exhibit BForm of Compliance Certificate

Exhibit C[Reserved]

Exhibit DForm of Revolving Credit Note

Exhibit EForm of Swingline Note

Exhibit FForm of Term Loan Note

Exhibit GForm of Revolving Credit Loan Request

Exhibit HForm of Term Loan Request

Exhibit INotice of Election

Exhibit J-1Certificate pursuant to §881(c)

Exhibit J-2U.S. Tax Compliance Certificate

Exhibit J-3U.S. Tax Compliance Certificate

Exhibit J-4U.S. Tax Compliance Certificate

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of July 16, 2021, by and among CAPL JKM Partners LLC, a Delaware limited liability company (the “Borrower”), CAPL JKM Holdings LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and each a “Lender”), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as Administrative Agent, Swingline Lender and Issuing Bank.

RECITALS:

The Borrower has requested that the Lenders extend loans and other financial accommodations to the Borrower as more particularly described in this Credit Agreement.

The Lenders have agreed to provide such loans and financial accommodations to the Borrower in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other valuable consideration, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

ARTICLE I
CERTAIN DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01Certain Definitions

.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Accepted Real Property Parcels” means collectively those Real Property Parcels which satisfy the following criteria:

(a)a Loan Party owns either fee simple title to such Real Property Parcel or leasehold title to such Real Property Parcel pursuant to a ground lease, having a remaining term (together with options exercisable solely at the option of a Loan Party) of not less than five (5) years, which lease (or a memorandum thereof) has been recorded among the land records of the appropriate jurisdiction;

(b)the applicable Loan Party has granted to the Administrative Agent, for the benefit of the Lenders, a first priority mortgage lien (subject to Permitted Encumbrances) on such Loan Party’s interest in such Real Property Parcel pursuant to a Mortgage in form and substance reasonably satisfactory to the Administrative Agent;

(c)the Administrative Agent has received a Title Insurance Policy with respect to such Real Property Parcel and, if an exception to the Title Insurance Policy with respect to such Real Property Parcel would arise without an ALTA survey, an ALTA survey in form and substance reasonably acceptable to the Administrative Agent;

(d)in the event a Loan Party owns leasehold title to such Real Property Parcel, the Administrative Agent has received from the fee simple owner of such property (and, in the event a Loan Party has leasehold title through a sublease, also from the sublessor of such property) an estoppel or other agreement regarding the ground lease (or sublease, as the case may be) in form and substance reasonably acceptable to the Administrative Agent to the extent reasonably requested by the Administrative Agent;

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(e)in the event a Loan Party has leasehold title to such Real Property Parcel and the fee simple interest in such Real Property Parcel is subject to a mortgage lien which is not subordinate to the applicable Loan Party’s leasehold title, the Administrative Agent has received evidence reasonably acceptable to the Administrative Agent that the leasehold title of such Loan Party (and its successors and assigns) has the benefit of a non-disturbance agreement from the holder of such mortgage lien to the extent reasonably requested by the Administrative Agent; and

(f)the Administrative Agent has received (x) evidence of flood insurance in an amount not less than the amount required by Flood Laws with respect to each such Real Property Parcel constituting a Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program or (y) a recently-issued flood hazard determination certificate evidencing that such Real Property Parcel is not a Flood Hazard Property.

“Adjusted Base Rate” means that rate of interest equal to the Base Rate plus the Applicable Margin.

“Adjusted Base Rate Borrowing” means each amount of the unpaid principal balance of a Loan which accrues interest at the Adjusted Base Rate.

“Adjusted LIBOR Rate” means for any LIBOR Borrowing for any Interest Period, an interest rate per annum that is equal to the LIBOR Rate for such Interest Period plus the Applicable Margin.

“Administrative Agent” means M&T Bank, in its capacity as Administrative Agent for the Lenders in accordance with this Agreement, and its successors and assigns in such capacity as authorized by the terms of this Agreement.

“Affiliate” means, with respect to a specified Person, another Person that (i) directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or (ii) directly or indirectly owns, or possesses power to vote, twenty-five percent (25%) or more of the issued and outstanding Equity Interests of such Person.

“Agent Parties” has the meaning provided in Section 10.10.4.

“Agreement” means this Credit Agreement, as it may be amended, restated, amended and restated, supplemented or modified from time to time, together with all schedules and exhibits hereto.

“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time and in each case as applicable to the Borrower, any of the other Loan Parties and any of their Restricted Subsidiaries.

“Applicable Margin” means the following percentages corresponding to the Consolidated Leverage Ratio in effect as of the most recent Calculation Date:

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		applicaBLE MARGIN FOR ADJUSTED BASE RATE BORROWINGS		APPLICABLE MARGIN FOR LIBOR BORROWINGS
tier LEVEL	Consolidated Leverage Ratio	revolving CREDIT loans and swingline loans	term loans	revolving CREDIT loans	term loans	APPLICABLE MARGIN FOR Revolving CREDIT UNUSED FEEs	APPLICABLE MARGIN FOR Letter of Credit FEES
1	˃ 5.00	1.50%	1.50%	2.50%	2.50%	0.375%	2.50%
2	≤ 5.00, but ˃ 4.50	1.25%	1.25%	2.25%	2.25%	0.375%	2.25%
3	≤ 4.50, but ˃ 4.00	1.00%	1.00%	2.00%	2.00%	0.30%	2.00%
4	≤ 4.00, but ˃ 3.25	0.75%	0.75%	1.75%	1.75%	0.30%	1.75%
5	≤ 3.25	0.50%	0.50%	1.50%	1.50%	0.25%	1.50%

The initial Applicable Margin shall be based on Tier Level 1.  Beginning with the first Calculation Date after the delivery of the quarterly financial statements for the Fiscal Quarter ending December 31, 2021 pursuant to Section 5.09.3 hereof, and on each Calculation Date thereafter, the Applicable Margin shall be determined and adjusted by the then current Consolidated Leverage Ratio as determined in accordance with the most recent Compliance Certificate provided by the Borrower in accordance with Section 5.09.7 hereof.  If the Borrower fails to timely provide a Compliance Certificate for any Fiscal Quarter of the Borrower as required by and within the time limitations set forth in Section 5.09.7 hereof, the Applicable Margin from the applicable date of such failure shall be based on Tier Level 1 until two (2) Business Days after a Compliance Certificate has been provided, whereupon the applicable Tier Level shall be determined by the Consolidated Leverage Ratio set forth in such Compliance Certificate.  Except as set forth above, each Applicable Margin shall be effective from a Calculation Date until the next Calculation Date.  If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Borrower or the Administrative Agent determine that (a) the Consolidated Leverage Ratio (or any component thereof) as calculated by the Borrower as of any applicable date was inaccurate, and (b) a proper calculation would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the account of the applicable Lenders or the Issuing Bank, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  Borrower’s obligations to make such payment shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Appraised Value” means, for any of the Real Property Parcels, the fair market value of such parcel as evidenced by an appraisal of such Real Property Parcel obtained by the Administrative Agent prior to the Closing Date or, to the extent reasonably acceptable to the Administrative Agent, after the Closing Date and prior to the applicable Term Loan Borrowing Date with respect to such Real Property Parcel; provided that if any Real Property Parcel is thereafter reappraised, pursuant to an appraisal addressed to the Administrative Agent which is in a form reasonably acceptable to the Administrative Agent, then the “Appraised Value” for such Real Property Parcel shall be the value as shown in such reappraisal; provided, further, that for the properties listed on Schedule 1.01(a) the initial “Appraised Value” shall be as set forth on Schedule 1.01(a) attached hereto.

“Approved Fund” means a Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARPP Release” has the meaning provided by Section 10.25.

“Arranger” means M&T Bank, in its capacity as arranger of the Loans.

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“Assignment And Assumption” means an Assignment And Assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Officer” means, with respect to any Person (other than a natural Person), any officer, partner, manager or other representative authorized to act on behalf of such Person and shall include, with respect to any Loan Party, those Persons duly designated as such in any incumbency certificates delivered to the Administrative Agent from time to time.

“Automatic Continuation Election” means, in connection with any particular LIBOR Borrowing, an election by the Borrower that upon the expiration of the applicable Interest Period for such LIBOR Borrowing interest shall continue to accrue at the Adjusted LIBOR Rate for another Interest Period of the same duration as the preceding Interest Period, with such automatic continuation of one Interest Period after another continuing until the Borrower provides the Administrative Agent with written notice terminating such election.

“Available Tenor” has the meaning provided by Section 10.26.6.

“Bank Products” means any one or more of the following types of services or facilities extended to any of the Loan Parties by any Credit Party or Affiliate of a Credit Party: (a) Automated Clearing House (ACH) transactions and other similar money transfer services; (b) cash management, lockbox services and other similar services; (c) establishing and maintaining deposit accounts; (d) credit cards or stored value cards; and (e) other similar or related bank products and services.

“Bankruptcy Code” means the bankruptcy code of the United States of America codified in Title 11 of the United States Code, as from time to time amended or supplemented.

“Base Rate” means, for any day, the fluctuating rate per annum equal to the highest of (a) the Prime Rate for such day, (b) the Federal Funds Rate in effect on such day plus fifty (50) Basis Points, and (c) the one-month LIBOR Rate, determined on a daily basis, plus one-hundred (100) Basis Points. Any change in the Base Rate shall be effective on the opening of business on the day of such change.

“Basis Point” means one one-hundredth (.01) of one percent.

“Benchmark” has the meaning provided by Section 10.26.6.

“Benchmark Replacement” has the meaning provided by Section 10.26.6.

“Benchmark Replacement Adjustment” has the meaning provided by Section 10.26.6.

“Benchmark Replacement Conforming Changes” has the meaning provided by Section 10.26.6.

“Benchmark Replacement Date” has the meaning provided by Section 10.26.6.

“Benchmark Transition Event” has the meaning provided by Section 10.26.6.

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“Benchmark Unavailability Period” has the meaning provided by Section 10.26.6.

“Bona Fide Debt Fund” means any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business and with respect to which no personnel involved with the investment in the relevant competitor, or the management, control or operation thereof, directly or indirectly, possesses the power to direct or cause the investment policies of such fund, vehicle or entity.

“Borrowing Date” means any Business Day on which the Borrower has requested that the Lenders advance proceeds of the Term Loans, Revolving Credit Loans or that the Swingline Lender advance proceeds of the Swingline Loans, as the case may be, to or for the account of the Borrower.

“Business Day” means (a) any day other than a Saturday or Sunday or a legal holiday on which commercial banks in either the State of New York or the State of Maryland are authorized or required to be closed under the Laws of either the State of New York or the State of Maryland, and (b) if the applicable Business Day relates to any day for the determination of a LIBOR Rate, any day that satisfies the conditions of clause (a) above which is also a day on which dealings in Dollar deposits are conducted by and between banks in the London Interbank Eurodollar Market.

“Calculation Date” means the date occurring two (2) Business Days immediately following the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 5.09.7 hereof.

“Capital Lease” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any lease or other such arrangement that would not have been treated as a “capital lease” under GAAP prior to the adoption of FASB ASC 842 may, in the sole discretion of the Borrower, be deemed to be accounted for as an operating lease and not as a capital lease, even if, as a result of a change in GAAP, such leases are required to be accounted for as a capital lease.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Capital Expenditures” means, with respect to any Person for any applicable period, the capital expenditures of such Person made during such period, excluding (i) any capital expenditures paid from proceeds of Indebtedness (other than proceeds of Indebtedness arising from borrowings under any working capital line of credit or similar short term financing, including, without limitation, the Revolving Credit Loans or the Swingline Loans), (ii) capital expenditures for site rebranding required as part of the purchase of the Identified Speedway Sites and subject to third party reimbursement and (iii) for any period ending on or prior to September 30, 2022, up to $5,500,000 of unreimbursed site rebranding expenses incurred by any Loan Party.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and/or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, or as otherwise required under this

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Agreement with respect to other Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (b) time deposits, certificates of deposit and Eurodollar time deposits with maturities of not more than six months from the date of acquisition, bankers’ acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case with the Administrative Agent or any Lender or with any domestic commercial bank having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of any of the types described in clause (a) or (b) and entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper maturing in one hundred eighty (180) days or less rated not lower than A-1 or A-2 by Standard & Poor’s Ratings Group or P-1 or P-2 by Moody’s Investors Service, Inc. on the date of acquisition, and (e) interests in pooled investment funds (including mutual funds and money market funds) the assets of which are invested in investments referred to in items (a) through (d) above.

“Cash Taxes” means, with respect to any referenced Person, for any applicable period, the taxes paid in cash by such Person during such period.

“Casualty Event” means any loss of or damage to, or any condemnation or other taking of, any of the Collateral for which any Loan Party receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“CEA” means the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Control” means (a) CrossAmerica no longer owns, directly or indirectly, at least fifty-one percent (51%) of the voting Equity Interest in Holdings or (ii) Holdings no longer directly owns one hundred percent (100%) of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing” means the execution and delivery of this Agreement by the parties hereto on the Closing Date.

“Closing Date” means July 16, 2021.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the tangible and intangible assets and real and personal property of the Loan Parties which are pledged from time to time to the Credit Parties in accordance with the Security Documents to secure the Obligations; provided that the Collateral shall not include any Excluded Property.  Notwithstanding anything to the contrary in this Agreement, the Security Documents or any other Credit Document, (i) no control, lockbox or similar arrangements nor any control agreements relating to the Borrower’s or any other Loan Party’s bank accounts (including deposit, securities or commodities accounts) shall be required other than with respect to Cash Collateral, (ii) no actions required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Capital Stock or other Equity Interests of any Foreign Subsidiary and any non-U.S. intellectual property or Real Property Parcels) or to perfect or make enforceable any security interests in such assets and (iii) no leasehold Mortgage shall be required to be executed and delivered by any Loan Party (and no actions in connection with such leasehold interest shall be required to be taken) to the extent such Mortgage is not required for the Loan Parties to satisfy the requirement set forth in Section 5.16.

“Commercial Account” means the commercial checking account to be established and maintained with the Administrative Agent by the Borrower and which may be utilized as the means of advancing funds under the Loans.

“Commitment Percentages” means, with respect to any Lender, such Lender’s Revolving Credit Commitment Percentage and Term Loan Commitment Percentage, and with respect to all Lenders, all of the Revolving Credit Commitment Percentages and all of the Term Loan Commitment Percentages.

“Commitment Period” means, (a) with respect to the Term Loans, the period from and including the Closing Date to and including, the Term Loan Commitment Expiration Date, (b) with respect to Revolving Credit Loans, the period from and including the Closing Date to but not including the Revolving Credit Termination Date, and (c) with respect to Swingline Loans, the period from and including the Closing Date to but not including the Swingline Termination Date.

“Commitments” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment and its obligations hereunder to purchase participations in L/C Obligations and Swingline Loans.

“Communications” has the meaning provided by Section 10.10.4.

“Competitor” means any Person that in the ordinary course of its business engages in the business activity of selling petroleum products and convenience store products and is a business competitor of the Borrower, any other Loan Party or any of their respective Restricted Subsidiaries.

“Compliance Certificate” means a certificate provided by the Borrower in accordance with the requirements of Section 5.09.7 of this Agreement substantially in the form of Exhibit B attached hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA”  means for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following (without duplication) to the extent deducted in calculating Consolidated Net Income for such period: (i) Consolidated Interest Charges for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) all non-cash losses, charges and expenses (or

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minus non-cash income or gain), including non-cash adjustments resulting from the application of purchase accounting, non-cash expenses arising from grants of stock appreciation rights, stock options or restricted stock, non-cash impairment of goodwill and other long term intangible assets, unrealized non-cash losses (or minus unrealized non-cash gains) under Swap Agreements or hedges for the fuel inventory during such period, unrealized non-cash losses (or minus unrealized non-cash gains) in such period due solely to fluctuations in currency values, but excluding any non-cash loss or expense (x) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (y) relating to a write-down, write off or reserve with respect to accounts receivable or Inventory, (v) extraordinary, unusual or non-recurring charges, expenses or losses (as determined by the Borrower in good faith) in an aggregate amount not to exceed $1,500,000 in any twelve (12) month period, (vi) fees, costs and expenses paid in cash incurred in connection with the closing of the Loans and Permitted Acquisitions in an aggregate amount that does not exceed, together with all amounts added back pursuant to clause (vii) below, fifteen percent (15%) of Consolidated EBITDA (prior to giving effect to such add-backs), (vii) fees, costs and expenses paid in cash incurred in connection with any permitted equity offering, permitted Investment, acquisition, permitted Disposition, permitted recapitalization or incurrence of permitted Indebtedness (in each case, whether or not consummated), including non-operating or non-recurring professional fees, costs and expenses related thereto, in aggregate amount that does not exceed, together with all amounts added back pursuant to clause (vi) above, fifteen percent (15%) of Consolidated EBITDA (prior to giving effect to such add-backs), and (viii) losses from discontinued operations, minus (b) the following (without duplication) to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period, (ii) extraordinary, unusual and non-recurring gains for such period (including gains on asset sales outside the ordinary course for such period (which, for the avoidance of doubt, shall not apply to any Disposition pursuant to Section 6.05(a), (b), (e), (f), (g), (h), (i), (k), (l), (m), (o) or (q)).

Notwithstanding the foregoing, for the purposes of determining compliance with the Financial Covenants, the portion of Consolidated EBITDA attributable to each Identified Speedway Site (i) for the first three Fiscal Quarters of 2021 shall equal such amount designated as the “EBITDA” therefor in Schedule 1.01(b) for each such Fiscal Quarter and (ii) with respect to any Identified Speedway Site acquired during the Fiscal Quarter ending December 31, 2021, shall equal (A) the actual portion of Consolidated EBITDA attributable to such Identified Speedway Site for the portion of such Fiscal Quarter it was owned by a Loan Party plus (B) a pro rata portion of the amount designated as the “EBITDA” therefor in Schedule 1.01(b) for such portion of such Fiscal Quarter prior to its acquisition by a Loan Party.

“Consolidated Fixed Charges” means, for any period of determination for the Borrower and its Subsidiaries determined on a consolidated basis, the sum of:  (a) Consolidated Interest Charges to the extent such Consolidated Interest Charges are paid in cash or are required to have been paid in cash (it being understood and agreed that any debt discount shall be deemed not to be paid in cash or required to have been paid in cash) and (b) scheduled principal payments of Consolidated Funded Indebtedness (including the principal components of Capital Lease payments). The following shall not be included in the definition of Consolidated Fixed Charges: (i) any Mandatory Prepayments and any similar mandatory prepayments required under any other Consolidated Funded Indebtedness and (ii) any voluntary prepayments of the Obligations and any other Consolidated Funded Indebtedness.  For purposes of calculating the Consolidated Fixed Charge Coverage Ratio, (i) Consolidated Interest Charges for the first four fiscal quarters ending after the Closing Date shall be annualized and calculated as follows: from the Closing Date through the end of the fourth fiscal quarter ending after the Closing Date, such amount during such period shall be divided by the number of days in such period and then multiplied by 365 days, and (ii) scheduled principal payments for such period shall be annualized and calculated as follows: for the (A) first fiscal quarter following the Closing Date, the actual amount for such quarter times four (4), (B) second fiscal quarter following the Closing Date, the actual amount for such fiscal quarter plus the actual amount for the first fiscal quarter following the Closing Date times two (2), and (C) for the third fiscal quarter following the Closing Date, the actual amount for such fiscal quarter plus the actual amount for the first

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fiscal quarter following the Closing Date plus the actual amount for the second fiscal quarter following the Closing Date times four-thirds (4/3).

“Consolidated Fixed Charge Coverage Ratio” means the ratio for the four (4) consecutive Fiscal Quarters most recently ended prior to any date of determination of (a) Consolidated EBITDA for such period minus (i) Cash Capital Expenditures paid during such period, (ii) Cash Taxes during such period and (iii) Restricted Payments (other than pursuant to Section 6.06(b) or 6.06(c)) paid by Holdings in cash during such period, to (b) Consolidated Fixed Charges for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations owing by the Loan Parties with respect to the Loans) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (other than obligations of the type described in Section 6.03(o) and related indemnity obligations), (b) all purchase money Indebtedness, (c) the amount drawn but not reimbursed under any letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of acquisitions and other Investments, including earnouts to the extent due and payable but excluding any trade accounts payable in the ordinary course of business not past due for more than one hundred eighty (180) days after the date on which such trade account payable was created, (f) Attributable Indebtedness in respect of Capital Leases and (e) without duplication, guarantees of the foregoing of other Persons (other than another Loan Party or Restricted Subsidiary of a Loan Party).

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discounts, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP, and (c) the implied interest component of Synthetic Lease Obligations with respect to such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (x) Consolidated Funded Indebtedness as of such date of determination minus (y) unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries in an amount not to exceed $10,000,000 in accounts at M&T Bank or in accounts at another account bank and subject to a first lien control agreement in favor of the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent (it being agreed that up to $1,000,000 of unrestricted cash and Cash Equivalents that are held in one or more accounts at financial institutions other than M&T Bank may be deducted without any requirement that such accounts be subject to a control agreement in favor of the Administrative Agent) to (b) Consolidated EBITDA for the period of the four (4) Fiscal Quarters most recently ended prior to such date of determination.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period determined in accordance with GAAP.

“Consolidated Total Assets” means the consolidated total assets of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP as of the date of the financial statements most recently delivered (or required to be delivered) pursuant to Section 5.09.3 or 5.09.4 hereunder.

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“Contamination” means the presence of any Hazardous Substance at any real property owned or leased by any Loan Party which may require investigation, clean-up or remediation under any Environmental Law.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, with respect to CrossAmerica, any other investment fund or similar Person that (i) is organized for the purpose of making equity investments in one or more companies and (ii) is Controlled by, or is under common Control with, CrossAmerica.

“Corresponding Tenor” has the meaning provided by Section 10.26.6.

“Covered Entity” means the Borrower, the Guarantors and each of their Restricted Subsidiaries.

“Credit Documents” means collectively, this Agreement, any Notes, the Security Documents, the L/C Documents and all agreements, instruments and documents evidencing or securing the Obligations, and all amendments and modifications thereto; provided, however, that the definition of “Credit Documents” is not intended to include Swap Agreements or any agreements relating to Bank Products.

“Credit Parties” means the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Bank, and their respective successors and assigns as permitted by the terms of this Agreement.

“Credit Party Expenses” means, without duplication (a) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and, if reasonably necessary, a single local counsel, as applicable, in each relevant jurisdiction and a single regulatory counsel) arising out of, or pertaining to, this Agreement, any of the other Credit Documents or the Obligations, the syndication of the credit facilities provided for herein, or otherwise in connection with such credit facilities, (b) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent relating to the Platform or to Intralinks, SyndTrak or to any other dedicated agency web page on the internet to distribute to the Lenders and to other investors or potential investors any required documentation and financial information regarding the Credit Documents and the Loans; provided, however, while M&T Bank is the Administrative Agent, such costs and expenses shall be limited to the “Administrative Agent Fee” set forth in the Fee Letter, (c) reasonable and documented out-of-pocket taxes and insurance premiums advanced or otherwise paid by the Administrative Agent or any other Credit Party in connection with the Collateral or on behalf of any of the Loan Parties, in each case in accordance with this Agreement or any other Credit Document, (d) reasonable and documented out-of-pocket filing and recording costs, title insurance premiums, environmental and consulting fees, audit fees, search fees, flood area certification fees, appraisal fees, and other reasonable and documented out-of-pocket expenses paid or incurred by the Administrative Agent, in each case in accordance with this Agreement or any other Credit Document, (e) reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and, if reasonably necessary, a single local counsel, as applicable, in each relevant jurisdiction and a single regulatory counsel) in the collection of the accounts (with or without the institution of legal action) of any Loan Party, or to enforce any provision of this Agreement or any other Credit Document on behalf of the Credit Parties, or in gaining possession of, maintaining, handling, evaluating, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell or foreclose

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upon the Collateral of any of the Loan Parties whether or not a sale is consummated, (f) reasonable and documented out-of-pocket costs and expenses of litigation incurred by the Credit Parties (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Credit Parties taken as a whole and, if reasonably necessary, a single local counsel, as applicable, in each relevant jurisdiction and a single regulatory counsel to the Credit Parties taken as a whole), in enforcing or defending this Agreement or any portion hereof or any other Credit Document, or in collecting any of the Obligations after the occurrence and during the continuance of any Event of Default, (g) reasonable and documented out-of-pocket travel expenses of the Administrative Agent or its agents (including its counsel and consultants) related to any of the foregoing, and (h) all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Issuing Bank and, if reasonably necessary, a single local counsel, as applicable, in each relevant jurisdiction and a single regulatory counsel), incurred by the Issuing Bank in connection with Letters of Credit and L/C Obligations.

“CrossAmerica” means CrossAmerica Partners, LP and its Controlled Investment Affiliates.

“Daily Simple SOFR” has the meaning provided by Section 10.26.6.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, insolvency, assignment for the benefit of creditors, moratorium, rearrangement, receivership, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any occurrence, event or condition which with notice, the passage of time, or both would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.12.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied or generally under other agreements in which it commits to extend credit), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so

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long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12.2) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Default Rate” means (a) with respect to the Loans, the interest rate otherwise applicable at such time (or, if any such amount does not relate to a borrowing under a specific tranche of the Loans, Adjusted Base Rate) plus two hundred (200) Basis Points per annum; or (b) with respect to the Letters of Credit, the Letter of Credit Fees otherwise payable under this Agreement plus two hundred (200) Basis Points per annum.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any real or personal property by any Loan Party (other than the sale or lease of Inventory in the ordinary course of business), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means (a) any Person that is a competitor of the Borrower and its Subsidiaries and designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and (b) any other Person that is an Affiliate of a person identified in clause (a) that is (x) identified to the Borrower in writing to the Administrative Agent or (y) clearly identifiable as an Affiliate solely on the basis of the similarity of its name; provided that “Disqualified Institutions” shall exclude (i) any Bona Fide Debt Fund and (ii) any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Disqualified Stock” means any Capital Stock or Equity Interest that, by its terms (or by the terms of any security or other Stock or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable (other than solely for Qualified Stock and cash in lieu of fractional shares of such Capital Stock or other Equity Interest), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Stock and cash in lieu of fractional shares of such Capital Stock or other Equity Interest) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for (unless at the sole option of the issuer thereof) Indebtedness or any other Capital Stock or other Equity Interest that would constitute Disqualified Stock, in each case of the foregoing clauses (a) through (d), prior to the date that is 91 days after the Term Loan Maturity Date at the time such Capital Stock or other Equity Interest is issued; provided that if such Capital Stock or other Equity Interests are issued to any employee or pursuant to a plan for the benefit of Holdings or its Subsidiaries or by any such plan to such officers or employees, such Capital Stock or other Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Capital Stock or other Equity Interests of such Person

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that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Stock or other Equity Interests that is not Disqualified Stock, such Capital Stock or other Equity Interests shall not be deemed to be Disqualified Stock.

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the Laws of the United States or any state thereof or under the Laws of the District of Columbia.

“DQ List” means any list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time.

“Early Opt-in Effective Date” has the meaning provided by Section 10.26.6.

“Early Opt-in Election” has the meaning provided by Section 10.26.6.

“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Credit Document becomes effective with respect to such Swap.  For the avoidance of doubt, the Eligibility Date shall be the date such Swap becomes effective if this Agreement or any other Credit Document is then in effect with respect to such Loan Party; otherwise, it shall be the Closing Date of this Agreement with respect to the Borrower or with respect to any other Loan Party the date of execution and delivery of the applicable Credit Documents by such Loan Party  unless such Credit Documents specify a subsequent effective date.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than those Persons expressly excluded below) approved (each such approval not to be unreasonably withheld or delayed) by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Issuing Bank and the Swingline Lender, and (iii) unless an Event of Default pursuant to Section 7.01, 7.07 or 7.08 has occurred and is continuing, the Borrower; provided that notwithstanding the foregoing, the definition of “Eligible Assignee” shall not include (A) any Defaulting Lender or a Subsidiary thereof, (B) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), (C) any Loan Party or any Affiliate or Subsidiary of a Loan Party, or (D) any Person that was a Disqualified Institution as of the Trade Date on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations, under this Agreement to such Person (unless the Borrower has consented to such assignment in writing, in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  The Borrower shall be deemed to have approved any proposed assignee (other than with respect to a Disqualified Institution) unless the Borrower objects to such proposed assignee by written notice to the Administrative Agent within ten (10) Business Days after having received notice of the proposal of such assignee.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of human health and the environment or the release of any materials into the environment, including those related to Hazardous Materials or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any of the

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Loan Parties directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, the shares of Capital Stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all other ownership or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common Control with the Loan Parties within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“Event of Default” has the meaning given to such term in Article VII hereof of this Agreement.

“Excluded Property” means (i) motor vehicles, aircrafts and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (ii) (a) letter of credit rights, except the extent perfection can be accomplished by filing of a UCC financing statement and (b) commercial tort claims in an amount reasonably estimated by the Borrower to be less than $250,000, (iii) pledges and security interests prohibited by any applicable law, rule or regulation (including the requirement to obtain consent of any Governmental Authority) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (iv) any lease, permit, license or other agreement or any property subject to (a) a purchase money security interest, (b) a Capital Lease or (c) other similar arrangement not prohibited under this Agreement, in each case, to the extent the grant of a security interest therein would violate or invalidate such lease, permit, license or agreement, purchase money, Capital Lease, or other arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than Holdings or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (v) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security afforded thereby, (vi) voting Capital Stock in excess of 65% of the voting Capital Stock of any first tier CFC or FSHCO or any of the Capital Stock of a Subsidiary of a CFC or FSHCO, (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted by the terms thereof after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, (viii) any U.S. trademark application filed on the basis of an intent-to-use such trademark prior to the filing with and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.), to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (ix) (a) payroll and other employee wage and benefit accounts, (b) sales tax accounts, (c) bona fide escrow accounts for the benefit of unaffiliated third parties in connection with transactions not otherwise prohibited under any Credit Document and (d) fiduciary or trust accounts for the benefit of unaffiliated third parties, and, in the case of clauses (a) through (d), the funds or other property held in or maintained in any such account, in each case, other than to the extent perfection may be accomplished by filing of a UCC financing statement and other than proceeds of Collateral, (x) any acquired property (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such

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prohibition, and (xi) margin stock; provided, however, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Excluded Subsidiary” means (i) any direct or indirect Subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (ii) any CFC, (iii) any Subsidiary with no material assets other than the Capital Stock or other Equity Interests of one or more CFCs (a “FSHCO”), (iv) any Subsidiary that is prohibited, but only so long as such subsidiary would be prohibited, by applicable law, rule or regulation or by any contractual obligation to a third-party existing on the Closing Date or existing at the time of acquisition thereof after the Closing Date (so long as such prohibition did not arise as part of or in contemplation of such acquisition), in each case, from guaranteeing the Obligations and/or granting security over its assets or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee and/or grant security over its assets unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (v) any Subsidiary to the extent the provision of a guarantee and/or the granting of security over assets by such subsidiary could reasonably be expected to result in adverse tax consequences (as determined in good faith by the Borrower and notified in writing to the Administrative Agent), (vi) any Immaterial Subsidiary or (vii) any other Subsidiary where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee (including any adverse tax consequences) is excessive in relation to the value afforded thereby.

“Excluded Swap Liabilities” means, with respect to any Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Credit Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap.  Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Credit Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one

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Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which a guarantee of payment or the granting of a security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a co-borrower agreement or a guarantee of a Swap Obligation would cause such obligation to be an Excluded Swap Liability but the grant of a security interest would not cause such obligation to be an Excluded Swap Liability, such Swap Obligation shall constitute an Excluded Swap Liability for purposes of the co-borrower agreement or the guaranty (as applicable) but not for purposes of the grant of the security interest, and (c) if a Swap Obligation would be an Excluded Swap Liability with respect to one or more of the Loan Parties, but not all of them, the definition of Excluded Swap Liabilities with respect to each such Loan Party shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Swap Liabilities with respect to such Loan Party, and (ii) the particular Loan Party with respect to which such Swap Obligations constitute Excluded Swap Liabilities.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.10) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09.7 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means any Net Cash Proceeds received by any Loan Party which are (a) Net Cash Proceeds of any Casualty Event to the extent such Net Cash Proceeds in respect of such Casualty Event are in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), (b) Net Cash Proceeds of a Disposition (other than from the sale of any Real Property Parcel or from any Disposition pursuant to Section 6.05(a)(i), (b), (e), (f), (g), (h) (i), (k), (l), (m), (o) or (q)), but excluding any Disposition or series of related Dispositions resulting in Net Proceeds not in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00) unless the aggregate amount of Net Cash Proceeds relating to all such Dispositions is in excess of One Million Five Hundred Thousand Dollars ($1,500,000.00) in any Fiscal Year, (c) Net Cash Proceeds from the sale of any of the Real Property Parcels or from any Disposition pursuant to Section 6.05(d); and (d) Net Cash Proceeds arising from the issuance by any Loan Party of any Indebtedness that are not permitted under Section 6.03.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum determined (which determination shall be conclusive and binding, absent manifest error) by the Administrative Agent to be equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is

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not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent (which determination shall be conclusive and binding, absent manifest error).

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System as constituted from time to time.

“Fee Letter” means the letter agreement, dated as of June 22, 2021, between M&T Bank and the Borrower.

“Financial Covenants” means collectively Sections 6.12 and 6.13 of this Agreement.

“Fiscal Quarter” means each three (3) month fiscal period of the Borrower beginning on the first (1st) day of each consecutive January, April, July, and October during the term of this Agreement.

“Fiscal Year” means each 12-month fiscal period of the Borrower beginning each January 1st and ending on the immediately succeeding December 31st.

“Flood Hazard Property” means any improved Real Property Parcel located in an area designated by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” or having special flood or mud slide hazards.

“Flood Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the  Flood Insurance Reform Act of 2004, and (iv) the Biggert –Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing  or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be recognized by a

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significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governing State” means the State of New York.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means collectively those entities listed on Schedule 1.02 attached hereto, and any future guarantor of the Obligations.

“Guaranty and Security Agreement” mean that certain Guaranty and Security Agreement, dated as of the date hereof, by the Loan Parties in favor of the Administrative Agent.

“Guaranty Obligation” or “Guarantee” (or “guaranty” or “guarantee”) means any obligation, direct or indirect, by which a Person undertakes to guaranty, assume or remain liable for the payment of another Person’s obligations, including but not limited to (a) endorsements of negotiable instruments, (b) discounts with recourse, (c) agreements to pay upon a second Person’s failure to pay, (d) agreements to maintain the capital, working capital solvency or general financial condition of a second Person, and (e) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the non-delivery of such products, materials or supplies or the non-furnishing of such services (but excluding customary and reasonable indemnity obligations or product warranties, including to the extent entered into in connection with any acquisition or Disposition of assets not otherwise prohibited under this Agreement).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means the definition given in the preamble of this Agreement.

“Identified Speedway Site” means (i) any of the Speedway sites subject to purchase by any Loan Party pursuant to the Site Purchase Agreement and identified to the Arranger prior to the Closing Date and set forth on Schedule 1.01(a) and (ii) any other Speedway site subject to purchase by any Loan Party pursuant to the Site Purchase Agreement and proposed in writing by the Borrower to the Administrative Agent after the Closing Date, and approved in writing by the Administrative Agent in its sole discretion (at the time of such acceptance, Schedule 1.01(a) shall be updated with the applicable information applicable to such Speedway site), in each case of clauses (i) or (ii), unless the Borrower has notified the Administrative Agent in writing that such Speedway site is no longer an “Identified Speedway Site”.

“Immaterial Subsidiary” means, on any date of determination, any Subsidiary of the Borrower that, together with its Subsidiaries, (a) generates less than five percent (5.0%) of Consolidated EBITDA on a pro forma basis for the four fiscal quarter period for which financial statements have been delivered (or are required to have been delivered) under Section 5.09.3 or 5.09.4 that has ended on or most recently prior to such date, or (b) has total assets (including Capital Stock in other Subsidiaries and

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excluding investments that are eliminated in consolidation) of less than five percent (5.0%) of Consolidated Total Assets as reflected in the financial statements most recently delivered on or prior to such date; provided that Subsidiaries of the Borrower that are not Guarantors solely because they do not meet the thresholds set forth in clause (a) or (b) above shall not comprise in the aggregate more than ten percent (10.0%) of Consolidated Total Assets of the Borrower and its Subsidiaries on a consolidated basis (as reflected in the financial statements most recently delivered on or prior to such date) or more than ten percent (10.0%) of the Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the four fiscal quarter period for which financial statements have been delivered (or are required to have been delivered) under Section 5.09.3 or 5.09.4 that has ended on or most recently prior to such date.

“Increase Effective Date” has the meaning provided to such term in Section 2.17.4 of this Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (c) net obligations of such Person under any Swap Agreement, (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than one hundred eighty (180) days after the date on which such trade account payable was created), (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (f) obligations under any Capital Lease, (g) obligations under leases entered into in connection with sale-leaseback transactions which pursuant to GAAP are accounted for as financing obligations, (h)  all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any of its own Disqualified Stock (or any Disqualified Stock of a parent entity of such Person) prior to the date that is 91 days after the Term Loan Maturity Date, valued at, in the case of redeemable preferred Disqualified Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Guarantees of such Person in respect of any of the foregoing and (j) all Synthetic Lease Obligations of such Person.  For purposes of this definition, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided to such term in Section 10.08.2 of this Agreement.

“Information” means all information received from any Loan Party or any Affiliate of a Loan Party relating to the Loan Parties or any of their respective Subsidiaries or Affiliates or any of their respective businesses, other than any such information that is available to the Credit Parties on a non-confidential basis prior to disclosure by the Loan Parties or any of their respective Affiliates.

“Insolvency Plan” means any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

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“Insolvency Proceeding” means, with respect to any referenced Person, any case or proceeding commenced by or against such Person, under any provision of the Bankruptcy Code or under any other Debtor Relief Laws.

“Interest Payment Date” means (a) with respect to any Adjusted Base Rate Borrowing, the first Business Day of each calendar quarter, and (b) with respect to any LIBOR Borrowing, the last day of the Interest Period applicable to such Loan.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such LIBOR Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) or three (3) months thereafter, as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) the Borrower may not select any Interest Period which would end after the Revolving Credit Termination Date or the Term Loan Maturity Date, as the case may be.  For purposes hereof, the date of a LIBOR Borrowing initially shall be the date on which such LIBOR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such LIBOR Borrowing.

“Inventory” means any “inventory” within the meaning of that term under the Uniform Commercial Code.

“Investment” means, as to any referenced Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other Equity Interests in or securities of another Person, (b) a loan, advance or capital contribution to another Person (excluding accounts receivable, credit card and debit card receivables, trade credit and advances or other payments made to customers, dealers, suppliers and distributors), (c) a guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person outside of the ordinary course of business, or (d) the making of any acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” has the meaning provided by Section 10.26.6.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means M&T Bank, in its capacity as the issuer of Letters of Credit hereunder, or its successors hereunder as the issuer of Letters of Credit.

“Law” means any law (including common Law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Governmental Authority.

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“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date required under Section 2.03.4.

“L/C Commitment” means (a) the commitment of the Issuing Bank to issue Letters of Credit in an aggregate amount at any time outstanding not to exceed the Letter of Credit Sublimit, and (b) with respect to each Lender, the commitment of such Lender to purchase participation interests in the L/C Obligations up to such Lender’s Revolving Credit Commitment Percentage multiplied by the Letter of Credit Sublimit.  The L/C Commitment of each Lender is included in and is part of each Lender’s Revolving Credit Commitment and is not in addition to the Lenders’ respective Revolving Credit Commitments.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit, including but not limited to the amount of any draft paid by the Issuing Bank under any Letter of Credit, and any taxes, charges, or other costs or expenses incurred by the Issuing Bank in connection with any such payment.

“L/C Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned, or (b) any collateral security for such obligations.

“L/C Expiration Date” means the day that is five (5) Business Days prior to the Revolving Credit Termination Date (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Obligations” means, at any time, the sum of (a) the aggregate Stated Amount of all issued and outstanding Letters of Credit, plus (b) the aggregate amount of all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms, but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means the Persons that are parties to this Agreement as a “Lender” as of the Closing Date and any other Person that thereafter shall have become party hereto as a “Lender” pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a “Lender” pursuant to an Assignment and Assumption.  Unless the context requires otherwise, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued by the Issuing Bank for the account of the Borrower or any other Loan Party thereof in accordance with the terms of this Agreement.

“Letter of Credit Application” means the Issuing Bank’s then current form of application and agreement for the issuance or amendment of a Letter of Credit.

“Letter of Credit Fees” has the meaning provided to such term in Section 2.03.9 of this Agreement.

“Letter of Credit Sublimit” means an amount equal to Five Million Dollars ($5,000,000.00).

“LIBOR Borrowing” means each unpaid principal balance of a Loan which accrues interest at the Adjusted LIBOR Rate.

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“LIBOR” means, for each Interest Period, the rate per annum, equal to the highest of (a) zero percent (0.00%) per annum, and (b) (y) the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) two (2) Business Days prior to the first day in such Interest Period, divided by (z) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board for “Eurocurrency Liabilities” (as defined therein). LIBOR shall be adjusted with respect to LIBOR Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge in the nature of a security interest or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan Parties” means, collectively, the Borrower and the Guarantors (including Persons that become Guarantors after the Closing Date).

“Loan Request” means, as applicable, a Revolving Credit Loan Request or a Term Loan Request.

“Loans” means collectively the Revolving Credit Loans, the Swingline Loans and the Term Loans.

“LTV Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) the aggregate outstanding principal amount of all Term Loans on such date, plus (ii) the aggregate amount of the Lenders’ Revolving Credit Exposure on such date, to (b) the sum of (i) one hundred percent (100%) of the aggregate Appraised Values of the Accepted Real Property Parcels in which a Loan Party has fee simple interest, plus (ii) one hundred percent (100%) of the aggregate Appraised Values of the Accepted Real Property Parcels in which a Loan Party has a recorded leasehold interest and no Loan Party has a fee simple interest.

“M&T Bank” means Manufacturers and Traders Trust Company, a New York banking corporation and its successors and assigns.

“Mandatory Prepayments” has the meaning provided to such term in Section 2.04.4 of this Agreement.

“Material Adverse Change” means: (a) a material adverse effect upon the validity or enforceability of this Agreement or any of the other Credit Documents; (b) a material adverse change in, or a material adverse effect on, the business, properties, assets, financial condition or results of operations of the Borrower and the other Loan Parties, taken as a whole; or (c) a material impairment of the ability of the Borrower and the other Loan Parties, taken as a whole, to pay and perform the Obligations.

“Material Adverse Effect” means a “Material Adverse Effect” as such term is defined in the Site Purchase Agreement as of the Closing Date.

“Material Environmental Liabilities” means Environmental Liabilities in an aggregate amount of One Million Dollars ($1,000,000) after netting any insurance or indemnity proceeds and any proceeds from state or other applicable funds, in each case, received or reasonably expected to be received.

“Maturity Dates” means collectively (a) the Revolving Credit Termination Date, (b) the Swingline Termination Date and (c) Term Loan Maturity Date.

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“Minimum Borrowing Amount” means (a) with respect to the Term Loans and the Revolving Credit Loans (i)  One Hundred Thousand Dollars ($100,000.00) for Adjusted Base Rate Borrowings with minimum increments of Ten Thousand Dollars ($10,000.00) and (ii) One Million Dollars ($1,000,000.00) for LIBOR Borrowings with minimum increments of One Hundred Thousand Dollars ($100,000.00), and (b) with respect to the Swingline Loans, there shall be no minimum.

“Mortgage” means each mortgage, deed of trust or deed to secure debt that purports to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee or leasehold real property interests (including with respect to any improvements and fixtures) of the Borrower or any other Loan Party in an Accepted Real Property Parcel, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Loan Party or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition of any asset by any Loan Party or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of any Loan Party) over (ii) the sum of:  (A)  the principal amount of any Indebtedness that is secured by a Lien on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than (x) Indebtedness under the Credit Documents and (y) if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking pari passu with or junior to the Lien securing the Obligations, together with any applicable premiums, penalties, interest or breakage costs), (B) the fees and out-of-pocket expenses incurred by any Loan Party in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) all taxes paid or reasonably estimated to be payable in connection with such Disposition or Casualty Event (or any tax distribution made as a result of or in connection with such Disposition or Casualty Event) and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds, (D) any costs associated with unwinding any related Swap Agreement in connection with such transaction,  (E) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by any Loan Party after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by any Loan Party in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E), (F) any amounts used to repay or return any customer deposits required to be repaid or returned as a result of any Disposition or Casualty Event; and

(b) with respect to the incurrence or issuance of any Indebtedness by any Loan Party, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Agreement in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees

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related thereto, taxes reasonably estimated to be payable (or any tax distribution made as a result of or in connection with the issuance of such Indebtedness) and other out-of-pocket expenses and other customary expenses, incurred by any Loan Party in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Agreement in connection therewith and, in the case of Indebtedness of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“Net Principal Closing Amount” means, as of the Closing Date, an amount equal to the sum of (i) the aggregate outstanding principal Term Loan Commitments on the Closing Date (prior to the funding of any Term Loans); plus (ii) the outstanding principal amount of the Revolving Credit Commitments on the Closing Date.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, any Revolving Credit Notes, Swingline Note, and Term Notes.

“Obligations” means, collectively, the obligations of the Borrower or of any other Loan Party to pay to the Credit Parties or any Swap Provider or to perform for the benefit of the Credit Parties, any Swap Provider or any of their respective Affiliates any of the following, in each case to the extent required under this Agreement, any other Credit Document or any agreement of any Loan Party relating to any Bank Product or Swap Obligation:  (a) sums due arising out of or in connection with the Loans or otherwise pursuant to the terms of any Notes and the other Credit Documents, including without limitation all unpaid principal, accrued interest (including interest that accrues during any Insolvency Proceedings), fees and expenses, (b) indemnification and reimbursement duties and obligations owed in accordance with the terms of any of the Credit Documents, (c) Credit Party Expenses, (d) reimbursement, repayment or indemnity obligations owed by the Borrower or any of the other Loan Parties to any Credit Party or to an Affiliate of a Credit Party arising out of or related to Bank Products, (e) all payment and indemnification obligations owed by the Borrower to the Issuing Bank or to any other Credit Party which arise out of or relate to any Letters of Credit, including all of the L/C Obligations, (f) all obligations or sums due to any Swap Provider under or in connection with any Swap Obligations, (g) payments owed to M&T Bank in accordance with the Fee Letter, (h) any indebtedness or liability which may exist or arise as a result of any payment made by or for the benefit of any of the Credit Parties being avoided or set aside for any reason including any payment being avoided as a preference under Sections 547 and 550 of the Bankruptcy Code, as amended, or under any other Debtor Relief Law, and (i) any interest on any portion of the Loans that accrues after the commencement of any Insolvency Proceeding.

“OFAC” mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10).

“Outstanding Amount” means (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extensions occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements made by the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Participant” has the meaning specified in Section 10.03 of this Agreement.

“Participant Register” has the meaning specified in Section 10.03 of this Agreement.

“Participation” means an undivided participation interest sold by a Lender, in accordance with the provisions of Section 10.03, in such Lender’s Commitments, Loans and rights and obligations under this Agreement and the other Credit Documents.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any purchase of an Identified Speedway Site in accordance with the Site Purchase Agreement.

“Permitted Encumbrances” means collectively:

(a)Liens for taxes, assessments, governmental levies or similar charges which are not yet delinquent, or if delinquent, (i) are being contested in good faith and by appropriate and lawful proceedings diligently conducted and (ii) for which such reserves, if any, as shall be required by GAAP shall have been made;

(b)Pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions, other social security programs or similar program or to secure liability to insurance carriers under insurance or self-insurance agreements or arrangement;

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(c)Liens of mechanics, materialmen, repairment warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business (i) which are not overdue for a period of more than 60 days or (ii) which are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserves, if any, as required by GAAP shall have been made;

(d)Pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amounts due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(e)(i) with respect to Accepted Real Property Parcels, (x) Liens, encumbrances and other matters disclosed as exceptions in Schedule B of, or insured over by, any applicable Title Insurance Policy accepted by the Administrative Agent in its sole discretion, and (y) matters that are disclosed by surveys received by and reasonably acceptable to the Administrative Agent and (z) such other title and survey exceptions as the Administrative Agent has approved or may approve in writing in Administrative Agent’s sole discretion, (ii) with respect to all Real Property Parcels, (x) zoning restrictions, survey exceptions,  encroachments, easements, reservations, rights-of-way, building codes, restrictions, or other similar encumbrances or restrictions, and (y) defects in title to such Real Property Parcels, in each case which do not materially and adversely affect the value or use of such Real Property Parcels;

(f)Liens created by or resulting from any litigation or legal proceedings which are currently being contested in good faith by appropriate and lawful proceedings diligently conducted and for which such reserves, if any, as shall be required by GAAP shall have been made and Liens arising out of judgments or orders for the payment of money which do not constitute an Event of Default hereunder;

(g)Liens placed upon personal property constituting fixed assets or equipment hereafter acquired to secure all or a portion of the purchase price thereof; provided that:  (i) any such Lien shall not encumber any other property of any Loan Party (other than proceeds of the foregoing); (ii) any such Lien attaches to such property concurrently with or within 90 days after the acquisition thereof and (iii) the aggregate principal amount of all obligations secured by any Lien so created, assumed, or existing shall not exceed Five Million Dollars ($5,000,000.00) at any time outstanding;

(h)Liens listed on Schedule 1.03 attached hereto;

(i)Liens securing the Obligations;

(j)Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depositary agreements, and burdening only deposit accounts or other funds maintained with a creditor depository institution;

(k)any interest or title (and all encumbrances and other matters affecting such interest or title) of, and any Liens created by, a lessor or sublessor or any lessee,  licensee, sublicensee, lessor, licensor, or sublicensor under any lease, sublease, license, or sublicense agreement in the ordinary course of business;

(l)Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent or performance of other obligations in respect of leased properties, so long as such Liens are not exercised;

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(m)Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Loan Parties and their Restricted Subsidiaries;

(n)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)with respect to leased Real Property Parcels, Liens to which the fee or other superior interest in such real property is subject;

(p)Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;

(q)licenses and sublicenses granted by a Loan Party and leases and subleases by a Loan Party, in each case in the ordinary course of business not interfering in any material respect with the business of the Loan Parties;

(r)Liens attaching solely to cash earnest money deposits in connection with Investments permitted under Section 6.02;

(s)Liens on property, and only such property, which is the subject of an unconsummated purchase agreement in connection with a Disposition permitted hereunder, which Liens secure the obligation of a Loan Party under such agreement; and

(t)other Liens securing obligations outstanding in an aggregate principal amount not to exceed Two Million Dollars ($2,000,000.00).

Notwithstanding the foregoing or anything to the contrary set forth herein, in no event shall a Third Party Mortgage constitute a Permitted Encumbrance with respect to an Identified Speedway Site.

“Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent, in its sole discretion, as its prime lending rate of interest.  Such announced rate bears no inference, implication, representation or warranty that such announced rate is charged to any particular customer or customers of Administrative Agent.  The Administrative Agent’s prime lending rate of interest is but one of several interest rate bases used by the Administrative Agent.  Changes in the applicable interest rate shall be made as of, and immediately upon the occurrence of, changes in the Administrative Agent’s prime rate.

“Principal Payment Date” means (a) the first Business Day of the second full calendar month after the Term Loan Commitment Expiration Date and thereafter on a quarterly basis (to be paid on the first Business Day of the calendar months occurring in three-month intervals thereafter) and (b) the

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earlier of the Term Loan Maturity Date or such date upon which the repayment of the Term Loans has been accelerated for payment in accordance with the terms of the Credit Documents.

“pro forma basis” means, with respect to any transaction, that such transaction and any related incurrence or repayment, prepayment, repurchase or other discharge of Indebtedness shall be deemed to have occurred as of the first day of the four-quarter period ending as of the most recent Fiscal Quarter end preceding the date of such transaction for which financial statement information is available. Each of the terms “pro forma compliance” and “pro forma effect” shall have an analogous meaning.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 408 of ERISA and for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Purchase Price” means, with respect to any Identified Speedway Sites, the purchase price set forth on Schedule 1.01(a) with respect thereto.  Schedule 1.01(a) may be updated after the Closing Date to add the purchase price of any new Identified Speedway Site approved by the Administrative Agent in writing.

“Purchase Price Distribution” means, with respect to any Identified Speedway Site purchased in whole or in part with the proceeds of cash equity contributions to Holdings or the Borrower from CrossAmerica not more than fifteen (15) Business Days (or such later date as may be agreed by the Administrative Agent in its sole discretion) prior to the funding of a Term Loan, a distribution to Holdings, which Holdings may subsequently distribute, constituting not more than an amount equal to the lesser of (i) seventy and three-tenths percent (70.3%) of the Purchase Price of such Identified Speedway Site and (ii) the portion of the Purchase Price funded with such proceeds.

“Qualified Stock” means any Capital Stock or other Equity Interests that are not Disqualified Stock.

“Real Property Guarantor” means a Guarantor which has as its primary asset or assets Real Property Parcels (with any other assets to be ancillary or related assets, including related equipment and Inventory).

“Real Property Parcels” means, any parcel of real property, whether owned in fee or leased, of any of the Loan Parties, including, but not limited to those parcels listed on Schedule 1.04 attached hereto and made a part hereof.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Reference Time” has the meaning provided by Section 10.26.6.

“Register” has the meaning given to such term in Section 10.02.4 of this Agreement.

“Regulation D” means certain regulations issued by the Federal Reserve Board generally known as Regulation D and entitled “Reserve Requirements of Depository Institutions,” codified at 12 CFR § 204, et seq., as amended and in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” has the meaning provided by Section 10.26.6.

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“Reportable Anti-Terrorism Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Laws.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, at any time, the Non-Defaulting Lenders who have in the aggregate at least fifty-one percent (51%) of either (i) the total Commitments of all Non-Defaulting Lenders, or (ii) in the event the applicable Commitments have been terminated, the aggregate outstanding Loans of all Non-Defaulting Lenders previously attributable to such Commitments; provided that at any time there are two (2) or more Lenders that are not Affiliates of one another, the Required Lenders shall include at least two (2) such Lenders.

“Requirement of Law” means, with respect to any Person, any Law and the interpretation, implementation, application, or administration thereof by, and other rulings, determinations, directives, guidelines, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its assets or property or to which such Person or any of its assets or property is subject.

“Restricted Payment” means collectively (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other Equity Interests of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other Equity Interests of any Loan Party, or on account of any return of capital to a Loan Party’s stockholders, partners or members (or the equivalent Person thereof), and (b) any sinking fund or other prepayment or installment payment on account of any Capital Stock or other Equity Interests of a Loan Party.

“Restricted Subsidiary” means any Subsidiary of the Borrower which is not (and is not required by the terms of this Agreement to be) a Loan Party.  As of the Closing Date, there are no Restricted Subsidiaries.

“Revolving Credit Commitment” means, as to any Lender, the amount initially set forth on Schedule 1.01(c) under the heading “Revolving Credit”, and thereafter as set forth on any relevant Assignment And Assumption, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Commitment Percentage” means, as to any Lender, as applicable, the percentage initially set forth on Schedule 1.01(c) under the heading “Revolving Credit” and thereafter on any relevant Assignment And Assumption, if applicable, as the same may be adjusted from time to time pursuant to this Agreement.

“Revolving Credit Dollar Cap” means Fifteen Million Dollars ($15,000,000.00), as such sum may be decreased from time to time by the operation of Section 2.01.6 of this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of such Lender’s outstanding Revolving Credit Loans and such Lender’s participation in, and obligation to participate in, L/C Obligations and Swingline Loans at such time.

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“Revolving Credit Loans” means collectively, the Revolving Credit Loans made by the Lenders to the Borrower in accordance with Section 2.01 of this Agreement.

“Revolving Credit Loan Request” has the meaning specified in Section 2.01.2 of this Agreement.

“Revolving Credit Notes” means, collectively, any promissory notes of the Borrower evidencing the Revolving Credit Loans, together with all amendments or replacements thereto.  The Revolving Credit Notes shall be in the form of Exhibit D attached hereto.

“Revolving Credit Termination Date” means July 16, 2026.

“Revolving Credit Unused Fee” has the meaning given to such term in Section 2.01.5 of this Agreement.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means (a) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published from time to time or otherwise recognized as a specially designated, prohibited, or sanctioned Person under any Anti-Terrorism Laws, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC or under any other Anti-Terrorism Laws.

“Security Documents” means, collectively, the Guaranty and Security Agreement, all other security agreements, pledges, Mortgages, control agreements, or other agreements, instruments, documents or filings pursuant to which any of the Loan Parties, from time to time, pledges or grants Liens for the benefit of the Credit Parties in or to any of the Collateral.

“Site Purchase Agreement” means that certain Asset Purchase Agreement, dated as of April 28, 2021 (together with the schedules and exhibits thereto), among 7-Eleven, Inc., a Texas corporation (“7-Eleven”), certain other sellers party thereto (collectively with 7-Eleven, the “Seller Parties”), the Borrower and certain subsidiaries of the Borrower, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not materially adverse to the Credit Parties.

“SOFR” has the meaning provided by Section 10.26.6.

“SOFR Administrator” has the meaning provided by Section 10.26.6.

“SOFR Administrator’s Website” has the meaning provided by Section 10.26.6.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to pay its debts and other liabilities as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due

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consideration to the prevailing practice in the industry in which such Person is engaged or about to be engaged, as the case may be. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Purchase Agreement Representations” means such of the representations made by the Seller Parties with respect to the Identified Speedway Sites in the Site Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or the Borrower’s Affiliates have the right to terminate its or their obligations under the Site Purchase Agreement or otherwise decline to close the acquisition of any Identified Speedway Sites discussed therein as a result of a breach or inaccuracy of any such representations under the Site Purchase Agreement.

“Specified Representations” means the representations and warranties set forth in Section 3.01(a), Section 3.01(c), Section 3.04 (but solely relating to the Borrower and Guarantors entering into and performance of the Credit Documents), Section 3.05, Section 3.06(a)(i), Section 3.09, Section 3.19, Section 3.22 and Section 3.24 (solely with respect to the use of proceeds of the Loans).

“Stated Amount” means as to any Letter of Credit, the lesser of (a) the face amount thereof, or (b) the remaining available undrawn amount thereof (regardless of whether any conditions for drawing could then be met).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Agreement” means any “Swap Agreement” as defined in §101(53B) of the Bankruptcy Code.

“Swap Obligations” means all obligations or sums due to any Swap Provider under or in connection with any Swap or Swap Agreement.

“Swap Provider” means any Credit Party or Affiliate of a Credit Party (regardless of whether such Swap Provider ceases to be a Credit Party or Affiliate of a Credit Party after such Swap Agreement is entered into) that has entered into, or subsequently enters into a Swap Agreement from time to time with a Loan Party for Swaps with respect to the Loans, the Letters of Credit, or any of the other Obligations, but excluding, for the avoidance of doubt, any Swap Agreement entered into by a Credit Party or its Affiliates after its Commitments have been fully cancelled in accordance with the terms of this Agreement or after it has assigned all of its rights under the credit facilities established by this Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements: (a) for any date on or after the date such Swap Agreements have been closed out and

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termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means (a) the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time not to exceed the Swingline Committed Amount, and (b) with respect to each Lender, the commitment of such Lender to purchase participation interests in the Swingline Loans up to such Lender’s Revolving Credit Commitment Percentage multiplied by the Swingline Committed Amount.  The Swingline Commitment is included in and is part of the Revolving Credit Commitment held by each Lender and is not in addition thereto.

“Swingline Committed Amount” means Seven Million Five Hundred Thousand Dollars ($7,500,000.00).

“Swingline Conversion Event” means (a) a Material Adverse Change or (b) a Default or Event of Default.

“Swingline Lender” means M&T Bank, and its successors and assigns.

“Swingline Loans” has the meaning given to such term in Section 2.02 of this Agreement.

“Swingline Note” means a promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loan in the form of Exhibit E as such promissory note may be amended, modified, restated, amended and restated, supplemented, extended, renewed or replaced from time to time.

“Swingline Termination Date” means that date which occurs five (5) Business Days prior to the Revolving Credit Termination Date.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Distributions” means quarterly distributions by the Loan Parties to holders of Capital Stock in such Loan Parties in such amounts as are reasonably calculated to ensure that each direct or indirect holder of Capital Stock shall be able to pay estimated installments of the federal, state and local tax on the income derived by such holder of Capital Stock for such quarter from the holder’s ownership of Capital Stock in the Loan Parties.  For the purposes of computing Tax Distributions, it shall be assumed that all income allocated to the direct or indirect holder of Capital Stock of the Loan Parties is taxable for estimated tax purposes by the appropriate federal, state and local taxing authorities at the highest individual marginal tax rates.  The amount of the Tax Distributions shall be reduced by any amounts paid or required to be paid by the Loan Parties on behalf of any of its holders of Capital Stock to any taxing authorities.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means each Lender with a Term Loan Commitment or who otherwise holds Term Loans.

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“Term Loan Commitment” means, as to any Lender, the amount set forth as such on Schedule 1.01(c) under the heading “Term Loan Commitment”, and thereafter on any relevant Assignment And Assumption, and “Term Loan Commitments” shall mean the aggregate Term Loan Commitments of all of the Lenders.

“Term Loan Commitment Expiration Date” means the earliest of (a) the date on which the entire amount of the Term Loan Commitments have been drawn, (b) the date on which the Term Loan Commitments have been terminated or reduced to zero pursuant to Section 8.01, and (c) April 16, 2022.

“Term Loan Commitment Percentage” means, as to any Lender, the percentage initially set forth as such on Schedule 1.01(c) under the heading “Term Loan” and thereafter on any relevant Assignment And Assumption.

“Term Loan Maturity Date” means July 16, 2026.

“Term Loan Notes” means, collectively, any promissory notes of the Borrower evidencing the Term Loans in the form of Exhibit F attached hereto, together with all amendments and replacements thereof.

“Term Loan Request” has the meaning specified in Section 2.04.2 of this Agreement.

“Term Loan Unused Fee” has the meaning given to such term in Section 2.04.6 of this Agreement.

“Term Loan Unused Fee Rate” means: (a) from the Closing Date until the ninetieth (90th) day thereafter, 0.00%, (b) from the ninety-first (91st) day after the Closing Date until the one hundred eightieth (180th) day after the Closing Date, 50% of the Applicable Margin for a Term Loan that is a LIBOR Borrowing and (c) from the one hundred eighty-first (181st) day after the Closing Date until the Term Loan Commitment Expiration Date, 100% of the Applicable Margin for a Term Loan that is a LIBOR Borrowing.

“Term Loans” means collectively the term loans extended by the Lenders to the Borrower in accordance with the provisions of Section 2.04 or Section 2.17 of this Agreement.

“Term SOFR” has the meaning provided by Section 10.26.6.

“Third Party Mortgage” means each mortgage, deed of trust or deed to secure debt that purports to grant to a Person other than a Credit Party, for the benefit of the holders of Indebtedness, a security interest in the fee or leasehold real property interests (including with respect to any improvements and fixtures) of the Borrower or any other Loan Party in a Real Property Parcel, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Threshold Amount” means Two Million Five Hundred Thousand Dollars ($2,500,000.00).

“Title Insurance Policy” means a mortgagee title insurance policy in such form as is acceptable to the Administrative Agent in its sole, but reasonable discretion, covering the fee or leasehold estate (as applicable) in the applicable Real Property Parcel, with such reinsurance and customary endorsements as the Administrative Agent may reasonably require, containing no exceptions to title (printed or otherwise) other than Permitted Encumbrances or other exceptions which are acceptable to the Administrative Agent, in its sole discretion, and insuring that the applicable Mortgage is a first-priority Lien on the applicable Real Property Parcel subject to Permitted Encumbrances.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

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“Total Revolving Credit Outstanding” means the aggregate Outstanding Amount of all Revolving Credit Loans, all Swingline Loans and all L/C Obligations.

“Trade Date” means that date an assigning Lender enters into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement.

“Unadjusted Benchmark Replacement” has the meaning provided by Section 10.26.6.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as adopted and in effect from time to time in the Governing State.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.09.7(b)(ii)(C).

“USD LIBOR” means the London interbank offered rate for Dollars.

“Wholesaler Agreement” means collectively all agreements pursuant to which the Loan Parties obtain petroleum products to the extent a material default under or termination thereof would reasonably be expected to result in a Material Adverse Change.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital Distributions” means Restricted Payments limited to (i) to the extent made during the Fiscal Quarter ending December 31, 2021, Restricted Payments in an aggregate amount not to exceed twenty-five (25%) of documented store and fuel inventory purchases through the date of such Restricted Payment using proceeds of cash contributions to the Equity Interests of Holdings contributed to the Borrower and (ii) to the extent made during the Fiscal Quarter ending March 31, 2022, Restricted Payments in an aggregate amount not to exceed twenty-five (25%) of documented store and fuel inventory purchases after December 31, 2021 and through the date of such Restricted Payment using proceeds of cash contributions to the Equity Interests of Holdings contributed to the Borrower.

“Working Capital Purposes” means general corporate purposes, including working capital needs of the Borrower, including, but not limited to, Investments, capital expenditures and the acquisition of Inventory.

Section 1.02Terms Generally

.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth

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herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) each reference to a time shall be a reference to the prevailing Eastern U.S. time, and (g) Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 1.03Accounting Principles

.   Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.  In the event GAAP changes after the date hereof in a manner that causes noncompliance with the covenants hereof, the parties hereto shall agree in good faith to modify the covenants and the related defined terms to compensate for such change in GAAP; provided, however, until any such modification has been agreed to in writing: (a) the covenants contained herein and the related terms shall continue to be calculated and determined based on GAAP as it existed prior to such change; and (b) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such covenants made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in this Agreement, including the Financial Covenants, shall be made, without giving effect to any election under Statement of Financial Accounting Standards 825-10 (or any other Financial Account Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value.”

ARTICLE II
CREDIT FACILITIES

Section 2.01Revolving Credit Loans

.  During the Commitment Period, subject to the terms and conditions of this Agreement and the other Credit Documents, each of the Lenders severally agrees to make revolving credit loans (the “Revolving Credit Loans”) to the Borrower from time to time until the Revolving Credit Termination Date; provided, however, that no Revolving Credit Loans shall be made which will result in (a) the Total Revolving Credit Outstanding exceeding the Revolving Credit Dollar Cap; or (b) with regard to each Lender, the Revolving Credit Exposure of such Lender exceeding the amount of such Lender’s Revolving Credit Commitment.  The Borrower shall not request any Revolving Credit Loans which would cause the aggregate unpaid principal balances of the Revolving Credit Loans to exceed any of the above-stated limitations.  In the event that the aggregate unpaid principal balances of the Revolving Credit Loans exceed any of the above-stated limitations, the Borrower shall immediately upon notice from the Administrative Agent make such payments to the Administrative Agent as will be sufficient to reduce the aggregate unpaid principal balances of the Revolving Credit Loans to an aggregate amount which will not be in excess of such limitations.  Each Revolving Credit Loan extended by a Lender shall be in a principal amount equal to the Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of the Revolving Credit Loans requested on such occasion.  Subject to the satisfaction of the terms and conditions of this Agreement, the Borrower may borrow, prepay, and reborrow the Revolving Credit Loans in whole or in part until the Revolving Credit Termination Date.  Revolving Credit Loans may consist of Adjusted Base Rate Borrowings or LIBOR Borrowings, or a combination thereof, as the Borrower may request in accordance with the terms hereof.

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2.01.1Revolving Credit Loan Promissory Notes

.  The obligation of the Borrower to repay the Revolving Credit Loans to each Lender is evidenced by this Agreement and, if requested by any Lender holding Revolving Credit Exposure, a Revolving Credit Note (with the face amount of each of any such Revolving Credit Note to be in the amount of the Revolving Credit Commitment of the applicable Lender).

2.01.2Procedure For Revolving Credit Loan Borrowings

.  The Borrower may borrow proceeds of the Revolving Credit Loans until (but not including) the Revolving Credit Termination Date; provided that the Borrower shall deliver to the Administrative Agent an irrevocable, written, fully completed notice substantially in the form attached hereto as Exhibit G (a “Revolving Credit Loan Request”) executed by an Authorized Officer of the Borrower (which Revolving Credit Loan Request must be received by the Administrative Agent prior to 11:00 a.m. Eastern Time (a) three (3) Business Days prior to the requested Borrowing Date, if all or any part of the requested advances of proceeds of the Revolving Credit Loans are to be initially LIBOR Borrowings (or in the case of any LIBOR Borrowing to be made on the Closing Date, one (1) Business Day before the Closing Date), or (b) one (1) Business Day prior to the requested Borrowing Date if all of the requested advances of proceeds of the Revolving Credit Loans are to be initially Adjusted Base Rate Borrowings).  Each Revolving Credit Loan Request shall specify: (i) the aggregate amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be a LIBOR Borrowing, an Adjusted Base Rate Borrowing, or a combination thereof, and (iv) if the borrowing is to be entirely or partly a LIBOR Borrowing, the information required to be specified in the election described in Section 2.05.2(a) of this Agreement.  The Revolving Credit Loan Requests may be delivered to the Administrative Agent via facsimile or by other electronic transmission or by telephonic request, it being agreed that the Administrative Agent may rely on the authority of the Person making any such request without receipt of any other confirmation.  The Administrative Agent shall promptly notify each Lender of the Administrative Agent’s receipt of each notice and the contents thereof.  Each Lender shall make the amount of its pro rata share (calculated in accordance with its respective Revolving Credit Commitment Percentage) of each requested borrowing available to the Administrative Agent for the account of the Borrower at the offices of the Administrative Agent specified in this Agreement prior to 1:00 pm (Eastern Time) on the Borrowing Date requested by the Borrower in U.S. Dollars and in funds immediately available to the Administrative Agent.  Such borrowing will be made available thereafter by the Administrative Agent crediting the Commercial Account with the aggregate of the amounts made available to the Administrative Agent by the Lenders (or such other account as may be agreed between the Borrower and the Administrative Agent) and in like funds as received by the Administrative Agent.

2.01.3Repayment Of Revolving Credit Loans

.  The Borrower unconditionally promises to pay to the Administrative Agent for the accounts of the Lenders the then unpaid principal amount of each Revolving Credit Loan of the Lenders on or before the Revolving Credit Termination Date (or on any earlier date on which the Revolving Credit Loans become due and payable as required by the stated provisions of this Agreement). The Borrower unconditionally promises to pay to the Administrative Agent for the ratable accounts of the Lenders all interest which has accrued upon the unpaid principal amounts of the Revolving Credit Loans from time to time outstanding from the date of Closing until the date of payment in full of the Revolving Credit Loans at the rates per annum and on the dates set forth in Section 2.05 of this Agreement.  All sums due to the Lenders in connection with the Revolving Credit Loans shall be paid in full on or before the Revolving Credit Termination Date.

2.01.4Permitted Purposes Of Revolving Credit Loans

.  The proceeds of the Revolving Credit Loans shall be used by the Borrower solely for Working Capital Purposes (including to finance Permitted Acquisitions (and the closing costs, fees and expenses associated therewith).

2.01.5Revolving Credit Unused Fees

.  For each Fiscal Quarter until the termination of the Revolving Credit Commitments, the Borrower promises to pay to the Administrative Agent for the ratable accounts of the Lenders a per annum fee (the “Revolving Credit Unused Fee”) calculated by subtracting (a) the sum of (i) the average daily disbursed aggregate principal balances of the

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Revolving Credit Loans during such Fiscal Quarter (calculated on the basis of the actual number of days elapsed in a year of 360 days) and (ii) the aggregate amount of L/C Obligations from (b) the Revolving Credit Dollar Cap (as such Revolving Credit Dollar Cap may be reduced from time to time in accordance with Section 2.01.6 of this Agreement), and multiplying any positive difference thereof by the Applicable Margin then in effect. The Revolving Credit Unused Fee shall be payable in arrears on the first Business Day of each Fiscal Quarter with the first of such payments to be scheduled for payment on January 3, 2022.

2.01.6Permanent Reduction Of Revolving Credit Commitments

. The Borrower shall have the right at any time, upon not less than five (5) Business Days’ (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent, to permanently reduce, in whole or in part, or terminate, without premium or penalty, the Revolving Credit Commitments, provided that (a) each partial reduction shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000.00) or, if greater, a multiple of One Hundred Thousand Dollars ($100,000.00), (b) no reduction shall be permitted if, after giving effect thereto, and to any repayments of the Revolving Credit Loans made on the effective date thereof, the sum of the aggregate principal balances of the Revolving Credit Loans then unpaid and outstanding plus the aggregate unpaid balances of Swingline Loans plus the aggregate amount of L/C Obligations outstanding would exceed the Revolving Credit Dollar Cap then in effect, and (c) the Revolving Credit Commitments of the Lenders shall be automatically and permanently reduced on a pro rata basis in the amount of any such partial reduction.  Notices of Revolving Credit Commitment reduction or termination shall be irrevocable (unless such notice expressly conditions such prepayment upon consummation of a transaction which is contemplated to result in prepayment of the Loans, in which event such notice may be revocable or conditioned upon such consummation by prior written notice by the Borrower to the Administrative Agent).

Section 2.02Swingline Loan Subfacility

.  During the Commitment Period, subject to the terms and conditions set forth herein, the Swingline Lender agrees to make, at the request of the Borrower, revolving credit loans (each, a “Swingline Loan” and collectively, the “Swingline Loans”) to the Borrower in Dollars from time to time on any Business Day; provided that (a) the aggregate amount of Swingline Loans outstanding at any time shall not exceed the Swingline Committed Amount, (b) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Dollar Cap; and (c) Swingline Loans shall be used solely for Working Capital Purposes.  Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement.  Notwithstanding the foregoing, the Swingline Lender shall not be required to make a Swingline Loan if any Credit Party shall have notified the Swingline Lender and the Borrower in writing, at least one (1) Business Day prior to the applicable Borrowing Date with respect to such Swingline Loan, that the conditions set forth in Section 4.02 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making such Swingline Loan.  Each Swingline Loan shall be due and payable in full on the earlier of (a) the Swingline Termination Date, or (b) such earlier maturity date as may be agreed to by the Swingline Lender and the Borrower.  Swingline Loans may only be Adjusted Base Rate Borrowings and may not be LIBOR Borrowings.  Subject to the satisfaction of the terms and conditions of this Agreement, the Borrower may borrow, prepay, and reborrow the Swingline Loans in whole or in part until the Swingline Termination Date.

2.02.1Advances

.  The Borrower shall request each Swingline Loan by a notification from an Authorized Officer of the Borrower notifying the Administrative Agent and the Swingline Lender by telephone (confirmed electronically) or electronically not later than 11:00 a.m. Eastern Time on the proposed Borrowing Date.  Each such notice shall be irrevocable and shall specify (a) the aggregate principal amount to be borrowed, (b) the requested Borrowing Date and (c) the requested maturity date of the requested Swingline Loan.  The Swingline Lender will make the requested amount available promptly on the requested Borrowing Date, to the Administrative Agent (for the account of the Borrower) who, thereupon, will promptly make such amount available to the Borrower on such Borrowing Date in like funds as provided therein.  Each Swingline Loan shall be in an amount not less than the applicable Minimum Borrowing Amount.

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2.02.2[Reserved]

.

2.02.3Repayment of Swingline Loans Upon Swingline Conversion Event

.  The Swingline Lender may, at any time, upon the occurrence and during the continuance of a Swingline Conversion Event, by written notice to the Borrower and the Lenders, demand repayment of all outstanding Swingline Loans with the proceeds of Revolving Credit Loans, in which case the Borrower shall be deemed to have requested a Revolving Credit Loan borrowing in the amount of the unpaid balances of the Swingline Loans comprised solely of Revolving Credit Loans bearing interest at the Adjusted Base Rate (or the Default Rate, to the extent applicable).  Each Lender irrevocably agrees to extend its pro rata share of the requested Revolving Credit Loans notwithstanding (a) that the amount of the borrowing may not satisfy the Minimum Borrowing Amount for Revolving Credit Loans, (b) that a Default or Event of Default may exist, (c) the failure of any request or deemed request for the Revolving Credit Loans to be timely made, (d) that the date of such borrowing is not a date on which Revolving Credit Loans are otherwise permitted to be made, or (e) any reduction or termination of the Revolving Credit Commitments.

2.02.4Participations

.  In the event that outstanding Swingline Loans cannot be repaid upon the occurrence of a Swingline Conversion Event with the proceeds of Revolving Credit Loans pursuant to Section 2.02.3 for any reason (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code or other Debtor Relief Laws with respect to the Borrower), the Swingline Lender may by written notice given to the Administrative Agent and the other Lenders not later than 10:00 a.m. Eastern Time on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which the applicable Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s pro rata percentage of the unused Revolving Credit Commitments of such Swingline Loan or Swingline Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Revolving Credit Commitment Percentage of such Swingline Loan or Swingline Loans.  Each applicable Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or the reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each applicable Lender shall comply with its obligations under this Section by wire transfer of immediately available funds to the Administrative Agent, and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this Section, and thereafter payments in respect of such Swingline Loan or Swingline Loans shall be made to the Administrative Agent and not to the Swingline Lender.  All interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as to which the participations have been purchased.  Any amounts received by the Swingline Lender from the Borrower (or from any other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the applicable Lenders that shall have made their payments pursuant to this Section and to the Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this Section shall not relieve the Borrower of any default by the Borrower in the payment thereof.

Section 2.03Letter of Credit Subfacility

.  Subject to the terms and conditions set forth in this Agreement, an Authorized Officer of the Borrower may request on behalf of the Borrower  the issuance of, and the Issuing Bank in reliance upon the agreements of the Lenders set forth in Section 2.03.3 agrees to issue, Letters of Credit for the accounts of the Borrower or any of the Loan Parties, in a form reasonably acceptable to the Issuing Bank, at any time and from time to time on any Business Day from the

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Closing Date through, but not including the L/C Expiration Date, provided, however, that (a) no Default or Event of Default has occurred and is then continuing, (b) the aggregate amount of L/C Obligations (after giving effect to any requested issuance) shall not at any time exceed the Letter of Credit Sublimit, (c) the Total Revolving Credit Outstanding (after giving effect to any requested issuance) shall not exceed the Revolving Credit Dollar Cap, (d) all Letters of Credit shall be denominated in Dollars, and not in any other currency, (e) Letters of Credit shall be issued for lawful corporate purposes and shall be issued as standby letters of credit, (f) the issuance of any Letter of Credit shall not violate any policies of the Issuing Bank, and (g) no Letter of Credit shall contain any provision for automatic reinstatement of the stated amount after any drawing thereunder.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other L/C Document submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

2.03.1Request for Issuance; Amendment; Renewal; Extension; Certain Conditions

.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), an Authorized Officer of the Borrower shall deliver to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended together with a Letter of Credit Application, and specifying the proposed date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.03.2), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  Such written notice may be transmitted electronically or by facsimile, if arrangements for doing so have been approved by the Issuing Bank.  Upon receipt of the Letter of Credit Application executed by an Authorized Officer of the Borrower, the Issuing Bank shall process such Letter of Credit Application and issue the Letter of Credit requested thereby, provided all fees and expenses in connection with such Letter of Credit have been paid and all other conditions precedent to the issuance of Letters of Credit set forth in Section 4.02 have been satisfied and, provided further, the Issuing Bank shall not be required to issue any Letter of Credit earlier than three (3) Business Days after receipt by the Issuing Bank of the Letter of Credit Application and of all of the certificates, documents and other papers and information reasonably required by the Issuing Bank which relate thereto.  The Issuing Bank shall promptly furnish a copy of each Letter of Credit to the Administrative Agent, to the Borrower and to each of the Lenders.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the provisos set forth in Section 2.03(a) through (g) are satisfied.  The Issuing Bank shall not be obligated to amend any Letter of Credit if the Issuing Bank would not be required at such time to issue such Letter of Credit in its amended form under the terms of this Agreement.

2.03.2Expiration Date

.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (a) the date that is 365 days after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 365 days after such renewal or extension) and (b) the L/C Expiration Date, provided that any Letter of Credit may provide for the automatic renewal thereof for additional 365-day periods (which shall in no event extend beyond the L/C Expiration Date).

2.03.3Agreement of Lenders To Purchase Proportionate Share of Letters of Credit

.  In order to induce the Issuing Bank to issue Letters of Credit for the account of the Borrower in accordance with the terms of this Agreement, each Lender unconditionally and irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such Lender’s own account and risk an undivided interest equal to such Lender’s Revolving Credit Commitment Percentage in the Issuing Bank’s obligations and rights under each Letter of Credit issued hereunder and the amount of each L/C Disbursement of the Issuing Bank.  Each Lender

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unconditionally and irrevocably covenants to the Issuing Bank that, if an L/C Disbursement is made by the Issuing Bank with respect to any Letter of Credit for which the Issuing Bank is not immediately reimbursed in full by the Borrower, such Lender shall pay to the Administrative Agent, for the account of the Issuing Bank, upon the demand by the Administrative Agent, an amount equal to such Lender’s Revolving Credit Commitment Percentage of the unreimbursed amount of such L/C Disbursement not later than 1:00 p.m. Eastern Time on the Business Day specified by the Administrative Agent in its demand for payment. Any payment made by a Lender pursuant to this Section 2.03.3 to reimburse the Issuing Bank for any L/C Disbursement shall not constitute a loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

2.03.4Reimbursement Obligations of the Borrower

.  The Borrower unconditionally and irrevocably promises to reimburse the Issuing Bank on each date on which either the Issuing Bank or the Administrative Agent notifies the Borrower of an L/C Disbursement for the amount of the L/C Disbursement, including but not limited to the amount of any draft so paid and any taxes, charges, or other costs or expenses incurred by the Issuing Bank in connection with such payment.  Each drawing under any Letter of Credit shall be deemed to automatically constitute a request by the Borrower to the Administrative Agent for an Adjusted Base Rate Borrowing of proceeds of the Revolving Credit Loans in the amount of such drawing to be made on the date on which either the Issuing Bank or the Administrative Agent notifies the Borrower of the drawing, and the proceeds of such Adjusted Base Rate Borrowing shall be advanced directly by the Administrative Agent to the Issuing Bank for application to the Borrower’s reimbursement obligations set forth in this Section.

2.03.5Borrower’s Reimbursement Obligations Are Absolute

.  The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Administrative Agent, the Issuing Bank, any of the Lenders, any beneficiary of a Letter of Credit or any other Person.  The Borrower agrees and acknowledges that none of the Administrative Agent, the Issuing Bank, or the Lenders shall be responsible for, nor shall the Borrower’s duties and obligations hereunder under the Credit Documents be affected by, among other things (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents or of any endorsements thereon presented in connection with any draft upon a Letter of Credit, even though such documents shall in fact prove to be invalid, fraudulent or forged, (b) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, or (c) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  None of the Administrative Agent, the Issuing Bank, or any of the Lenders shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with the issuance, administration, or payment of any drafts presented against any Letter of Credit.  The Borrower agrees and acknowledges that any action taken or omitted by the Administrative Agent, the Issuing Bank, or the Lenders under or in connection with any Letter of Credit or the related drafts or documents shall be binding on the Borrower and shall not result in any liability of any of the Administrative Agent, the Issuing Bank, or the Lenders to the Borrower, absent gross negligence or willful misconduct.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

2.03.6Applicability of ISP98

. Unless otherwise expressly agreed by the Issuing Bank and the Borrower, when a Letter of Credit is issued the rules of the ISP shall apply to each standby Letter of Credit.

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2.03.7Interim Interest

.  If the Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made (including by the making of an automatic Revolving Credit Loan pursuant to Section 2.03.4), the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburse such L/C Disbursement at the Adjusted Base Rate then applicable to Revolving Credit Loans (or the Default Rate, if applicable).  Interest accrued pursuant to this Section shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.03.3 to purchase a participation from the Issuing Bank shall be for the account of such purchasing Lender to the extent of such payment.

2.03.8Cash Collateralization.

  Upon the request of the Administrative Agent (a) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing (unless such L/C Borrowing has been reimbursed by the proceeds of a Revolving Credit Loan in accordance with Section 2.03.4), or (b) if, as of the L/C Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, or (c) a continuing Event of Default exists and the Loans have been accelerated and have become due and payable in accordance with Section 8.01 of this Agreement, the Borrower shall immediately Cash Collateralize all then outstanding L/C Obligations (in an amount determined by the Administrative Agent as of the date of such L/C Borrowing or the L/C Expiration Date or the date of acceleration of the Loans, as the case may be), in an amount equal to 105% of the outstanding L/C Obligations.

2.03.9Letter of Credit Fees

. The Borrower shall pay to the Administrative Agent, for the ratable accounts of the Lenders, letter of credit fees (the “Letter of Credit Fees”) on the aggregate daily Stated Amount of each outstanding Letters of Credit at the rate equal to the Applicable Margin in effect from time to time.  Letter of Credit Fees shall be payable (a) quarterly in arrears on the first Business Day of each Fiscal Quarter occurring during the term of this Agreement, and (b) on the Revolving Credit Termination Date or any other date on which the Revolving Credit Commitments are terminated.  The Borrower shall also pay to the Administrative Agent, for the sole account of the Issuing Bank: (a) a fronting fee of one-eight percent (0.125%) on the face amount of each Letter of Credit, upon the issuance of each Letter of Credit and upon the renewal of each Letter of Credit; and (b) such customary issuance, presentation, amendment and processing fees and all standard costs or charges of the Issuing Bank relating to letters of credit, as are from time to time in effect.  Such fees and costs and charges shall be due and payable on demand and shall be nonrefundable.

2.03.10Letters of Credit Issued for Other Loan Parties

.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of another Loan Party, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the accounts of other Loan Parties inures to the benefit of the Borrower, and that its business derives substantial benefits from the businesses of such other Loan Parties.

2.03.11Increased Costs.  To the extent that after the Closing Date any Change In Law imposes any condition or requirement upon the Issuing Bank regarding the Letters of Credit and if the result of such condition or requirement is to directly or indirectly increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit, or to reduce the effective yield to the Issuing Bank of the amount receivable in respect thereof, then the Issuing Bank may any time after the additional cost is incurred or the yield of the amount receivable is reduced, notify the Borrower and the Administrative Agent, and the Borrower agrees to pay to the Issuing Bank such amount or amounts as will be necessary to compensate the Issuing Bank for such additional cost or reduced receipt.  A certificate of the Issuing Bank setting forth the amount or amounts necessary to compensate the Issuing Bank as specified in this Section 2.03.11 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower promises to pay the Issuing Bank the amount shown as due on any such certificate within thirty (30) days after receipt

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thereof. Failure or delay on the part of the Issuing Bank to demand compensation pursuant to this Section 2.03.11 shall not constitute a waiver of the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Issuing Bank pursuant to this Section 2.03.11 for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Issuing Bank notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).  Notwithstanding the above, the Issuing Bank will not be entitled to demand compensation pursuant to this Section 2.03.11 at any time if it is not the general practice and policy of the Issuing Bank to demand such compensation from similarly situated borrowers in similar circumstances at such time.

Section 2.04Term Loans

.During the Commitment Period, subject to the applicable terms and conditions of this Agreement, each of the Lenders severally agrees to make term loans (each such term loan, a “Term Loan”) to the Borrower from time to time until the Term Loan Commitment Expiration Date; provided, however, that no Term Loans shall be made, with regard to any Lender, in an amount in excess of such Lender’s Term Loan Commitment at such time.  Each Term Loan extended by a Lender shall be in a principal amount equal to the Lender’s Term Loan Commitment Percentage of the aggregate principal amount of the Term Loans requested on such occasion.  The Term Loan Commitment of each Lender shall be reduced by the aggregate amount of Term Loans funded by such Lender.  The Term Loans may consist of Adjusted Base Rate Borrowings or LIBOR Borrowings, or a combination thereof, as the Borrower may request in accordance with the terms hereof. Any  amount borrowed and repaid hereunder in respect of any Term Loan may not be reborrowed.

2.04.1Term Loan Notes

. The obligations of the Borrower to repay the Term Loans to each of the Lenders is evidenced by this Agreement and, if requested by any Lender holding any Term Loans, a Term Loan Note to be issued to such Lender in the stated principal amount of such Lender’s respective Term Loan Commitment.

2.04.2Procedure For Term Loan Borrowings

.  The Borrower may borrow proceeds of the Term Loans until the Term Loan Commitment Expiration Date; provided that the Borrower shall deliver to the Administrative Agent an irrevocable, written, fully completed notice substantially in the form attached hereto as Exhibit H (a “Term Loan Request”) executed by an Authorized Officer of the Borrower (which Term Loan Request must be received by the Administrative Agent prior to 11:00 a.m. Eastern Time) five (5) Business Days (or such later date as the Administrative Agent shall agree in its sole discretion) prior to the requested Borrowing Date (or in the case of any Term Loan Borrowing to be made on the Closing Date, one (1) Business Day before the Closing Date).  Each Term Loan Request shall specify: (i) the aggregate amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be a LIBOR Borrowing, an Adjusted Base Rate Borrowing, or a combination thereof, (iv) with respect to any Term Loan made on the Closing Date, whether any portion the borrowing is to be used for Working Capital Purposes, (v) the Identified Speedway Sites to be purchased therewith (or with respect to which a Purchase Price Distribution is to be made), and (v) if the borrowing is to be entirely or partly a LIBOR Borrowing, the information required to be specified in the election described in Section 2.05.2(a) of this Agreement.  The Term Loan Requests may be delivered to the Administrative Agent via facsimile or by other electronic transmission, it being agreed that the Administrative Agent may rely on the authority of the Person making any such request without receipt of any other confirmation.  The Administrative Agent shall promptly notify each Lender of the Administrative Agent’s receipt of each notice and the contents thereof.  Each Lender shall make the amount of its pro rata share (calculated in accordance with its respective Term Loan Commitment Percentage) of each requested borrowing available to the Administrative Agent for the account of the Borrower at the offices of the Administrative Agent specified in this Agreement prior to 1:00 pm (Eastern Time) on the Borrowing Date requested by the Borrower in U.S. Dollars and in funds immediately available to the Administrative Agent.  Such borrowing will be made available thereafter by the Administrative Agent crediting the Commercial Account (or such other account

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as may be agreed between the Borrower and the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.04.3Payment

.  The aggregate unpaid principal balances of the Term Loans shall be paid to the Administrative Agent for the ratable accounts of the Lenders in consecutive quarterly installments equal to six percent (6.0%) per annum on each Principal Payment Date until the Term Loan Maturity Date (it is acknowledged that such amount is subject to increase in order to include amortization of Term Loans advanced pursuant to Section 2.17).  All remaining unpaid balances of the Term Loans, including all unpaid principal, unpaid and accrued interest and fees, shall be paid in full on the Term Loan Maturity Date. The Borrower unconditionally promises to pay interest to the Administrative Agent for the accounts of the Lenders on the unpaid principal balances of the Term Loans from time to time outstanding from the Closing Date until the date of the payment in full of the Term Loans at the rates per annum, and on the dates set forth in Section 2.05 of this Agreement.

2.04.4Mandatory Prepayments

.  The Borrower shall have the obligation to pay, or cause to be paid, to the Administrative Agent for the accounts of the Lenders the following (collectively, “Mandatory Prepayments”):

(a)Extraordinary Receipts

. The Borrower promises to pay, or cause to be paid, to the Administrative Agent for the benefit of the Lenders an amount equal to one hundred percent (100%) of the Net Cash Proceeds of any Extraordinary Receipts (other than from the sale of Real Property Parcels or a Disposition pursuant to Section 6.05(d)) within three (3) Business Days after the receipt thereof by any Loan Party.  Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment shall not be required with respect to any Extraordinary Receipt of the type described in clauses (a) or (b) of the definition thereof to the extent that a Loan Party reinvests an amount equal to the Net Cash Proceeds of such Extraordinary Receipt in productive assets (other than Inventory (except to the extent Inventory was subject to an applicable Casualty Event)) of a kind then used or usable in the business of the Borrower or its Subsidiaries, within one twelve (12) months after the date of the applicable Disposition or Casualty Event, or enters into a binding commitment thereof within said twelve (12) month period and subsequently makes such reinvestment within one hundred eighty (180) days after the expiration of such twelve (12) month period; provided that the Borrower notifies the Administrative Agent of such Loan Party’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.  The provisions of this Section 2.04.4(a) shall not be deemed a waiver of or constitute the implied consent of the Credit Parties to any transactions which are either prohibited by the terms of the Credit Documents or which by the terms of any of the Credit Documents require the prior consent of any or all of the Credit Parties.

(b)Sale of Certain Property

.  Upon the sale of any of the Real Property Parcels of a Loan Party (other than to another Loan Party (other than Holdings)), the Borrower shall pay, or cause to be paid, to the Administrative Agent for the benefit of the Lenders within three (3) Business Days after the sale, an amount equal to the greater of (x) 75% of the Appraised Value for such Real Property Parcel and (y) the Net Cash Proceeds from the sale of such Real Property Parcel (such amount the “Real Property Prepayment”); provided, however (i) if the Real Property Parcel does not have an Appraised Value, the Borrower shall instead pay, or cause to be paid, to the Administrative Agent for the benefit of the Lenders within three (3) Business Days after the sale, one hundred percent (100%) of the Net Cash Proceeds from the sale of such Real Property Parcel, and (ii) in the event 75% of the Appraised Value for such Real Property Parcel is more than the Net Cash Proceeds from the sale of such Real Property Parcel (such greater amount, the “Appraisal Excess”), the Borrower may elect, by written notice to the Administrative Agent, not to pay 75% of the Appraised Value but instead may pay to the Administrative Agent,

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for the benefit of the Lenders, one hundred percent (100%) of such Net Cash Proceeds as long as the Loan Parties shall invest an amount equal to the Appraisal Excess in capital expenditures within three hundred sixty-five (365) days of such sale.  Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing and no Appraisal Excess exists, a portion of the Real Property Prepayment, in an aggregate amount not to exceed in the aggregate for all such sales of Real Property the greater of (x) Five Million Dollars ($5,000,000.00) and (y) if any, the aggregate amount by which the Net Cash Proceeds from all such sales of Real Property Parcels is more than 75% of the Appraised Value for such Real Property Parcels (such greater amount, the “Real Property Investment Amount”), shall not be required to be paid to the extent such Real Property Investment Amount is used to fund capital expenditures within twelve (12) months after the applicable Net Cash Proceeds were received, or enters into a binding commitment thereof within said twelve (12) month period and subsequently makes such reinvestment within one hundred eighty (180) days after the expiration of such twelve (12) month period; provided that the Borrower notifies the Administrative Agent of such Loan Party’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively. The provisions of this Section 2.04.4(b) shall not be deemed a waiver of or constitute the implied consent of the Lenders to any transactions which are either prohibited by the terms of the Credit Documents or which by the terms of any of the Credit Documents require the prior consent of the Lenders.

(c)Sale of Real Property Guarantor

.  Upon the sale of more than fifty percent (50%) of the issued and outstanding Capital Stock in a Real Property Guarantor, the Borrower shall pay, or cause to be paid, to the Administrative Agent for the benefit of the Lenders within three (3) Business Days after the sale, an amount equal to the amount the Borrower would be required to pay as a mandatory prepayment under clause (b) hereto if the Real Property Parcels owned by such Real Property Guarantor were sold (including any reinvestment rights of the Borrower and the other Loan Parties included in clause (b) above).  The provisions of this Section 2.04.4(c) shall not be deemed a waiver of or constitute the implied consent of the Lenders to any transactions which are prohibited by the terms of the Credit Documents or which by the terms of any of the Credit Documents require the prior consent of the Lenders.  Upon the payment of any mandatory prepayment required pursuant to this Section 2.04.4(c) (to the extent so required by Section 2.04.(c)), the Real Property Guarantor whose Capital Stock was sold giving rise to such mandatory prepayment shall be released from the Guaranty and the lien of the Administrative Agent on the Real Property Parcels owned by such Real Property Guarantor shall be released at the expense of the Borrower.

(d)Application of Mandatory Prepayments

. The Mandatory Prepayments shall be applied first ratably to the unpaid balances of the Term Loans and any additional Term Loans advanced pursuant to Section 2.17, secondly to the unpaid balances of the Revolving Credit Loans, and thirdly to any other unpaid Obligations.  Mandatory Prepayments made upon the Term Loans shall be applied ratably to the remaining installments thereof (including the final payment on the Term Loan Maturity Date).

2.04.5Voluntary Prepayments

. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay ratably the Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to any date of prepayment of LIBOR Borrowings, and (ii) on the date of prepayment of Adjusted Base Rate Borrowings; and (b) any voluntary prepayment of the Term Loans shall be in a principal amount of not less than One Hundred Thousand Dollars ($100,000.00); provided, further that with respect to Revolving Credit Loans prior written notice is not required and for which no minimum shall apply.  Each such notice shall specify the date and amount of such prepayment and, if LIBOR Borrowings are to be prepaid, the Interest Period(s) of such LIBOR Borrowings.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice,

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and of the amount of such Term Loan Commitment Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that notices of prepayment shall be irrevocable (unless such notice expressly conditions such prepayment upon consummation of a transaction which is contemplated to result in prepayment of the Loans, in which event such notice may be revocable or conditioned upon such consummation by prior written notice by the Borrower to the Administrative Agent).  Any prepayment of a LIBOR Borrowing shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.05.2(b)(iii).  Each such prepayment shall be applied as directed by the Borrower (and in the absence of such direction, will be applied to the Term Loans and any additional Term Loans advanced pursuant to Section 2.17, in direct order of scheduled maturities, in accordance with the Term Loan Commitment Percentages of the Lenders).

2.04.6Term Loan Unused Fees

.  For each Fiscal Quarter until the termination of the Term Loan Commitments, the Borrower promises to pay to the Administrative Agent, for the ratable accounts of the Lenders, a per annum fee (the “Term Loan Unused Fee”) calculated by multiplying the outstanding principal amount of Term Loan Commitments by the Term Loan Unused Fee Rate then in effect. The Term Loan Unused Fee shall be payable in arrears on the first Business Day of each Fiscal Quarter with the first of such payments to be scheduled for payment on January 3, 2022.

2.04.7Permitted Purposes Of Term Loans

.  The proceeds of the Term Loans shall be used by the Borrower solely:  (a) to finance the acquisition of the Identified Speedway Sites in an amount not to exceed seventy and three-tenths percent (70.3%) of the Purchase Price of such Identified Speedway Sites (and the closing costs, fees and expenses associated therewith); (b) to make Purchase Price Distributions permitted hereunder; and (c) on the Closing Date and in an aggregate amount not to exceed the amount set forth in the Term Loan Request approved by the Administrative Agent for the Term Loans to be borrowed on the Closing Date, for Working Capital Purposes and other general corporate purposes.

Section 2.05Interest Terms Applicable To The Loans

. Interest shall accrue upon the unpaid principal balances of the Loans until the Loans have been repaid in full at the rate or rates described below in this Section 2.05.  The Borrower promises to pay to the Administrative Agent for the ratable benefit of the Lenders all accrued interest in arrears on the applicable Interest Payment Dates.

2.05.1Adjusted Base Rate

.  Absent a timely election by the Borrower of a LIBOR Borrowing in accordance with Section 2.05.2 of this Agreement, the unpaid balances of the Loans, including any balances of any LIBOR Borrowings for which the applicable Interest Period has expired (unless subject to an Automatic Continuation Election), shall be deemed automatically to bear interest at the Adjusted Base Rate.  Changes in the Adjusted Base Rate shall be made when and as changes in the Base Rate occur.  Each election by the Borrower of an Adjusted Base Rate Borrowing shall be in the Minimum Borrowing Amount, or any multiple thereof.

2.05.2LIBOR Borrowing Option

.  Subject to the terms of this Section, interest may accrue at the election of the Borrower for Interest Periods selected by the Borrower, at the Adjusted LIBOR Rate on portions of the unpaid principal balances of the Revolving Credit Loans and the Term Loans (but not the Swingline Loans).  Any election for a LIBOR Borrowing shall be subject to the following terms and conditions:

(a)Notice Of Election

.  An Authorized Officer of the Borrower shall deliver by 11:00 a.m. Eastern Time on that Business Day which occurs three (3) Business Days prior to the Business Day on which the Borrower desires that an Interest Period commence, a written fully completed and executed Notice of Election substantially in the form attached hereto as Exhibit I (which Notice of Election may be transmitted electronically or by facsimile) specifying: (i) the commencement date of and length of the relevant Interest Period, (ii) if such election is not an Automatic Continuation Election, (iii) a statement as to whether the LIBOR Borrowing is to be

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applicable to the Term Loans or the Revolving Credit Loans, and (iv) the Dollar amount of that portion of the total aggregate principal amount of the Loans identified by the Borrower, which are to bear interest at the Adjusted LIBOR Rate, which amount: (A) shall not be less than the Minimum Borrowing Amount; and (B) if elected with respect to the Term Loans shall not be in a principal amount greater than that sum obtained by deducting the aggregate amount of principal payments upon the Term Loans which are scheduled for payment on Principal Payment Dates occurring prior to the end of the subject Interest Period from the aggregate unpaid principal balances of the Term Loans.  Unless the Borrower elects to the contrary, all LIBOR Borrowings shall be deemed to be subject to an Automatic Continuation Election and such election shall automatically and irrevocably continue for consecutive Interest Periods until such election is terminated by either: (i) an Authorized Officer of the Borrower delivering to the Administrative Agent by 10:00 a.m. Eastern Time on that Business Day which occurs three (3) Business Days prior to the last day of the then applicable Interest Period a written election terminating the Automatic Continuation Election; or (ii) a repayment or prepayment of all or any portion of that LIBOR Borrowing for any reason (including, but not limited to, principal payments upon the Loan on the Principal Payment Dates), each of which repayments or prepayments shall be subject to the payment of breakage costs pursuant to Section 2.05.2(b)(iii) hereof.

(b)Effect Of Election

.  Interest shall accrue from and including the first day of each Interest Period selected by the Borrower to (but not including) the last day of such Interest Period at the Adjusted LIBOR Rate determined as applicable to such Interest Period upon the amount of the unpaid principal balances of the Loans identified by the Borrower in the Borrower’s written election.  For LIBOR Borrowings for which an Automatic Continuation Election is in effect, a new Interest Period shall automatically commence immediately after the expiration of the preceding Interest Period and the rate of interest shall be adjusted on the first day of the new Interest Period to be equal to the Adjusted LIBOR Rate applicable to such new Interest Period.

(i)Interest Periods

.  There shall be no more than eight (8) Interest Periods outstanding at any one time.  No Interest Period may expire after the Maturity Date.

(ii)Availability

.  If prior to the commencement of any Interest Period for a LIBOR Borrowing: (A) the Administrative Agent is advised that the Required Lenders have determined that a Change In Law or a change in market conditions has made it impractical for the Lenders to offer pricing based on the Adjusted LIBOR Rate; or (B) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or (C) the Administrative Agent is advised by the Required Lenders that the LIBOR Rate applicable to such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining the proposed LIBOR Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any request to convert any borrowing to, or continue any borrowing as, a LIBOR Borrowing shall be ineffective and (y) any requested LIBOR Borrowing shall bear interest at the Adjusted Base Rate.

(iii)Breakage Costs

. The Borrower promises to compensate the Lenders from time to time, upon demand from any Lender through the Administrative Agent, for all losses, expenses, lost earnings, costs and liabilities (including all interest paid to lenders of funds borrowed by the Lenders to carry LIBOR Borrowings) which any of the Lenders sustains if: (A) any repayment or prepayment of any LIBOR Borrowings (including any payment resulting from the acceleration of the Loans in accordance with the terms of this Agreement or from an assignment required by Section 2.10 of this Agreement) or any conversion of a LIBOR Borrowing

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for any reason occurs on a date which is not the last day of the applicable Interest Period; or (B) any failure by the Borrower to borrow a LIBOR Borrowing or convert an Adjusted Base Rate Borrowing to a LIBOR Borrowing on the date for such borrowing or conversion specified in the relevant notice of election given by the Borrower to the Administrative Agent in accordance with the terms of this Agreement.

(iv)Termination Of Right To Elect

LIBOR Borrowings.  Notwithstanding anything to the contrary set forth in this Agreement, and without limiting any other rights and remedies of the Lenders, the Required Lenders during any continuing Default or Event of Default may suspend the right of the Borrower to elect any new LIBOR Borrowing or to convert any Adjusted Base Rate Borrowing into a LIBOR Borrowing or to permit any LIBOR Borrowing to be renewed as a LIBOR Borrowing, in which case all LIBOR Borrowings shall be converted (on the last days of the respective Interest Periods therefor) or continued, as the case may be, as Adjusted Base Rate Borrowings.

(v)Calculation Of Interest

.  Interest shall be calculated upon Adjusted Base Borrowings on the basis of a 365 or 366 days per year factor applied to the actual days on which there exists an unpaid balance of the Adjusted Base Rate Borrowings.  Interest shall be calculated upon LIBOR Borrowing on the basis of a 360 day per year factor applied to the actual days on which there exists an unpaid balance of the LIBOR Borrowing.

(vi)Default Interest

.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise (or if an Event of Default under Section 7.07 or Section 7.08 has occurred and is continuing), such overdue amount shall bear interest, after as well as before judgment, at the Default Rate.

2.05.3Maximum Rate Of Interest

.  Any provision contained in the Credit Documents to the contrary notwithstanding, the Lenders shall not be entitled to receive or collect, nor shall the Borrower be obligated to pay, interest, fees, or charges thereunder in excess of the maximum rate of interest permitted by any applicable Law, and if any provision of this Agreement, any Notes or any of the other Credit Documents is construed or held by any court of law or Governmental Authority having jurisdiction to permit or require the charging, collection or payment of any amount of interest in excess of that permitted by such Laws, the provisions of this Section shall control and shall override any contrary or inconsistent provision.  The intention of the parties is to at all times conform strictly with all applicable usury requirements and other Laws limiting the maximum rates of interest which may be lawfully charged upon the Loans.  The interest to be paid pursuant to this Agreement shall be held subject to reduction to the amount allowed under said usury or other Laws as now or hereafter construed by the courts having jurisdiction, and any sums of money paid in excess of the interest rate allowed by applicable Law shall be applied in reduction of the principal amount owing pursuant to this Agreement.

Section 2.06Pro Rata Treatment And Payments

.

2.06.1Distribution Of Payments To Lenders

.  Except as otherwise expressly provided to the contrary by the terms of this Agreement, all payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise shall be made without set-off or counterclaim and shall be made prior to 2:00 p.m. Eastern Time on the due date thereof to the Administrative Agent for the accounts of the Lenders at the Administrative Agent’s offices in Buffalo, New York in Dollars and in immediately available funds.  The Administrative Agent shall promptly distribute to each Lender by wire transfer such Lender’s pro rata share of each of such payments in like funds as received.  The Administrative Agent may assume that the Borrower has made such payments on the applicable date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or to the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not

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in fact made such payments, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate or a rate determined by the Administrative Agent in accordance with banking industry customs and rules on interbank compensation.

2.06.2Funding Of Loans

.  The Lenders agree that the Administrative Agent may assume that each Lender will fund timely its pro rata portion of each borrowing requested by the Borrower in accordance with the terms of this Agreement and that the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (a) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate or a rate determined by the Administrative Agent in accordance with banking industry customs and rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (b) in the case of a payment to be made by the Borrower, the interest rate applicable to Adjusted Base Rate Borrowings.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such share included in the subject borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.06.3Ratable Sharing

.  Each borrowing by the Borrower shall be made ratably from the Lenders in accordance with their applicable respective Commitment Percentages.  Any reduction in the Revolving Credit Dollar Cap shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitment Percentages. Each payment (including each prepayment) by the Borrower on account of principal and interest on the Loans shall be shared pro rata by the Lenders in accordance with their respective balances of the Loans which are being paid.

2.06.4Setoffs, Counterclaims

, Other Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender receiving payment greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value in Dollars) participations in the Loans and participations in the L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution) or (B) any payment obtained by a Lender as consideration for the

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assignment of or sale of a participation in any of its Loans or participations in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Borrower or any other Loan Party (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.07Application Of Payments

.  Except as expressly required to the contrary by the terms of this Agreement, all payments received upon the Loans may be applied first to Credit Party Expenses (to the extent then due and owing), then to accrued interest and the unpaid principal balances of the Loans, or in such other order as elected by the Required Lenders.

Section 2.08Increased Costs

.

2.08.1Increased Costs Generally

.  If any Change In Law shall:

(a)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(b)subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)impose on any Lender or the Issuing Bank or the London Interbank Market any other condition, cost or expense affecting this Agreement or any LIBOR Borrowing made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Bank, or such other Recipient of making, converting to or continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank, or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank, or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon the written request of such Lender, the Issuing Bank, or such other Recipient, the Borrower agrees to pay to such Lender, the Issuing Bank, or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank, or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

2.08.2Capital Requirements

. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company

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with respect to capital adequacy), then upon the written request of such Lender or the Issuing Bank the Borrower agrees to pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

2.08.3Certificate for Reimbursement

.  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in this Section 2.08 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower promises to pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

2.08.4Delay in Requests

.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).  Notwithstanding the above, a Lender or the Issuing Bank will not be entitled to demand compensation pursuant to this Section 2.08 at any time if it is not the general practice and policy of such Lender or the Issuing Bank, as applicable, to demand such compensation from similarly situated borrowers in similar circumstances at such time.

Section 2.09Taxes

.

2.09.1Defined Terms

.  For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.

2.09.2Payments Free of Taxes

.  Any and all payments by or on account of any obligation of any Loan Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.09.3Payment of Other Taxes by the Borrower

. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

2.09.4Indemnification

.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of

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such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

2.09.5Indemnification by the Lenders

.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.03 relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.09.5.

2.09.6Evidence of Payments

.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

2.09.7Status of Lenders

.

(a)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)Without limiting the generality of the foregoing,

(i)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be

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requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)executed copies of IRS Form W-8ECI;

(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(D)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(iii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations

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under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

2.09.8Treatment of Certain Refunds

.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 2.09 (including by the payment of additional amounts pursuant to Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.09.8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.09.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.09.8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amount with respect to such Tax had never been paid.  This Section shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(a)Survival

.  Each party’s obligations under this Section 2.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.10Mitigation Obligations; Replacement of Lenders

.

2.10.1Designation of a Different Lending Office

.  If any Lender requests compensation under Section 2.08, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.09, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.09, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.10.2Replacement of Lenders

. If any Lender requests compensation under Section 2.08, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.09 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.10.1, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such

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Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.02), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.08 or Section 2.09) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)the Borrower shall have paid to the Administrative Agent the administrative fee (if any) specified in Section 10.02;

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.05.2(b)(iii)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.09, such assignment will result in a reduction in such compensation or payments thereafter;

(d)such assignment does not conflict with applicable Laws; and

(e)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

In the event that a replaced Lender does not execute an Assignment and Assumption pursuant to Section 10.02 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 2.10.2 and presentation to such replaced Lender of an Assignment and Assumption evidencing an assignment pursuant to this Section 2.10.2, the Borrower shall be entitled (but not obligated) to execute such an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Borrower, the replacement Lender and the Administrative Agent, shall be effective for purposes of this Section 2.10.2 and Section 10.2.

Section 2.11Cash Collateral

.

2.11.1Certain Credit Support Events

. Upon the request of the Administrative Agent or the Issuing Bank if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, the Issuing Bank or the Swingline Lender, the Borrower shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.12.1(d) and any Cash Collateral provided by the Defaulting Lender).

2.11.2Grant of Security Interest

.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in a blocked, non-interest bearing deposit accounts maintained at M&T Bank.  The Borrower, and to the extent provided by any Lender, such Lender, hereby each grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders (including the Swingline Lender), a security interest in all such cash, deposit accounts and all balances therein, and in all proceeds of the foregoing, all as security for the Obligations to be applied in accordance with Sections 2.11.3 and 2.11.4.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person

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other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower or the applicable Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

2.11.3Application

.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any provisions of this Agreement shall be held and first applied to the satisfaction of the specific Obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be otherwise provided for herein.

2.11.4Release

.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or with respect to any L/C Obligation remaining outstanding after the L/C Expiration Date shall be released promptly following (a) the elimination of the applicable Fronting Exposure or L/C Obligation giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its Eligible Assignee following compliance with Section 10.02)) or (b) the Administrative Agent’s and the Issuing Bank’s and Swingline Lender’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in Section 2.11.3 may be otherwise applied in accordance with Section 8.05), and (y) the Person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other Obligations.

Section 2.12Defaulting Lenders

.

2.12.1Defaulting Lender Adjustments

.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Laws:

(a)Waivers and Amendments

.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b)Defaulting Lender Waterfall

. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.07 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.11; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.11; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or

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Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 or Section 4.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable credit facility without giving effect to Section 2.12.1.(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.12 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)Certain Fees

.

(i)No Defaulting Lender shall be entitled to receive a Revolving Credit Unused Fee or Term Loan Unused Fee for any period during which that Lender is a Defaulting Lender.

(ii)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the limited extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.11.

(iii)With respect to any Revolving Credit Unused Fee, Term Loan Unused Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clauses (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to the Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fees.

(d)Reallocation of Participations to Reduce Fronting Exposure

.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentage (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)Cash Collateral, Repayment of Swingline Loans

.  If the reallocation described in clause (d) above cannot, or can only partially, be effected, the Borrower

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shall, without prejudice to any right or remedy available hereunder or under Law, (i) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (ii) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.11.

2.12.2Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable credit facility (without giving effect to Section 2.12.1(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.12.3New Swingline Loans/Letters of Credit

.  So long as any Lender is a Defaulting Lender, (a) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (b) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.13Fees

.  The Borrower shall pay to M&T Bank for M&T Bank’s own account such fees as are required by the terms of the Fee Letter.

Section 2.14Payments

.  All payments received by the Credit Parties which are to be applied to reduce the Obligations shall be provisional and shall not be considered final unless and until such payment is not subject to avoidance under any provision of the Bankruptcy Code, as amended, including Sections 547 and 550, or any other Debtor Relief Law.  If any payment is avoided or set aside under any provision of the Bankruptcy Code, including Sections 547 and 550 thereof, or any other Debtor Relief Law, the payment shall be considered not to have been made for all purposes of this Agreement and the Credit Parties shall adjust their respective records to reflect the fact that the avoided payment was not made and has not been credited against the Obligations.

Section 2.15Advancements

.  If the Borrower or any other Loan Party fails to perform any of its respective agreements or covenants contained in the Credit Documents or if the Borrower or any other Loan Party fails to protect or preserve the Collateral or any other security for the Obligations or the status and priority of the Liens of the Credit Parties in the Collateral or in any other security for the Obligations, the Administrative Agent, for the account of the Lenders, may, upon prior written notice to the Borrower, make advances to perform the same on behalf of the Borrower or other Loan Party to protect or preserve the Collateral or any other security for the Obligations or the status and priority of the Liens of the Credit Parties in the Collateral or in any other security for the Obligations, and all sums so advanced shall immediately upon such advance become secured by the Liens granted in the Credit Documents for the Obligations, and shall become part of the Obligations.  The Borrower promises to repay all sums so advanced on the Borrower’s behalf, plus all expenses or costs incurred by the Administrative Agent, on account of the Lenders, to the extent required to be reimbursed pursuant to Section 10.08 hereof.  The provisions of this Section shall not be construed to prevent the institution of the rights and remedies of the Administrative Agent upon the occurrence and during the continuance of an Event of Default.  The authorization contained in this Section is not intended to impose any duty or obligation on the

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Administrative Agent or any other Credit Party to perform any action or make any advancement on behalf of the Borrower and is intended to be for the sole benefit and protection of the Credit Parties.

Section 2.16Swap Obligations; Keepwell

.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Credit Documents, Swap Obligations of any Loan Party that is not an Eligible Contract Participant shall not include any Excluded Swap Liabilities; provided however, to the extent that a Loan Party is an Eligible Contract Participant, such Loan Party (in addition to its other Obligations and agreements hereunder), hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party in respect of the Swap Obligations.  The obligations of each Loan Party, to the extent that it is an Eligible Contract Participant, under this Section 2.17 shall remain in full force and effect until indefeasible payment in full in cash of all of the Obligations and termination of this Agreement and the other Credit Documents.  Each Loan Party, to the extent that such Loan Party is an Eligible Contract Participant, intends that this Section 2.17 constitute, and this Section 2.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

Section 2.17Increase in Commitments

.

2.17.1Request for Increase

.  The Borrower may from time to time, on or prior to the date that is nine (9) months from the Closing Date, request an increase in the aggregate amount of Term Loan Commitments by an aggregate amount for all such requests not exceeding the lesser of (x) Four Million ($4,000,000) and (y) 70.3% of the sum of (1) the aggregate Appraised Value of all Identified Speedway Sites designated after the Closing Date minus (2) the Appraised value of all Identified Speedway Sites that have not been purchased and have had such designation removed by the Borrower pursuant to the definition of “Identified Speedway Sites”; provided that (i) any such request for an increase shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000.00), (ii) the Borrower may make a maximum of two (2) such requests, (iii) no Default or Event of Default shall have occurred and be continuing and no Default or Event of Default shall exist immediately after giving effect to an such increase, (iv) the Borrower shall provide the Administrative Agent with a certificate of an Authorized Officer of the Borrower evidencing that, immediately after giving effect to such increase and the use of proceeds therefrom on a pro forma basis and giving pro forma effect to the security interest of the Administrative Agent to be obtained in Identified Speedway Sites acquired with the proceeds of such increase, the Borrower is in pro forma compliance with all Financial Covenants and the LTV Ratio does not exceed 75%, and (v) the increase in the Term Loan Commitments shall be on the same terms applicable to the existing Term Loan Commitments (including maturity date).  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than fifteen (15) Business Days from the date of delivery of such notice to the Lenders).

2.17.2Lender Elections to Increase

.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitments (which shall be in its sole discretion) and, if so, whether by an amount equal to, greater than, or less than its respective Commitment Percentage of any such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

2.17.3Notification by Administrative Agent; Additional Lenders

.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

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2.17.4Effective Date and Allocations

.  If the aggregate amount of any Term Loan Commitments are increased in accordance with this Section, the Administrative Agent shall determine the effective date of the increase (the “Increase Effective Date”) and the final allocation of such increase, in each case in consultation with the Borrower.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

2.17.5Conditions to Effectiveness of Increase

.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (a) a certificate of the Borrower and Guarantor dated as of the Increase Effective Date duly executed by an Authorized Officer of the Borrower  certifying that, immediately before and immediately after giving effect to such increase, (i) the representations and warranties of the Borrower and Guarantors contained in this Agreement and the other Credit Documents to which they are parties are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (ii) no Default or Event of Default has occurred and is continuing, and (iii) all Financial Covenants would be satisfied on a pro forma basis on the Increase Effective Date and for the most recent determination period after giving effect to such increase in Term Loan Commitments, and (b) such additional Credit Documents as may be reasonably required by the Administrative Agent to evidence and secure the increase in Term Loan Commitments, including but not limited to promissory notes or replacement promissory notes (in each case to the extent requested by any Lender) and Mortgages and amendments to existing Mortgages (and title policies or endorsements to existing title policies increasing the amounts thereof).

2.17.6Conflicting Provisions

.  This Section 2.17 shall supersede any provisions in Section 2.06.3 or 10.01 to the contrary.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower and Holdings make the following representations and warranties to the Credit Parties as of the Closing Date and, as of each date on which any Revolving Credit Loan, Swingline Loan or, as applicable, Term Loan is requested or made or any Letter of Credit is requested or issued (for purposes hereof, each extension or other amendment of a Letter of Credit shall constitute an issuance thereof):

Section 3.01Organization and Qualification

.  Each Loan Party (a) is a corporation or limited liability company or other Person duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the state of incorporation or organization of such Loan Party, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (c) is duly licensed or qualified and in good standing in all jurisdictions where the property owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary (except, in each case referred to in clause (b) and (c), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Change).

Section 3.02Capitalization and Ownership

; Loan Parties.  Schedule 3.02 sets forth, as of the Closing Date, (a) the name, type of organization and jurisdiction of organization of each Loan Party and each Subsidiary of each Loan Party, (b) the percentage of each class of Capital Stock owned by each Loan Party in each of its Subsidiaries and (c) each joint venture in which any Loan Party owns any Capital Stock, and identifies each Subsidiary of the Borrower that is a Guarantor, in each case as of the Closing Date. As of the Closing Date, there are no options, warrants or other rights outstanding to purchase any Capital Stock of the Borrower or any of its Subsidiaries.  Each Loan Party has good and marketable title to all the Capital Stock of any Subsidiary which such Loan Party owns, free and clear of any Lien other than Permitted Encumbrances.

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Section 3.03[Reserved]

.

Section 3.04Power and Authority

.  Each of the Loan Parties has the full power to enter into, execute, deliver, carry out and perform the Credit Documents to which it is a party, to incur the Indebtedness contemplated by the Credit Documents and to perform its respective obligations under the Credit Documents to which it is a party and all of such actions have been duly authorized in each instance by all necessary corporate or other organizational proceedings.

Section 3.05Validity and Binding Effect

.  This Agreement has been, and each Credit Document, when executed and delivered by the respective Loan Parties, will have been, duly and validly executed and delivered by the Loan Parties which are signatories thereto.  This Agreement and each of the other Credit Documents executed and delivered by the respective Loan Parties will, upon such execution and delivery, constitute the legal, valid and binding obligations of such Loan Parties, enforceable against the respective Loan Parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization moratorium or similar Laws affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of Law or equity.

Section 3.06No Conflict

.  Neither the execution and delivery by the Borrower of this Agreement nor the execution and delivery by any other Loan Party of any Credit Documents to which it is a party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof by the Borrower or the other Loan Parties will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organization Documents of any Loan Party or (ii) any Law or any agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, or (b) result in the creation or enforcement of any Lien upon any property (now or hereafter acquired) of any of the Loan Parties (other than Liens securing the Obligations and the Permitted Encumbrances) except, in each case referred to in clauses (a)(ii) and (b), to the extent that such conflict, default, breach or the creation or enforcement of any Lien would not reasonably be expected to cause a Material Adverse Change.

Section 3.07Litigation

.  (a) There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or any Restricted Subsidiary, at law or in equity, before any Governmental Authority which individually or in the aggregate, could be reasonably expected to result in any Material Adverse Change; and (b) no Loan Party or Restricted Subsidiary is in violation of any order, writ, injunction or decree of any Governmental Authority, the violation of which would reasonably be expected to result in any Material Adverse Change.

Section 3.08Financial Statements; Financial Projections

.

3.08.1Financial Statements. The financial statements delivered pursuant to Section 5.09.3 and Section 5.09.4 (i) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein; and (ii) present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby, subject, in the case of clauses (i) and (ii), to, in the case of unaudited quarterly financial statements, normal year-end adjustments and the lack of footnote disclosures.

3.08.2Material Adverse Change

. Since the Closing Date, there has been no Material Adverse Change.

3.08.3Financial Projections

.  All financial performance projections relating to the Loan Parties and their Subsidiaries delivered to the Administrative Agent, including any financial performance projections relating to the Loan Parties and their Subsidiaries delivered on or prior to the Closing Date, represent the Borrower’s good faith estimate of future financial performance and are

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based on assumptions believed by the Borrower to be fair and reasonable in light of current market conditions at the time made, it being acknowledged and agreed by the Administrative Agent and the Lenders that projections as to future events are not to be viewed as facts and that the actual results may vary from such projected results and that such variances may be material.

Section 3.09Margin Stock

.  Neither the Borrower nor any of the other Loan Parties engages or intends to engage principally, or as one of its important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the Federal Reserve Board) or extending credit for the purpose of purchasing or carrying “margin stock”.  No part of the proceeds of any Loan or other extension of credit hereunder has been or will be used for any purpose that violates Regulation U of the Federal Reserve Board.  No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.10Full Disclosure

.  Neither this Agreement nor any Credit Document, nor any certificate, statement, agreement or other document (other than projected financial information and pro forma financial information prepared in good faith and information of a general economic or industry nature) furnished to the Credit Parties by the Loan Parties (as modified or supplemented by other information so furnished), contains any misstatement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not materially misleading, taken as a whole, as of the time when made or delivered.

Section 3.11Tax Returns and Payments

.  All federal and state tax returns that are required by applicable Law to be filed by the Loan Parties have been filed or properly extended, and all taxes, assessments and other governmental charges levied upon the Loan Parties, or any of their respective properties, assets, income or franchises which are due and payable have been paid in full except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reservices are being maintained in accordance with GAAP (to the extent required thereby) or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Change.

Section 3.12Consents and Approvals

.  No consent, approval, exemption, order or authorization of, or a registration or filing with any Governmental Authority is required by any Law in connection with the execution, delivery and carrying out of this Agreement and the Credit Documents to which any Loan Party is a party except (a) for recordings and filings in connection with the Liens granted to the Administrative Agent under the Security Documents, (b) those obtained or made on or prior to the Closing Date and (c) those the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

Section 3.13No Default

.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of the Administrative Agent’s Liens on the Collateral.

Section 3.14Compliance with Laws

.  Each of the Loan Parties is in compliance in all material respects with all applicable Laws in all jurisdictions in which any of the Loan Parties are presently or will be doing business, the non-compliance with which would reasonably be expected to cause a Material Adverse Change.

Section 3.15ERISA Compliance

.

3.15.1Plans and Contributions.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss

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of, such qualification.  Except as would not, individually or together with any other event, reasonably be expected to result in a Material Adverse Change, the Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

3.15.2Pending Claims

.  There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to result in a Material Adverse Change.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Change.

3.15.3ERISA Events

.  Except as would not, individually or together with any other event, reasonably be expected to result in a Material Adverse Change: (a) no ERISA Event has occurred or is reasonably expected to occur, (b) no Pension Plan has any Unfunded Pension Liability, (c) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (d) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 3.16Title to Properties

.  As of the Closing Date, Schedule 1.04 lists the addresses of all Real Property Parcels owned or leased by any Loan Party.  The Loan Parties have (a) good, insurable and indefeasible fee simple title to, or good and valid leasehold interests in, as applicable, all of their respective Accepted Real Property Parcels and (b) good title to all of their respective material owned personal property, in each case subject to no Liens or other encumbrances except Permitted Encumbrances and in the case of clause (b), except where the failure to hold such title would not reasonably be expected to result in a Material Adverse Change.

Section 3.17Insurance

.  There are in full force and effect for the benefit of the Loan Parties insurance policies or bonds providing adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Loan Parties in accordance with prudent business practices in the respective industries of the Loan Parties.  As of the Closing Date, and, as of each subsequent reaffirmation of this representation and warranty, except as otherwise previously disclosed in writing to the Administrative Agent, to the knowledge of the Loan Parties, no grounds exist to cancel or void any of such policies or bonds.

Section 3.18Employment Matters

.  Each Loan Party is in compliance with all employee benefit plans, employment agreements, collective bargaining agreements and labor contracts and all Laws applicable thereto except to the extent failure to be in such compliance would not reasonably be expected to have a Material Adverse Change.  There are no outstanding grievances, arbitration awards or appeals relating to any of the foregoing plans, agreements or contracts, or, to the knowledge of the Borrower, threatened in writing strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any Loan Party, in each case which would reasonably be expected to result in any Material Adverse Change.  All payments due or to become due from any Loan Party on account of obligations in respect of employee health and welfare insurance have been paid or, in the case of such amounts not yet due, have been recorded as liabilities on the books of the Loan Parties, except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Change.

Section 3.19Solvency

.  As of the Closing Date, Holdings and its Subsidiaries, taken as a whole, are Solvent.

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Section 3.20Material Contracts

.  Except as otherwise disclosed on Schedule 3.20 and, in each instance in which the representations and warranties of this Section are given or deemed given on a date subsequent to the Closing Date, as theretofore otherwise disclosed to the Administrative Agent in writing, all contracts relating to the business operations of the Loan Parties, are valid, binding and enforceable upon the Loan Parties party thereto, and to the knowledge of the Borrower, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization moratorium or similar Laws affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of Law or equity, without any material defaults thereunder, in each case except as would not reasonably be expected to result in a Material Adverse Change.

Section 3.21Patents, Trademarks, Copyrights, Licenses, Etc.

.  Each Loan Party owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights which are necessary to own and operate its assets and to carry on its business as presently conducted and as planned to be conducted by such Loan Party except for such patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights the failure of which to own or license or otherwise have the right to use would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change. To the knowledge of each Loan Party, (a) the conduct and operations of the businesses of each Loan Party and each Subsidiary of each Loan Party does not infringe, misappropriate, dilute or violate any intellectual property owned by any other Person and (b) no other Person has contested in writing any right, title or interest in, or relating to, any intellectual property of any Loan Party, other than, in each case, as would not reasonably be expected to have a Material Adverse Change.

Section 3.22Liens

.  The provisions of the Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien (subject to Permitted Encumbrances) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect or protect such Liens (except to the extent that such filings or actions are not required pursuant to any Security Document).

Section 3.23Environmental Compliance

.  Except as would not, individually or collectively, reasonably be expected to result in a Material Adverse Change, in each case, the Loan Parties (a) are in compliance with applicable Environmental Laws and (b) are not subject to Environmental Liabilities.

Section 3.24Anti-Money Laundering/International Trade Law Compliance

.  No Covered Entity is a Sanctioned Person.  No Covered Entity, either in its own right or through any third party: (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, in each case in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.01Conditions to Closing

.  The obligations of each Lender to make any advance of proceeds of the Loans and the obligations of the Issuing Bank to issue any Letters of Credit hereunder are subject to the satisfaction of the following conditions precedent:

4.01.1Closing Submissions

.  The Administrative Agent’s receipt of the following, each of which shall be originals, telecopy or other electronic format (i.e., “pdf”):

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(a)executed counterparts of this Agreement and each of the other Credit Documents to be executed and delivered on the Closing Date, each dated as of the Closing Date and executed by each Loan Party party thereto;

(b)Notes dated the Closing Date and executed by the Borrower in favor of each Lender requesting Notes (to the extent such Notes are requested at least two (2) Business Days prior to the Closing Date (or such shorter period of time as the Borrower shall agree));

(c)the Guaranty and Security Agreement dated as of the Closing Date executed by each of the Guarantors as of the Closing Date;

(d)a customary secretary’s certificate (or certificate of such other Authorized Officer) of each Loan Party, dated as of the Closing Date, attaching (a) customary corporate (or other organizational) resolutions from the Borrower and the Guarantors, (b) incumbency certificates evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Credit Documents to which such Loan Party is a party, (c) true, correct and complete copies of the Organization Documents of each such Loan Party and a good standing (or equivalent) certificate of each such Loan Party in its jurisdiction of organization (which in the case of such certificate of incorporation, formation or organization, as applicable, and such good standing (or equivalent) certificate of such Loan Party shall be certified as of recent date by the applicable Governmental Authority in the applicable jurisdiction); provided that no such secretary’s (or such other Authorized Officer’s) certificate shall include any representation or statement as to the absence (or existence) of any Default or Event of Default;

(e)the applicable Loan Requests signed by an Authorized Officer of the Borrower; provided that no Loan Request shall include any representation or statement as to the absence (or existence) of any Default or Event of Default;

(f)a customary opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as counsel under New York law and Delaware law to the Loan Parties, addressed to the Administrative Agent and the Lenders;

(g)a certificate signed by an Authorized Officer of the Borrower and Holdings certifying, and where applicable demonstrating, satisfaction of the conditions precedent set forth in Section 4.01.5;

(h)to the extent requested in writing at least ten Business Days prior to the Closing Date by the Administrative Agent, receipt by the Administrative Agent at least five Business Days prior to the Closing Date of such documentation and other information relating to the Loan Parties that the Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(i)title insurance commitments or pro forma Title Insurance Policies for the Real Property Parcels listed on Schedule 1.04 attached hereto;

4.01.2Fees

.  Any (a) fees due under the Fee Letter and (b) expenses due to the Lead Arranger under Section 10.8 hereof on the Closing Date (in the case of this clause (b), for which invoices have been presented to the Borrower at least one (1) Business Day prior to the Closing Date), in each case shall be paid by the Borrower (or the Borrower shall cause to be paid) substantially concurrently with the initial funding of the Loans on the Closing Date (or the Borrower shall have been authorized such amounts to be deducted from the proceeds of the initial Loans hereunder on the Closing Date).

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4.01.3Representations and Warranties

. (i) The Specified Purchase Agreement Representations shall be true and correct in all respects; provided that the condition under this clause (i) shall be deemed satisfied unless Borrower (or Borrower’s Affiliate) has the right (taking into account any applicable notice and cure provisions) to terminate its (or their) obligations under the Site Purchase Agreement or decline to consummate the acquisition of any Identified Speedway Sites (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Site Purchase Agreement and (ii) the Specified Representations shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Change, in all respects).

4.01.4Material Adverse Effect

.  Except as set forth in Section 2.1(r) of the “Disclosure Schedules” to the Site Purchase Agreement, since December 31, 3019, there has not occurred any Material Adverse Effect.

4.01.5LTV Ratio

.  The Administrative Agent shall have received evidence that (i) the LTV Ratio, on a pro forma basis after giving effect to the Loans to be made on the Closing Date and any Permitted Acquisitions to be made on the Closing Date, does not exceed seventy-five percent (75%) and (ii) the Net Principal Closing Amount on the Closing Date prior to the funding of any Loans is not more than seventy-five percent (75%) of the sum of (i) the aggregate Appraised Value of the Identified Speedway Sites that is expected to constitute Collateral on and after the Closing Date (in the good faith determination of the Borrower) in which any Loan Party is expected (in the good faith determination of the Borrower) to obtain a fee simple interest plus (ii) the aggregate appraised value of the Real Properties that is expected to constitute Collateral on and after the Closing Date (in the good faith determination of the Borrower) in which any Loan Party is expected (in the good faith determination of the Borrower) to obtain a leasehold interest to the extent it is expected (in the good faith determination of the Borrower) that (x) the landlord of any such Identified Speedway Site will execute an agreement providing for certain customary leasehold mortgagee protections in a form reasonably acceptable to the Administrative Agent and (y) any mortgagee of the fee simple interest in any such Identified Speedway Site will execute a customary non-disturbance agreement reasonably acceptable to the Administrative Agent, in each case if reasonably requested by Administrative Agent.

4.01.6Minimum Equity Contribution

.  The Administrative Agent shall have received evidence that the Borrower shall have received no less than an amount equal to 25% of the aggregate amount of purchase price of the Identified Speedway Sites acquired by any Loan Party on or prior to the Closing Date from the proceeds of contributions to its common equity, which proceeds shall be used on or prior to such Closing Date to help finance the acquisition of such Identified Speedway Sites.

Without limiting the generality of the provisions of Section 9.02.4 of this Agreement, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved, accepted and to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections thereto.

Notwithstanding anything to the contrary in this Section 4.01, to the extent any security interest in any Collateral or any deliverable related to the perfection of security interests in such Collateral (other than any Collateral the security interests in which may be perfected by (x) the filing of a financing statement under the UCC, (y) the delivery of certificates, if any, evidencing the Capital Stock of any wholly-owned Domestic Subsidiary of Holdings that is required to be pledged pursuant to the Security Documents, and (z) the recording of a Mortgage secured by a Real Property Parcel owned in fee as of the Closing Date by the Borrower or any of the Guarantors) is not or cannot be perfected and/or provided on the Closing Date (i) without undue burden or expense or (ii) after the Loan Parties’ use of commercially reasonable efforts to do so, then the perfection of such security interests or the provision of such deliverables shall not constitute a condition precedent to the availability of the Loans on the Closing Date, but instead shall be

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required to be perfected or delivered within ninety (90) days after the Closing Date (or such later date as may be agreed by the Administrative Agent in its sole discretion).

Section 4.02Conditions To Advances Of Proceeds Of Loans (other than Term Loans) And Issuances Of Letters Of Credit After Closing Date

. The obligations of each Lender and of the Issuing Bank to honor any request for the advance of any proceeds of the Loans (other than the Term Loans) or the issuance or reissuance of any Letters of Credit after the Closing Date or request to renew or amend any Letter of Credit after the Closing Date, shall be subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

4.02.1Representations And Warranties

.  The representations and warranties of the Loan Parties contained in Article III of this Agreement or in any other Credit Document shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Change, in all respects) on and as of the date of any such advance of proceeds of the Loans or issuance of Letters of  Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Change, in all respects) as of such earlier date.

4.02.2Absence Of Defaults And Events Of Default

.  No continuing Default or Event of Default shall exist, or would result immediately from such requested advance or issuance.

4.02.3Loan Request

. The Administrative Agent shall have received a Loan Request in accordance with Section 2.01.2 or such other applicable request required by Section 2.02.1 or Section 2.03.1.

Each request for the advance of proceeds of the Loans (other than the Term Loans) after the Closing Date or for the issuance or reissuance of any Letters of Credit shall be deemed automatically to be a representation and warranty of the Borrower that the conditions specified in this Section 4.02 have been satisfied on and as of the date of the requested advance.

Section 4.03Conditions To Advances Of Proceeds Of Term Loans After Closing Date

. The obligations of each Lender to honor any request for the advance of any proceeds of the Term Loans after the Closing Date, shall be subject to the satisfaction of the following conditions precedent:

4.03.1Representations And Warranties

.  (i) The Specified Purchase Agreement Representations shall be true and correct in all respects; provided that the condition under this clause (i) shall be deemed satisfied unless Borrower (or Borrower’s Affiliate) has the right (taking into account any applicable notice and cure provisions) to terminate its (or their) obligations under the Site Purchase Agreement or decline to consummate the acquisition of any Identified Speedway Sites for which the proceeds of such Term Loans are to be used (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Site Purchase Agreement and (ii) the Specified Representations shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Change, in all respects).

4.03.2Absence Of Specific Events Of Default

.  No continuing Event of Default pursuant to Section 7.01, 7.07 or 7.08 shall exist, or would immediately result from such requested advance or issuance.

4.03.3Minimum Equity Contribution

. The Borrower shall have received no less than an amount equal to 25% of the aggregate amount of purchase price of the Identified Speedway Sites acquired by any Loan Party on or prior to the date of the requested Term Loan from the proceeds of

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contributions to its common equity, which proceeds shall be used on or prior to such date to help finance the acquisition of such Identified Speedway Sites.

4.03.4Loan Request

. The Administrative Agent shall have received a Loan Request in accordance with Section 2.04.2; provided that no Loan Request shall include any representation or statement as to the absence (or existence) of any Default or Event of Default (other than as described in Section 4.03.2).

Each request for the advance of proceeds of the Term Loans after the Closing Date shall be deemed automatically to be a representation and warranty of the Borrower that the conditions specified in this Section 4.03 have been satisfied on and as of the date of the requested Term Loan.

ARTICLE V
AFFIRMATIVE COVENANTS

The Borrower and Holdings agree that until the payment and satisfaction in full of all of the Obligations (other than L/C Obligations which have been Cash Collateralized (or as to which other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank shall have been made) and contingent indemnification or reimbursement Obligations to the extent no claim giving rise thereto has been asserted), it will comply with and cause the other Loan Parties to comply with the covenants set forth in this Article V.

Section 5.01 [Reserved]

.

Section 5.02Insurance

.  Each Loan Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect customary policies of insurance with respect to the property and businesses of the Loan Parties and such Subsidiaries (including, without limitation, customary tank and environmental liability insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of Holdings or the Borrower) (provided, if any such insurance company shall at any time cease to be financially sound and reputable, there shall be no breach of this provision in the event the Loan Parties promptly (and in any event within thirty (30) days of such date (or such later date as the Administrative Agent shall agree in its sole discretion)) obtain insurance from an alternative insurance carrier that is financially sound and reputable) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of similar size and character of the business of the Loan Parties, and (ii) within ninety (90) days of the Closing Date and except as the Administrative Agent shall otherwise agree in its sole discretion, (x) cause all such insurance relating to any property or business of any Loan Party to name the Administrative Agent as additional insured or lenders loss payee (or, with respect to any (x) environmental insurance policy, as additional named insured, or (y) flood insurance policy, as first mortgagee (loss payee)) as agent for the Lenders, as appropriate, and (y) cause all policies of insurance on real and personal property of the Loan Parties to contain an endorsement, in form and substance reasonably acceptable to the Administrative Agent, showing loss payable to the Administrative Agent and naming the Administrative Agent as additional insured or lenders loss payee (or, with respect to any (x) environmental insurance policy, as additional named insured, or (y) flood insurance policy, as first mortgagee (loss payee)) as agent for the Lenders, as appropriate, and, to the extent available, provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any material modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder).  A true and complete listing of such insurance, including issuers, coverages and deductibles, shall be provided to Agent promptly following the Administrative Agent’s request.

Section 5.03 [Reserved]

.

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Section 5.04Notice Of Litigation And Proceedings

.  The Borrower shall give prompt notice to the Administrative Agent of the institution of any litigation, investigation, proceeding or suspension against or involving any Loan Party or any Subsidiary of any Loan Party which would reasonably be expected to result in a Material Adverse Change.

Section 5.05 [Reserved]

.

Section 5.06Notice Of Change Of Business Location Or Of Jurisdiction of Organization; Notice of Name Change

.  The Borrower and the other Loan Parties shall notify the Administrative Agent within thirty (30) days after (a) any change in its chief executive office, (b) any change in the jurisdiction in which it is organized and (c) any change to its legal name or type of organization.

Section 5.07Payment of Taxes

.  The Borrower and the other Loan Parties shall pay or cause to be paid when and as due all Taxes imposed upon it or on any of its property or which it is required to withhold and pay over to the taxing authority or which it must pay on its income, except where (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves in accordance with GAAP are being maintained by such Person (to the extent required by GAAP) or (ii) the failure to do so would not reasonably be expected to result in a Material Adverse Change.

Section 5.08Notice Of Events Affecting Collateral

.   The Borrower and each of the other Loan Parties shall promptly report to the Administrative Agent  (a) all claims or disputes asserted against the Borrower, and (b) all matters materially affecting the value, enforceability or collectability of any of the Collateral, in each case, that would reasonably be expected to cause a Material Adverse Change.

Section 5.09Reporting Requirements

.  The Borrower shall submit the following items to the Administrative Agent (for distribution to the Credit Parties):

5.09.1[Reserved]

.

5.09.2Quarterly Reports

. Within forty-five (45) calendar days after the end of each Fiscal Quarter (or sixty (60) calendar days with respect to the fourth Fiscal Quarter of each Fiscal Year): (a) fuel volume and raw fuel margin information reports for the Loan Parties in a form reasonably satisfactory to the Administrative Agent (with a reconciliation to the applicable operating budget), (b) rental income reports for the Loan Parties in a form reasonably satisfactory to the Administrative Agent and (c) a report detailing all Permitted Acquisitions or other material capital expenditures made during such Fiscal Quarter (it being agreed that to the extent the Borrower has provided any such reports to the Administrative Agent prior to the Closing Date, the form of such reports so previously delivered shall be deemed reasonably acceptable to the Administrative Agent).

5.09.3Quarterly Financial Statements

.  Within forty-five (45) calendar days after the end of each Fiscal Quarter (or within sixty (60) calendar days after the end of the fourth Fiscal Quarter of any Fiscal Year), commencing with the Fiscal Quarter ending December 31, 2021, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, and the related unaudited consolidated statements of income, retained earnings and cash flows, as of the end of such Fiscal Quarter and for the Fiscal Year to date period ending on the last day thereof, all in reasonable detail and prepared in accordance with GAAP and certified by an Authorized Officer of the Borrower (subject to year-end adjustments and the absence of footnotes).

5.09.4Annual Financial Statements

.  Within one hundred fifty (150) calendar days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2021, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of

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such Fiscal Year and the related consolidated statements of income, retained earnings and cash flow for such Fiscal Year, all in reasonable detail and prepared in accordance with GAAP and accompanied by an audited opinion thereon issued by independent public accountant of recognized national standing or such other independent certified public accounting firm selected by the Borrower and reasonably acceptable to the Administrative Agent.

5.09.5[Reserved]

.

5.09.6[Reserved]

.

5.09.7Compliance Certificate

. Concurrently with the delivery of the financial statements referred to in Section 5.09.3 or Section 5.09.4, a Compliance Certificate.

5.09.8 [Reserved]

.

5.09.9 [Reserved]

.

5.09.10Budgets

.  Within ninety (90) days after the commencement of each Fiscal Year, an annual capital expenditure budget and an operating budget, which shall include a summary income statement as well as a statement of key assumptions relating to the preparation of the budgets.

5.09.11[Reserved]

.

5.09.12Environmental Information

The Borrower shall: (a) promptly notify the Administrative Agent after any Loan Party becomes aware of (i) any leaks, spills or releases, individually or collectively, which any Loan Party is required to report under applicable Environmental Laws and which would reasonably be expected to cost in excess of Five Hundred Thousand Dollars ($500,000.00) to comply with such Environmental Laws, (ii) any written notices or claims received by any Loan Party alleging noncompliance with or liability under any Environmental Laws where the cost to cure and any associated fines or penalties or to comply with any Environmental Laws would likely exceed Five Hundred Thousand Dollars ($500,000.00) and any single fine or penalty for any alleged violation that has an initial demand of at least One Hundred Thousand Dollars ($100,000.00) and (iii) any Material Environmental Liability and (b) provide to the Administrative Agent upon reasonable request, but no more frequently that once per Fiscal Year absent a continuing Event of Default, a report providing a summary update regarding the status of all known open remediation cases or other underground storage tank cases evidence of which must be reported to any state or federal agency, in each case, at any Real Property Parcel, including those cases that are being handled by another responsible party or pursuant to fixed price remediation contracts.  The Borrower shall promptly after the request of the Administrative Agent, deliver to the Administrative Agent such documents, information and reports as may be reasonably requested by the Administrative Agent with respect to any remediation efforts being conducted upon any Real Property Parcel, any claims made under any environmental policies or any state funds, and such other environmental matters relating to any Real Property Parcel or any of the Collateral (in each case, to the extent such documents, information and reports are reasonably available to the Borrower without unreasonable additional third-party cost or expense); provided that, unless an Event of Default has occurred and is continuing, notwithstanding anything to the contrary contained herein the Administrative Agent may not request any such documentation, information or report with respect to any site more often than once per Fiscal Year.

5.09.13Notice of Defaults and Events of Default; Material Defaults and Judgments

.  The Borrower shall promptly give written notice to the Administrative Agent of the occurrence of any (i) Event of Default or a Default, or (ii) any event or circumstance under other Indebtedness or any

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Judgment, in each case, that would have constituted an Event of Default hereunder for purposes of Section 7.04 or 7.05, respectively, if the “Threshold Amount” was One Million Dollars ($1,000,000.00).

5.09.14ERISA Event

.  The Borrower shall promptly give written notice to the Administrative Agent of the occurrence of any ERISA Event that would, individually or together with any other event, reasonably be expected to result in a Material Adverse Change.

5.09.15Wholesaler Agreements

. The Borrower shall promptly provide to the Administrative Agent (a) copies of any written notice claiming that the Borrower is in violation of any Wholesaler Agreement in any material respect and (b) notice of any material waiver, amendment, supplement or other modification to any Wholesaler Agreement.

5.09.16Reportable Anti-Terrorism Compliance Event

.  The Borrower shall promptly notify the Administrative Agent upon the occurrence of a Reportable Anti-Terrorism Compliance Event.

5.09.17General Information

.  In addition to the items set forth in subsections 5.09.1 through 5.09.17 above, the Borrower agrees to submit, and cause the other Loan Parties to submit, to the Administrative Agent such other information respecting the condition or operations, financial or otherwise, of the Loan Parties as the Credit Parties (through the Administrative Agent) may reasonably request in writing from time to time.

Section 5.10Preservation of Existence, Etc

.  The Borrower and each of the other Loan Parties shall each (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to cause a Material Adverse Change, and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to cause a Material Adverse Change.

Section 5.11Maintenance of Assets and Properties

.   The Borrower and the other Loan Parties shall maintain, preserve and protect all of its material assets and properties necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except in each case where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

Section 5.12Compliance with Laws

.  The Borrower and the other Loan Parties shall comply in all material respects with all Laws applicable to it the non-compliance with which would reasonably be expected to cause a Material Adverse Change, and obtain or maintain all permits, franchises and other governmental authorizations and approvals necessary for the ownership, acquisition and disposition of its properties and the conduct of its business except where the failure to do so would not reasonably be expected to cause a Material Adverse Change. In the event the Administrative Agent or any Lender is required under applicable Law to obtain updated appraisals of any Accepted Real Property Parcel, the Borrower shall cooperate with the Administrative Agent in obtaining such appraisals and pay the costs of such appraisals in accordance with Section 10.08 hereof.

Section 5.13Inspection Rights and Appraisals

.

5.13.1The Borrower and the other Loan Parties shall permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (it being agreed that a representative of the Borrower shall be permitted to be present at

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all such discussions with any public accountants), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Loan Parties; provided, however, that: (a) if there is not a continuing Event of Default the Loan Parties shall only be required to pay costs of one such inspection of the Administrative Agent in any Fiscal Year and (b) when a continuing Event of Default exists the Administrative Agent (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.  Notwithstanding anything to the contrary in this Section 5.13, none of Holdings or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective Related Persons) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

5.13.2[Reserved].

Section 5.14Environmental Matters and Indemnification

. Each of the Loan Parties shall be in compliance with all Environmental Laws except to the extent such non-compliance would not, individually or collectively, reasonably be expected to result in a Material Adverse Change.  The Loan Parties shall investigate any known circumstances which give the Loan Parties reason to believe the Contamination of any Real Property Parcel (and which Contamination would cause the Loan Parties to not be in material compliance with Environmental Laws) and, in the case of any such Contamination of any Real Property Parcel which would cause such Loan Parties to not be in material compliance with Environmental Laws, the Loan Parties shall promptly perform, or cause to be performed:  (a) any remediation of such Contamination required under applicable Laws and (b) all actions reasonably necessary to obtain no further action letters from the appropriate state agencies in connection with each of the affected Real Property Parcels).

Section 5.15Use Of Proceeds

.  The Loan Parties shall use the proceeds of the Loans as set forth in Section 2.01.4 and Section 2.04.7, as applicable, and will ensure that no part of the proceeds of any Loan or other extension of credit hereunder will be used for any purpose that violates Regulation U of the Federal Reserve Board.

Section 5.16LTV Ratio

.  The Borrower shall at all times after the Term Loan Commitment Expiration Date cause the LTV Ratio to be not more than 75%.

Section 5.17[Reserved].

Section 5.18Material Contracts

. The Borrower shall comply in all materials respects with each of the Wholesaler Agreements and all other contracts material to the operation of the Borrower’s businesses, except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Change.

Section 5.19 [Reserved]

.

Section 5.20Additional Loan Parties

.

(a)Domestic Subsidiaries

.  If any Domestic Subsidiary of a Loan Party is formed or acquired after the Closing Date other than an Excluded Subsidiary, the Borrower shall notify the Administrative Agent in writing thereof within ten (10) Business Days (or such later date as may be acceptable to the Administrative Agent in its sole discretion) after the date on which such Domestic Subsidiary is formed or acquired and, within thirty (30) Business Days after the Administrative Agent’s request therefor (or such later date as may be acceptable to the

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Administrative Agent in its sole discretion), the Borrower shall cause such Domestic Subsidiary to (i) guaranty the Obligations by joining and becoming a party to the Guaranty and Security Agreement, (ii) grant to the Administrative Agent, for the benefit of the Lenders, a security interest in, subject to the exceptions and limitations set forth herein and in the Security Documents and any other Credit Document, all of such Domestic Subsidiary’s assets to secure such guaranty (excluding any Excluded Property), including, without limitation, by joining and becoming a party to any existing Security Document (to the extent applicable) and complying with the requirements set forth therein, and (iii) pledge all of the outstanding Capital Stock of each of its directly held Subsidiaries (other than Excluded Property) to the Administrative Agent, for the benefit of the Lenders, to secure the Obligations by joining and becoming a party to the applicable Security Document and complying with the requirements set forth therein.  In connection with each pledge of certificated Capital Stock, the applicable Loan Parties shall deliver, or cause to be delivered, to the Administrative Agent, stock (or equivalent) powers duly executed in blank.

(b)Requirements For All Additional Loan Parties

.  With respect to each such additional Subsidiary that is required to become a Loan Party pursuant to clause (a) above, the Borrower shall deliver or cause to be delivered to the Administrative Agent (i) a complete copy of the Organizational Documents of such Subsidiary, together with a certificate of status or good standing if such certificates are issued by the jurisdiction of formation, and (ii) to the extent requested by the Administrative Agent, an opinion of counsel reasonably satisfactory to the Administrative Agent opining as to customary matters in connection with such Subsidiary.

Section 5.21Flood Matters

.

5.21.1Mire Events

. Each of the parties hereto acknowledges and agrees that, if there are any Real Property Parcels subject to Mortgages, any increase, extension or renewal of any of the Commitments or Loans (including, without limitation, any additional Term Loans pursuant to Section 2.17 hereof, but excluding (i) any continuation or conversion of Loans, (ii) the making of any Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): (a) the delivery to the Administrative Agent of a flood hazard determination with respect to such Real Property Parcels, (b) with respect to any Flood Hazard Property, if flood insurance is available in such community, evidence of flood insurance with respect to such Flood Hazard Property, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System and in form and substance reasonably satisfactory to the Administrative Agent, and (c) the Administrative Agent shall have received written confirmation from the Lenders that flood insurance due diligence has been completed by the Lenders (such written confirmation not to be unreasonably withheld, conditioned or delayed and shall in any event be deemed received upon the date that is thirty (30) days (ten (10) days for any Real Property Parcel that is not a Flood Hazard Property) after the Borrower has delivered the items set forth in clauses (a) and (b)).

5.21.2Flood Insurance

.  With respect to each Flood Hazard Property, the applicable Loan Party (a) shall have obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the applicable Real Property Parcel of the Loan Party ceases to be financially sound and reputable after the Closing Date, in which case, the Borrower shall promptly replace such insurance company with a financially sound and reputable insurance company), to the extent flood insurance is available in the community in which such Flood Hazard Property is located, flood insurance in such reasonable total amount as the Administrative Agent and the Lenders may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to Law, including, without limitation, any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) promptly upon request of the Administrative Agent or any Lender, will deliver to the Administrative Agent or such Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or such Lender, including, without limitation, evidence of annual renewals of such insurance.

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5.21.3Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Administrative Agent shall not enter into or permit any Mortgage to be recorded in respect of any Real Property Parcel acquired after the Closing Date until (a) the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such Real Property Parcel: (i) a completed flood hazard determination from a third party vendor; (ii) if such Real Parcel Property is a Flood Hazard Property, (A) a notification to the applicable Loan Party of that fact and (if required by Flood Laws) notification to the applicable Loan Party if flood insurance coverage is available, (B) evidence of the receipt by the applicable Loan Party of such notice; and (C) if such notice if required to be provided to the applicable Loan Party and flood insurance is available in the community in which such Real Parcel Property is located, evidence of required flood insurance and (b) the Administrative Agent shall have received written confirmation from each of the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed and shall in any event be deemed received upon the date that is thirty (30) days (ten (10) days for any Real Property Parcel that is not a Flood Hazard Property) after the Borrower has delivered the items set forth in clauses (a) and (b)).

ARTICLE VI
NEGATIVE COVENANTS

The Borrower and Holdings agree that until the payment and performance in full of all of the Obligations (other than L/C Obligations which have been Cash Collateralized (or as to which other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank shall have been made) and contingent indemnification or reimbursement Obligations to the extent no claim giving rise thereto has been asserted), it will not do, and it will not permit any of the other Loan Parties to do, any of the following:

Section 6.01Liens

.  Neither the Borrower nor any other Loan Party shall create, incur, assume or suffer to exist any Lien upon any of its properties (real or personal), assets or revenues, whether now owned or hereafter acquired, other than Liens securing the Obligations and Permitted Encumbrances.

Section 6.02Investments

.  Neither the Borrower nor any other Loan Party shall make any Investment except (a) Investments in Cash Equivalents, (b) loans and advances to employees, directors and officers in the ordinary course of business for travel, entertainment, relocation and general ordinary course of business purpose; provided that at the time any such loan or advance is made (after giving pro forma effect thereto) the aggregate principal amount of Investments made in reliance on this clause (b) shall not exceed Two Hundred and Fifty Thousand Dollars ($250,000.00), (c) Investments acquired in connection with the settlement of delinquent accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers, (d) to the extent that they constitute Investments, purchases and acquisitions of fixed assets, equipment, supplies, materials, licenses or leases of other assets, intellectual property and Inventory, in each case in the ordinary course of business and to the extent not otherwise prohibited by the terms of this Agreement, (e) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.05, (f) Permitted Acquisitions, (g) loans, advances and other Investments provided by the Loan Parties to any of the Restricted Subsidiaries; provided that at the time any such Investment is made (after giving pro forma effect thereto) the aggregate principal amount of Investments made in reliance on this clause (g) shall not exceed Five Hundred Thousand Dollars ($500,000.00), (h) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted under Sections 6.03, 6.01, 6.04, 6.05 and 6.06, respectively, in each case, other than by a reference to this Section 6.02, (i) Investments in Swap Agreements entered into in the ordinary course of business for bona fide hedging purposes and not for speculation, (j) Investments to the extent financed solely with the proceeds from the substantially concurrent (i) issuance of Capital Stock (other than Disqualified Stock) by Holdings or any parent entity of Holdings, and/or (ii) common capital contributions to Holdings, (k) Investments in any Loan Party (other than

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Holdings), and (l) additional Investments not otherwise permitted pursuant to this Section 6.03; provided that at the time any such Investment is made (after giving pro forma effect thereto) the aggregate principal amount of Investments made in reliance on this clause (l) shall not to exceed Two Million Dollars ($2,000,000.00). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, less any return of capital (limited to cash returns to the extent such Investment was made in cash), without adjustment for subsequent increases or decreases in the value of such Investment.

Section 6.03Indebtedness

.  The Borrower and no other Loan Party shall create, incur, assume or suffer to exist any Indebtedness, except (a) the Obligations, (b) Indebtedness outstanding on the Closing Date and listed on Schedule 6.03 attached hereto and any refinancings, refundings, replacements, renewals or extensions thereof; provided that the principal amount of any such Indebtedness is not increased at the time of such refinancing, refunding, replacement, renewal or extension except by (x) an amount equal to any original issue discount thereon and the amount of unpaid accrued interest and premium thereon plus (y) other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement, and (z) by an amount equal to any existing commitments thereunder that have not been utilized at the time of such refinancing, refunding, renewal, extension or replacement, (c) obligations (contingent or otherwise) of any Loan Party existing or arising under any Swap Agreement entered into in the ordinary course of business for bona fide hedging purposes and not for speculation, (d) foreign exchange hedging transactions entered into in the ordinary course of business to manage the foreign currency risks of the Loan Parties, (e) Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for capital assets in an aggregate outstanding principal amount not to exceed, at the time of incurrence thereof and after giving effect thereto, Five Million Dollars ($5,000,000.00), (f) Indebtedness under sale-leaseback transactions in which the aggregate purchase price of the properties sold under all of such sale-leaseback transactions does not exceed Five Million Dollars ($5,000,000.00) at any time outstanding, (g) Indebtedness of any Loan Party in connection with the Guarantee of obligations of Restricted Subsidiaries so long as if such Indebtedness were treated as an Investment hereunder it would be permitted under Section 6.02(g), (h) unsecured intercompany indebtedness among the Loan Parties, (i) Indebtedness in respect of netting services or for bank overdrafts or returned items incurred in the ordinary course of business, (j) unsecured Indebtedness owing to banks or other financial institutions under credit cards issued to officers and employees for, and constituting, business-related expenses in the ordinary course of business, (k) Indebtedness consisting of unpaid insurance premiums (not in excess of one (1) year of premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business, (l) to the extent constituting Indebtedness, the obligations to make purchase price adjustments and indemnities in each case in connection with any Permitted Acquisition or any other Investment or any sale, transfer or other disposition permitted hereunder (including earn-outs and similar obligations); (m) to the extent constituting Indebtedness, obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Administrative Agent title insurance policies, (n) Guarantees by the Borrower or any of the other Loan Parties in respect of Indebtedness of any Loan Party otherwise permitted under this Section 6.03, (o) obligations in respect of performance, bid, customs, government, appeal and surety bonds, performance and completion guaranties and similar obligations provided by any Loan Party, in each case in the ordinary course of business, (p) obligations in respect of self-insurance, in the ordinary course of business and (q) Indebtedness of any Loan Party not otherwise permitted pursuant to this Section 6.03 in an aggregate outstanding principal amount not to exceed, at the time of incurrence thereof and after giving effect thereto, Two Million Dollars ($2,000,000.00).

Section 6.04Fundamental Changes

.  The Borrower and no other Loan Party shall merge, dissolve, liquidate, consolidate with or into another Person (whether in one transaction or in a series of transactions), except: (a) any Loan Party (other than Holdings) may merge with any other Loan Party; provided that if the Borrower is involved in such transaction, the Borrower shall be the surviving entity thereof, (b) any Restricted Subsidiary may merge with any Loan Party (other than Holdings); provided that a Loan Party shall be the surviving entity thereof, (c) any Loan Party may Dispose of all or substantially all of its assets to another Loan Party (other than Holdings); provided that if the Borrower is involved in such

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transaction, the Borrower shall be the transferee thereof, and (d) the liquidation or dissolution of any Loan Party (other than the Borrower or Holdings) if the Borrower determines in good faith that such liquidation or dissolution is advisable or in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

Section 6.05Dispositions

.  The Borrower and no other Loan Party shall make any Disposition without the consent of the Required Lenders, except the Loan Parties may make: (a) Dispositions of (i) obsolete or worn out property or (ii) property no longer useful in the business of any Loan Party or scrap, whether now owned or hereafter acquired, in the ordinary course of business, (b) Dispositions of Inventory in the ordinary course of business, (c) provided there are no Events of Default existing or would result therefrom, Dispositions of Real Property Parcels to unrelated third parties in arm’s length transactions for which the Administrative Agent receives the Mandatory Prepayment to the extent required under Section 2.04.4 and following such Disposition the LTV Ratio is not more than 75%, (d) provided there are no Events of Default existing or that would result therefrom, Dispositions of not less than 50% of the issued and outstanding Capital Stock of any Real Property Guarantor for which the Administrative Agent receives the Mandatory Prepayment to the extent required under Section 2.04.4 and following such Disposition the LTV Ratio is not more than 75%, (e) the expiration, lapse, abandonment of intellectual property rights which, in the reasonable good faith judgement of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, (f) dispositions of cash and Cash Equivalents, (g) licenses, sublicenses, leases or subleases (including any license or sublicense of intellectual property) or easements constituting Permitted Encumbrances, in each case, granted to third parties in the ordinary course of business not interfering in any material respect with the business of the Loan Parties, taken as a whole, (h) sales or discounting, on a non-recourse basis and in the ordinary course of business of past due accounts in connection with the collection or compromise thereof, (i) to the extent constituting a Disposition, Investments permitted by Section 6.02 and Restricted Payments permitted pursuant to Section 6.06, in each case, other than by reference to this Section 6.05 and only to the extent made in accordance with the terms and conditions applicable thereto, (j) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party; provided that any Mandatory Prepayment is made to the extent required hereby, (k) Dispositions to any Loan Party (other than Holdings) and Dispositions by any Restricted Subsidiary to any other Restricted Subsidiary, (l) the unwinding of Swap Agreements permitted hereunder, (m) Dispositions of equipment to the extent that (i) such property is exchange for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, (n) sale-leaseback transactions in which the aggregate purchase price of the properties sold under all of such sale-leaseback transactions does not exceed Five Million Dollars ($5,000,000.00), (o) Dispositions permitted by Section 6.04, (p) other Dispositions in an aggregate amount not to exceed Two Million Dollars ($2,000,000.00) in any fiscal year and (q) Dispositions of improvements made to leased real property to landlords pursuant to customary terms of leases.  Notwithstanding the foregoing or anything to the contrary set forth herein, in no event shall a Third Party Mortgage with respect to an Identified Speedway Site constitute a Disposition permitted hereunder.

Section 6.06Restricted Payments

.  The Borrower and no other Loan Party may declare or make, directly or indirectly, any Restricted Payments, except provided there are no continuing Events of Default or that would immediately result therefrom, the Loan Parties may make: (a) Tax Distributions; (b) Purchase Price Distributions; (c) Working Capital Distributions; (d) any Restricted Payments to a Loan Party (other than Holdings); and (e) commencing with the delivery of the Compliance Certificate for the Fiscal Year ending December 31, 2021, other Restricted Payments in an amount not to exceed an amount that would cause, on a pro forma basis after giving effect to such Restricted Payment, (i) the Consolidated Fixed Charge Coverage Ratio to be less the minimum level set forth in Section 6.13 or (ii) the Consolidated Leverage Ratio to exceed (A) with respect to any four consecutive Fiscal Quarters ending on or prior to December 31, 2022, 5.75:1.00, (B) with respect to any four consecutive Fiscal Quarters ending after December 31, 2022 and on or prior to June 30, 2023, 5.50:1.00, (C) with respect to any four consecutive

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Fiscal Quarters ending after June 30, 2023 and on or prior to December 31, 2023, 5.25:1.00 and (D) with respect to any four consecutive Fiscal Quarters ending after December 31, 2023, 5.00:1.00, in each case of clauses (i) and (ii), calculated using the financial statements most recently delivered pursuant to Section 5.09.3 or 5.09.4 hereunder.

Section 6.07Change in Nature Of Business

.  The Borrower and no other Loan Party shall engage in any material line of business substantially different from (a) those lines of business conducted by the Loan Parties, taken as a whole, on the Closing Date or (b) any business or activity reasonably related, ancillary, complementary or incidental to the lines of business conducted by the Loan Parties, taken as a whole, on the Closing Date.

Section 6.08Transactions With Affiliates

.  No Loan Party shall enter into any transaction of any kind with any Affiliate (other than with other Loan Parties), whether or not in the ordinary course of business, except:  (a) transactions involving payments of less than One Million Dollars ($1,000,000.00) in the aggregate for all such transactions, (b) on terms substantially as favorable to such Loan Party as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Loan Party, (c) transactions expressly permitted to be among any such Affiliates by Section 6.02, 6.06 or Section 6.05, in each case, other than by reference to this Section 6.08, (d) transactions related to obtaining or maintaining insurance policies with a captive insurance company, including payment of insurance premiums and (e) the issuance or transfer of Capital Stock (other than Disqualified Stock) of Holdings to CrossAmerica or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof.

Section 6.09Burdensome Agreements; Negative Pledges

.  The Borrower and no other Loan Party shall enter into or grant any negative pledges or agreements restricting its ability to pledge its assets or to grant Liens against its assets, except:  (a) as otherwise expressly provided for in the Credit Documents, (b) to the extent that any Capital Lease or purchase money facility of any of the Loan Parties prohibits the granting of Liens against the equipment that is being leased or financed, as applicable, pursuant to such Capital Lease or purchase money facility, (c) in connection with any document or instrument governing Liens permitted pursuant to clauses (b), (d), (h), (j), (k) or (m) of the definition of “Permitted Encumbrances” provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Encumbrances, (d) any prohibitions, restrictions and conditions imposed by any law, (e) customary prohibitions, restrictions and conditions contained in agreements relating to the disposition of any Subsidiary or property pending such disposition provided that any such prohibition, restriction or condition applies only to the property or Subsidiary that is to be disposed of and such disposition is permitted hereunder and (f) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture.  No Loan Party shall enter into any contractual obligation that limits the ability of such Loan Party (i) to make Restricted Payments to another Loan Party or to otherwise transfer property to another Loan Party, or (ii) to guarantee the Obligations except (a) as otherwise expressly provided for in the Credit Documents, (b) any prohibitions, restrictions and conditions imposed by any law, (c) customary prohibitions, restrictions and conditions contained in agreements relating to the disposition of any Subsidiary or property pending such disposition provided that any such prohibition, restriction or condition applies only to the property or Subsidiary that is to be disposed of and such disposition is permitted hereunder, (d) agreements governing Indebtedness set forth in Section 6.03(e) and (e) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture.

Section 6.10 [Reserved]

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Section 6.11Change in Accounting

.  None of the Loan Parties shall file or consent to or permit the changing of its Fiscal Year or, except to the extent consistent with GAAP, make any significant change its accounting policies or reporting practices.

Section 6.12Consolidated Leverage Ratio

. The Borrower shall not permit the Consolidated Leverage Ratio to exceed the following ratios, as measured on the following dates:

Measuring Date	Consolidated Leverage Ratio
12/31/21	6.25:1.00
3/31/22	6.00:1.00
6/30/22	6.00:1.00
9/30/22	6.00:1.00
12/31/22	6.00:1.00
3/31/23	5.75:1.00
6/30/23	5.75:1.00
9/30/23	5.75:1.00
12/31/23	5.75:1.00
3/31/24	5.50:1.00
6/30/24	5.50:1.00
9/30/24	5.50:1.00
12/31/24	5.50:1.00
3/31/25	5.25:1.00
6/30/25	5.25:1.00
9/30/25	5.25:1.00
12/31/25 and the last day of each Fiscal Quarter ending thereafter	5.25:1.00

Section 6.13Consolidated Fixed Charge Coverage Ratio

.  The Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2021, to be less than 1.10 to 1.0.

Section 6.14Anti-Money Laundering/International Trade Law Compliance

. No Covered Entity shall be or become a Sanctioned Person.  No Covered Entity shall (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law in any material respect; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law in any material respect; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law in any material respect or (d) use any proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.

ARTICLE VII
EVENTS OF DEFAULT

The occurrence of any of the following events or conditions shall constitute an Event of Default.

Section 7.01Failure To Pay

.  The failure of any Loan Party to pay (a) all or any amount or installment of principal due upon the Loans or upon any L/C Obligation (whether scheduled, by acceleration, or as otherwise required by the terms of the Credit Documents), or (b) any interest or fees

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upon any Loan or L/C Obligation or  any other amount payable hereunder or under any Credit Document within five (5) Business Days after the due date thereof.

Section 7.02Violation Of Covenants

.  The failure of any Loan Party to (a) perform, observe, and comply with any covenant, agreement, or condition contained in Sections 5.02, 5.04, 5.08,  5.09.13, 5.09.15, 5.10 (solely with respect to the Borrower and Holdings), 5.13, 5.15 and 5.16 or in Article VI (Negative Covenants) of this Agreement, (b) perform, observe, and comply with any covenant, agreement, or condition contained in Sections 5.09.3, 5.09.4, and 5.09.7 and such failure continues for ten (10) consecutive calendar days, or (c) timely perform, observe and comply with any other covenant, agreement, or condition contained in this Agreement or any other Credit Document (not specified above in Section 7.01 or 7.02(a) or any other Section of this Article VII), and such failure continues for a period of thirty (30) consecutive calendar days after the earlier of (i) awareness of an Authorized Officer of a Loan Party of such Default and (ii) the receipt by the Borrower of a notice such failure from the Administrative Agent.

Section 7.03Representation Or Warranty

.  Any representation or warranty made by the Borrower or by any other Loan Party herein or in any Credit Document or in any Compliance Certificate or other document or instrument delivered from time to time to any of the Credit Parties by any Loan Party shall prove to have been incorrect in any material respect (or in any respect, if such representation or warranty or certification is qualified by materiality, Material Adverse Change or other similar language) on or as of the date made or deemed made.

Section 7.04Cross-Default

.  The Borrower or any other Loan Party (a) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Credit Documents) having an aggregate principal amount (including undrawn committed or available amounts) of more than the Threshold Amount, or (b) fails to observe or perform any other agreement or condition relating to any such Indebtedness having an aggregate principal amount (including undrawn committed or available amounts) of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating to such Indebtedness, the effect of which default is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination or intercreditor terms with respect thereto); or (c) there occurs an event of default by any Loan Party under any Wholesaler Agreement that has, or would reasonably be expected to result in, a termination of such Wholesaler Agreement.

Section 7.05Judgments

.  The Borrower or any of the other Loan Parties shall suffer final judgments for the payment of money aggregating for all Loan Parties in excess of the Threshold Amount in excess of available insurance or indemnity proceeds and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed.

Section 7.06[Reserved]

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Section 7.07Involuntary Insolvency Proceedings

.  The institution of involuntary Insolvency Proceedings against the Borrower or any Loan Party and the failure of any such Insolvency Proceedings to be dismissed before the date which is sixty (60) days after the institution of such Insolvency Proceedings.

Section 7.08Voluntary Insolvency Proceedings

.  The commencement by the Borrower or by any other Loan Party of Insolvency Proceedings.

Section 7.09[Reserved]

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Section 7.10Collateral

.  Any material Credit Document or any material provision thereof shall for any reason cease to be valid and binding on or enforceable against any Loan Party party thereto (other than pursuant to the terms thereof) or any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in a material portion of the Collateral (to the extent that such perfection or priority is required hereby) purported to be covered thereby or such security interest in a material portion of the Collateral shall for any reason (other than (i) the failure of the Administrative Agent to take any action within its control or (ii) as a result of a disposition of the applicable Collateral in a transaction permitted under the Credit Documents) cease to be a perfected (subject to the qualifications set forth in the Security Documents) and first priority security interest subject only to Permitted Encumbrances.

Section 7.11ERISA

. There shall occur one or more ERISA Events which individually or in the aggregate would reasonably be expected to result in a Material Adverse Change or any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that would reasonably result in a Material Adverse Change.

Section 7.12Injunction

.  The issuance of any injunction against the Borrower or any other Loan Party which enjoins or restrains the Borrower or any other Loan Party from continuing to conduct a material part of the business affairs of the Loan Parties, taken as a whole, which continues for more than thirty (30) days and has or would reasonably expect to result in a Material Adverse Change.

Section 7.13Change In Control

.  The occurrence of any Change in Control.

ARTICLE VIII
RIGHTS AND REMEDIES OF CREDIT PARTIES
ON THE OCCURRENCE OF AN EVENT OF DEFAULT

Upon the occurrence of an Event of Default and during the continuance thereof:

Section 8.01Credit Parties’ Specific Rights And Remedies

.  In addition to all other rights and remedies provided by applicable Laws and the terms of the Credit Documents, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, on behalf of the Lenders and shall, at the direction of the Required Lenders (a) declare the Commitments of each Lender to advance proceeds of the Loans and any obligation of the Issuing Bank to issue any Letters of Credit to be terminated, (b) accelerate and call immediately due and payable all or any part of the Obligations, (c) require the Loan Parties to Cash Collateralize the L/C Obligations, (d) seek specific performance or injunctive relief to enforce performance of the undertakings, duties, and agreements provided in the Credit Documents, whether or not a remedy at Law exists or is adequate, (e) exercise any rights of a secured creditor under applicable Laws against the Collateral, including (i) the right to take possession of the Collateral without the use of judicial process or hearing of any kind, (ii) the right to require the Loan Parties to assemble the Collateral at such place as the Administrative Agent may specify, and (iii) the right to sell the Collateral, in whole or in part, at either private or public sale, and (f) seek the appointment of a receiver for any or all of the Loan Parties and/or the assets of any or all of the Loan Parties. For the avoidance of doubt, the availability and exercise of default remedies and rights under any Swap Agreements shall be governed by the default provisions of such Swap Agreement.

Section 8.02Automatic Acceleration

.  Upon the occurrence and during the continuance of an Event of Default as described in Sections 7.07 or 7.08 of this Agreement, the Commitments shall automatically terminate, the Obligations shall be automatically accelerated and due and payable without any notice, demand or action of any type on the part of the Credit Parties, the obligations of the Issuing

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Bank to issue Letters of Credit shall be automatically terminated, and the Loan Parties shall be automatically required to Cash Collateralize the L/C Obligations.

Section 8.03Consent To Appointment Of Receiver

. The Borrower irrevocably consents to the appointment of a receiver upon the request of the Administrative Agent during any continuing Event of Default for it and for any or all of its business affairs, business operations, and assets, which receiver shall be authorized to have and exercise the broadest powers permitted or available under applicable Laws to operate, manage, conserve, liquidate and sell any or all of its assets; provided, however, that such receiver shall have no authority without the prior written consent of the Required Lenders to release, discharge or otherwise negate any Liens securing the Obligations or to sell any assets of the Borrower free and clear of any Liens securing the Obligations.

Section 8.04Remedies Cumulative

.  The rights and remedies provided in this Agreement and in the other Credit Documents or otherwise under applicable Laws shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy.

Section 8.05Application Of Funds

.  After the exercise of remedies (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

8.05.1First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses, reimbursements, and other amounts (including Credit Party Expenses) payable to the Administrative Agent and to that part of the Obligations owed to any of the Credit Parties or to Affiliates of any of the Credit Parties for Bank Products, as described in item (d) in the definition of Obligations.

8.05.2Second,  to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Bank (including Credit Party Expenses), ratably among the Lenders and the Issuing Bank.

8.05.3Third, to the payment of that portion of the Obligations constituting Letter of Credit Fees, accrued and unpaid interest on the Loans and on the L/C Borrowings and on other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them.

8.05.4Fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans and the L/C Borrowings and payment or Cash Collateralization of any obligations under any Swap Agreements ratably among the Lenders and the Issuing Bank and the respective Swap Provider in proportion to the respective amounts described in this clause Fourth held by them.

8.05.5Fifth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit.

8.05.6Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable Laws.

Amounts used to Cash Collateralize either the Swap Agreements pursuant to clause Fourth above, or  the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy

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drawings under such Letters of Credit and payment obligations under the Swap Agreements as they occur.  If any amounts remain on deposit as Cash Collateral after all Letters of Credit have been fully drawn or have expired and all Swap Agreements have been terminated, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

ARTICLE IX
THE ADMINISTRATIVE AGENT

Section 9.01Appointment

.  Each of the Lenders and the Issuing Bank hereby irrevocably designates and appoints M&T Bank as Administrative Agent under this Agreement and the other Credit Documents and each Lender and the Issuing Bank authorizes M&T Bank as its respective Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Credit Documents, together with such other powers as are reasonably incidental thereto.  The provisions of this Article IX are solely for the benefit of the Credit Parties and no Loan Party shall have any rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Laws. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02Exculpatory Provisions

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9.02.1No Fiduciary, Discretionary or Implied Duties

.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law, or that may cause a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

9.02.2No Liability for Certain Actions

.  The Administrative Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01

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and 10.01 or (b) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment.

9.02.3Knowledge

.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default or Material Adverse Change unless and until written notice describing such Default, Event of Default or Material Adverse Change is given to the Administrative Agent in writing by a Credit Party or by a Loan Party.

(a)No Duty to Inquire

.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (e) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b)No Liability With Respect to Disqualified Institutions

.  The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (b) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 9.03Reliance by Administrative Agent

. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.04Delegation of Duties

.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a

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final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.05Resignation of Administrative Agent

.  The Administrative Agent may at any time give notice of its resignation to the Credit Parties and to the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders (the “Resignation Effective Date”)), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender or a Disqualified Institution.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.  Each such appointment shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default pursuant to Section 7.01, 7.07 or 7.08. With effect from the Resignation Effective Date, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above (and each Lender will cooperate with the Borrower to enable the Borrower to take such actions).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and the provisions of Section 10.08 of this Agreement shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.06Non-Reliance on Administrative Agent and Other Lenders

.  Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Bank acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.07Administrative Agent May Hold Collateral For Lenders and Others

.  The Lenders acknowledge that any Security Documents relating to the Loans, the Obligations, or the Collateral, including all of such documents filed in the public records in order to evidence or perfect the Liens granted in the Credit Documents, may name only the Administrative Agent, as agent for the Lenders as the secured party, mortgagee, beneficiary, or as lienholder.  The Lenders authorize the Administrative Agent to hold

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any or all of the Liens in and to the Collateral as the agent for the benefit of the Credit Parties, M&T Bank, the Swap Providers, or any of their respective Affiliates, as applicable under this Agreement.  Such Swap Providers and Affiliates which are party hereto, by their acceptance of the benefits of this Agreement and/or any other Security Documents or Credit Documents, also hereby authorize the Administrative Agent to hold the Liens in and to the Collateral as their administrative agent.

Section 9.08The Administrative Agent In Its Individual Capacity

.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, including the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.09Administrative Agent May File Proofs of Claim

.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.01.5, 2.04.6, 2.03.9, 2.13 and 10.08) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03.9, 2.13 and 10.08.  Nothing contained herein shall be deemed to (a) permit the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank, (b) authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding, or (c) credit bid any Obligation held by any Lender or the Issuing Bank in any such proceeding, without the prior consent of such Lender or the Issuing Bank, as applicable.

Section 9.10Collateral and Guaranty Matters

.  The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon the final termination of all of the Commitments and payment in full of all Obligations (other than contingent indemnification and reimbursement obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (ii) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Credit Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; (b) to subordinate any Lien on any property granted to or held by the Administrative

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Agent under any Credit Document to the holder of any Lien on such property that is permitted under clause (e), (g) or (h) of the definition of Permitted Encumbrance; and (c) to release any Guarantor from its obligations under its respective Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.   Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11No Reliance on Administrative Agent’s Customer Identification Program

.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Loan Party, its Affiliates or its agents, this Agreement, any other Credit Documents or the transactions hereunder or contemplated hereby:  (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other laws.

Section 9.12No Other Duties, Etc

.  Notwithstanding anything to the contrary herein, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in the capacity, as applicable, as the Administrative Agent, a Lender, the Issuing Bank or the Swingline Lender.

Section 9.13Return of Payments

9.13.1If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from the Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim, defense, or deduction of any kind.

9.13.2If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement or any other Credit Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Credit Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Administrative Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

9.13.3(a) If the Administrative Agent notifies a Lender, Issuing Bank, or other Credit Party, or any Person who has received funds on behalf of a Lender, Issuing Bank, or other Credit Party (any such Lender, Issuing Bank, other Credit Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to

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such Lender, Issuing Bank, other Credit Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank, or other Credit Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 9.13.3 shall be conclusive, absent manifest error.

(a)Without limiting immediately preceding Section 9.13.3(A), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case, then (1) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment.

(b)Each Lender, Issuing Bank and Credit Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Credit Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Credit Party from any source, against any amount due to the Administrative Agent under Section 9.13.3(A) above or under the indemnification provisions of this Agreement.

(c)The Borrower and each other Credit Party hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be contractually subrogated (irrespective of whether the Administrative Agent may be equitably subrogated) to all the rights of such Lender, Issuing Bank, or other Credit Party under the Credit Documents with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment, and (z) to the extent that an Erroneous Payment was in any way or at any time credited as a payment or satisfaction of any of the Obligations, the Obligations or part thereof that were so credited, and all rights of the applicable Lender, Issuing Bank, other Credit Party or Administrative Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received; provided, however, the amount of such Erroneous Payment that is comprised of funds received by the Administrative Agent from the Borrower or any other

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Credit Party for the purpose of making such Erroneous Payment shall be credited as a payment or satisfaction of the Obligations and the Obligations or part thereof that were so credited shall not be reinstated.

(d)(To the extent permitted by applicable Requirements of Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(e)Each party’s obligations, agreements and waivers under this Section 9.13.3 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, Issuing Bank, or other Credit Party, the termination of any Commitment or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

Section 9.14Bank Products and Swap Obligations

(a).  No provider of Bank Products to any Loan Party or Swap Provider that obtains the benefits of Section 8.05, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Bank Products and Swap Agreements of Swap Providers unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable provider of such Bank Products or Swap Provider, as the case may be. By accepting the benefits of the Collateral, each provider of such Bank Products or Swap Provider that is a party to any such arrangement in respect of Bank Products or Swap Agreement, as applicable, shall be deemed to have agreed to be bound by the limitations set forth in this paragraph.

ARTICLE X
MISCELLANEOUS

Section 10.01Waivers and Amendments

. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrower or by any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent at the written instruction of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent to the extent the Administrative Agent is not a Defaulting Lender (other than with respect to any amendment or waiver contemplated in clauses (a) through (i) (excluding clause (b)) below which shall only require the consent of the Lenders specified therein), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall: (a) waive any condition set forth in Section 4.01.1 without the written consent of each Lender; (b) extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01(a)) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of (or amendment to the terms of) any Default or Event of Default or any mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender); (c) postpone any date fixed by this Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written

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consent of each Lender directly affected thereby (it being understood that the waiver of any obligation to pay interest at the Default Rate, or the amendment or waiver of any mandatory prepayment shall not constitute a postponement of any date scheduled for the payment of principal, interest, fees or other amounts); (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing (it being understood that a waiver of any Default or Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Consolidated Leverage Ratio shall not constitute a reduction in any rate of interest or any fees based thereon; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate; (e) change Section 8.05 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each adversely affected Lender; (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; (g) release all or substantially all Collateral (other than as specifically authorized by the terms of this Agreement or any other Credit Document) without the written consent of each Lender; (h) release all or substantially all of the aggregate value of the Guaranty, or all or substantially all of the Guarantors, without the written consent of each Lender except as permitted pursuant to Section 2.04.4(c) or Section 9.10; or (i) release the Borrower from all obligations under the Credit Documents without the consent of each Lender; and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any L/C Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.  In addition, notwithstanding anything else to the contrary contained in this Section 10.01, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, mistake, ambiguity or omission, defect or inconsistency of a technical nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Borrower shall be permitted to correct such provision.

Section 10.02Successors and Assigns

.

10.02.1Successors and Assigns Generally

.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 10.2.2; (b) by way of participation in accordance with the provisions of Section 10.03, or (c) by way of pledge or assignment of a security interest authorized by Section 10.04 (and any other attempted assignment, transfer or pledge by any party hereto shall be null and void).  Nothing in this Agreement,

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expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.03 of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.02.2Assignments By Lenders

.  Each Lender may assign to one or more Eligible Assignees all or any portion of such Lender’s interests, rights and obligations set forth in this Agreement or the other Credit Documents, including all or a portion of its Commitments and the Loans (including for purposes hereof, its participations in L/C Obligations and Swingline Loans) provided that (a) unless waived by the Administrative Agent, an administrative fee in the amount of Three Thousand Five Hundred Dollars ($3,500.00) is paid to the Administrative Agent by either the assigning Lender or the Eligible Assignee in connection with the assignment, (b) if less than all of the assigning Lender’s Commitments and Loans is to be assigned, the amount of the Commitments and Loans so assigned shall be for an aggregate principal amount of not less than Five Million Dollars ($5,000,000.00), (c) each partial assignment shall be made as an assignment of a proportionate amount of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and Commitments assigned (except this clause (c) shall not apply to the Swingline Lender’s rights and obligations in the Swingline Loans), (d) the parties to each such assignment shall execute and deliver an Assignment And Assumption to the Administrative Agent (with copies to be sent contemporaneously to each Lender), for its acceptance, and (e) such Assignment And Assumption does not require the filing of a registration statement with the Securities And Exchange Commission or require the Loans or any Notes to be qualified in conformance with the requirements imposed by any blue sky Laws or other Laws of any state.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment And Assumption, which effective date is at least five (5) Business Days after the execution thereof, (a) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment And Assumption, have the rights, duties, and obligations of a Lender hereunder, and (b) the assigning Lender thereunder shall, to the extent provided in such Assignment And Assumption, be released from its duties and obligations under this Agreement but shall continue to be entitled to all indemnification and reimbursement rights provided to the Lenders by the Borrower pursuant to any of the Credit Documents with respect to facts, events, and circumstances occurring prior to the effective date of such assignment.  By executing and delivering an Assignment And Assumption, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties to this Agreement the facts and matters as set forth in such Assignment and Assumption.  Lenders may only assign their interests in the Commitments, the Loans, and Credit Documents to Eligible Assignees. Any assignment or transfer by a Lender of rights or obligations under the Credit Documents that does not comply with this Section shall be treated for purposes of the Credit Documents as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.03 of this Agreement.  Except to the extent otherwise expressly agreed in writing by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or a release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

10.02.3Certain Additional Payments

.  In connection with any assignment of rights and obligations of any Defaulting Lender pursuant to Section 10.02.2, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (a) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (b) acquire (and fund as appropriate) its full pro rata

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share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its respective Commitment Percentages.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Laws without compliance with the provisions of this Section, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

10.02.4Register

.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment And Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Loans with respect to each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or the Lenders at any reasonable time and from time to time upon reasonable prior notice.

10.02.5Procedures for Implementing Lender Assignments

.  Upon the Administrative Agent’s receipt of an Assignment And Assumption executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such Assignment and Assumption and any necessary consents to such Assignment and Assumption, the Administrative Agent shall, if such Assignment and Assumption has been completed and is substantially in the form of Exhibit A (a) accept such Assignment And Assumption, (b) record the information contained therein in the Register, (c) give prompt notice thereof to the Borrower, and (d) promptly deliver a copy of such Assignment And Assumption to the Borrower.

10.02.6Disqualified Institutions.

(i)If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent (provided that the Administrative Agent shall provide appropriate cooperation to effect this Section 10.02.6), (i) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (ii) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof, and (y) the amount that such Disqualified Institution paid to acquire such Term Loans in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (iii) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.02), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof, and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(ii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (i) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (ii) shall not be entitled to any expense reimbursement or indemnification rights ordinarily afforded to Lenders or Participants hereunder or in any Credit Document and such Disqualified Institution shall be treated in all other respects as a Defaulting Lender, and (iii) (x) for purposes of any consent to any

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amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Insolvency Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Insolvency Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Insolvency Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing.

10.02.7Cashless Settlements.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

Section 10.03Participations

.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than to a Disqualified Institution, Defaulting Lender, natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.09.5.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.01 that affects such Participant.  The Borrower agree that each Participant shall be entitled to the benefits of Sections 2.05.2(b)(iii), 2.08 and 2.09 (subject to the requirements and limitations therein, including the requirements under Section 2.09.7 (it being understood that the documentation required under Section 2.09.7 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.02 of this Agreement; provided that such Participant (i) agrees to be subject to the provisions of Section 2.10 as if it were an assignee under Section 10.02 of this Agreement; and (ii) shall not be entitled to receive any greater payment under Sections 2.08 or 2.09, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.10.2 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.06 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a limited non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s

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interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 10.04Pledges

.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to a Disqualified Institution or to a natural Person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05Resignations Of Issuing Bank And Swingline Lender

.  Notwithstanding anything to the contrary the Issuing Bank may upon thirty (30) days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as Issuing Bank, and/or (b) the Swingline Lender may upon thirty (30) days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as Swingline Lender.  After the resignation of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.  After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Credit Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

Section 10.06No Advisory or Fiduciary Responsibility

. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between Holdings and its Subsidiaries, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (ii) the Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent the Borrower has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b) (i) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Holdings or any of its Subsidiaries, or any other Person and (ii) neither the Administrative Agent nor the Arranger  has any obligation to Holdings or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent and the Arranger  and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings and its Subsidiaries, and neither the Administrative Agent nor the Arranger  has any obligation to disclose any of such interests to Holdings or any of its Subsidiaries.  To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger  with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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Section 10.07Right of Setoff

.  If an Event of Default shall have occurred and be continuing, each Lender and the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party and other than payroll, tax withholding or trust fund accounts, or other accounts constituting Excluded Property, at any time held, and other Indebtedness (in whatever currency) at any time owing, by such Lender or the Issuing Bank to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender or the Issuing Bank under this Agreement or any other Credit Document, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Credit Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may otherwise have under applicable Laws.  The Lender and the Issuing Bank each agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.08Expenses; Indemnity; Damage Waiver

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10.08.1Costs and Expenses

.  The Borrower agrees to pay (a) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and, if reasonably necessary, a single local counsel, as applicable, in each relevant jurisdiction and a single regulatory counsel), in connection with the syndication of the credit facilities hereunder, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable, documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Issuing Bank and, if reasonably necessary, a single local counsel, as applicable, in each relevant jurisdiction and a single regulatory counsel), (c) all documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, the Lenders and the Issuing Bank, taken as a whole, and, if reasonably necessary, a single local counsel, as applicable, in each relevant jurisdiction and a single regulatory counsel) in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (ii) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (d) all other Credit Party Expenses.  The agreements of the Borrower set forth in this Section 10.08.1 shall not merge into any judgment entered in connection with this Agreement or any other Credit Documents but shall survive as separate independent contractual agreements of the Borrower.

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10.08.2Indemnification by the Borrower

.  The Borrower agrees to indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to one counsel for all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel in each relevant jurisdiction, as applicable, and a single regulatory counsel, in each case, for all Indemnitees taken as whole and, solely in the case of any actual or perceived conflict of interest where such affected Indemnitee notifies the Borrower of the existence of such conflict, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s principals, directors, officers, employees, representatives, agents or controlled Affiliates, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute that does not involve an act or omission by the Borrower or any of its Affiliates (other than any action involving a claim against an Indemnitee in its capacity as an arranger or agent or any similar capacity under this Agreement).  This Section 10.08.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.08.3Reimbursement by Lenders

.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.08.1 or 10.08.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Total Credit Exposure for all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Bank or the Swingline Lender solely in its capacity as such, only the holders of Revolving Credit Loans shall be required to pay such unpaid amounts, such payment to be made severally among them based on each of such Lenders’ respective Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the

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Administrative Agent (or any such sub-agent), the Issuing Bank or any the Swingline Lender in connection with such capacity.

10.08.4Waiver of Consequential Damages, Etc

.  To the fullest extent permitted by applicable Laws, each of the parties hereto agree that none of the Indemnitees, the Borrower or any Affiliate of the Borrower shall be liable for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  No Indemnitee referred to in Section 10.08.2 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby except to the extent such damages have resulted from the willful misconduct or gross negligence of such Indemnitee (or any of its Related Parties) as determined by a final, non-appealable judgment of a court of competent jurisdiction.

10.08.5Payments

.  All amounts due under this Section shall be payable not later than thirty (30) days after presentation to the Borrower of a summary statement of such amounts.

10.08.6Survival

. Each party’s obligations under this Section 10.08 shall survive the termination of the Credit Documents and the payment of the Obligations hereunder.

Section 10.09Course of Conduct

.  No failure or delay by any Credit Party in exercising any right or power under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Credit Parties under the Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Credit Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless such waiver is made in accordance with Section 10.01 of this Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No waiver or indulgence by any of the Credit Parties shall constitute a future waiver of performance or exact performance by any of the Loan Parties.  No amendment or waiver shall be effective unless in writing.  Without limiting the generality of the foregoing, the advance of proceeds of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or an Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time of such advance or issuance.

Section 10.10Notices; Effectiveness; Electronic Communication

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10.10.1Notices Generally

.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.10.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(a)if to the Borrower or any other Loan Party, to it at: CAPL JKM Partners, LLC, 600 Hamilton Street, Suite 500, Allentown, PA 18101, Attention of Charles Nifong, President and Chief Executive Officer; Facsimile No.: (610) 625-5590; Telephone No.: (610) 625-8100; Email address:  cnifong@caplp.com (with copy to: Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, CA 90071, Attention of K. Kristine Dunn, Esq.; Facsimile No. (213) 621-5493; Telephone No. (213) 687-5493; Email address:  kristine.dunn@skadden.com);

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(b)if to the Administrative Agent, to it at M&T Investment Bank Group; One Light Street, 13th Floor, Baltimore, Maryland 21202, Attention of Ajibola Fadahunsi; Facsimile No. (410) 244-4477; Telephone No. (410) 244-4856 (with copy to: King & Spalding LLP, 1185 Avenue of the Americas, New York, NY 10036, Attention of W. Todd Holleman, Esq.; Facsimile No. (212) 556-2222; Telephone No. (212) 556-2258);

(c)if to M&T Bank in its capacity as Issuing Bank, to it at M&T Bank, 95 Highland Avenue, Suite 105, Bethlehem, PA 18017, Attention of Joseph Madison; Facsimile No. (610) 814-0498; Telephone No. (610) 814-6724, and if to any other Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder;

(d)if to a Lender, to it at its address (or facsimile number) set forth on its signature page hereto or on the applicable Assignment And Assumption.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in Section 10.10.2 below, shall be effective as provided in said Section 10.10.2.

10.10.2Electronic Communications

.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (a), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

10.10.3Change of Address, etc

.  Any Loan Party may change its contact person, address, phone number or facsimile number for notices and other communications hereunder by written notice to the Administrative Agent.  Any other party hereto may change its contact person, address, phone number or facsimile number for notices and other communications hereunder by written notice to the other parties hereto.

10.10.4Platform

.  (a)  The Borrower and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on the Platform; and (b)  the Platform is provided “as is” and “as available.”  The Borrower acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders. The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-

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infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform except to the extent such damages have resulted from the willful misconduct or gross negligence of the Administrative Agent (or any of its Agent Parties) as determined by a final, non-appealable judgment of a court of competent jurisdiction.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.11Treatment of Certain Information; Confidentiality

.  Each of the Administrative Agent, the Lenders and the Issuing Bank agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Related Parties on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the applicable Credit Party shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants, insurance regulatory or any other governmental regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and permitted by Law); (c) to the extent required by applicable Laws or by any subpoena or similar legal process (in which case the applicable Credit Party shall use commercially reasonable efforts to promptly notify the Borrower, in advance, to the extent practicable and permitted by Law); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and their obligations, this Agreement or payments hereunder (it being understood that no such Information may be disclosed to a Disqualified Institution and the DQ List may be disclosed to any assignee or Participant (other than a Disqualified Institution) in reliance on this clause (f)); (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or their Subsidiaries or the credit facilities hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities hereunder; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower that is not to the knowledge of the Administrative Agent, such Lender, such Issuing Bank or such Affiliate subject to confidentiality obligations to the Borrower or any of its Affiliates; provided that notwithstanding anything to the contrary contained herein, no disclosure of any Information may be made to a Disqualified Institution.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Credit Documents, and the Commitments.

Section 10.12Counterparts And Integration

.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an

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original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be just as effective as the delivery of a manually executed counterpart of this Agreement.

Section 10.13Electronic Execution

.  The words “execution”, “signed,” “signature,” and words of like import in any Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.  Without limitation to the foregoing, signature pages to the Credit Documents delivered by electronic communication (including facsimile, e-mail and internet or intranet websites) shall be as effective, valid and enforceable and binding upon the indicated signatories as manually delivered signatures.

Section 10.14Severability

.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.15Survival

.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Credit Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Documents is outstanding and unpaid and so long as the Revolving Credit Commitments have not expired or terminated.  The provisions of Sections 2.08, 2.09.4, 2.09.5, Article IX and Section 10.08 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.16 [Reserved]

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Section 10.17Advertisement

.  The Borrower authorize the Administrative Agent to publish the name of the Borrower and the amount of the financing provided in accordance with this Agreement in any “tombstone” or comparable advertisement which the Administrative Agent elects to publish.  The Borrower further agree that the Administrative Agent may provide lending industry trade organizations with information necessary and customary (including, without limitation, the amount and type of facilities, the rates and counsel’s name) for inclusion in league table measurements after the Closing Date.  Without limiting the generality of the foregoing, the Borrower consent to the disclosure by the

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Administrative Agent after the Closing Date of information relating to the Loans to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms consisting of (a) the Borrower’s name, (b) principal loan amounts, (c) interest rates, (d) term lengths, (e) commitment fees and other fees to the Lenders in the syndicate, and (f) the identity of their attorneys and other information customarily found in such publications.

Section 10.18Acknowledgments

.  The Borrower hereby acknowledges that (a) it and each of the other Loan Parties has been advised and represented by counsel in the negotiation, execution and delivery of each Credit Document, (b) no Credit Party has any fiduciary relationship with or duty to it or to the Borrower or any other Loan Party arising out of or in connection with this Agreement and the relationship between the Credit Parties, on one hand, and the Borrower and the other Loan Parties, on the other hand, in connection herewith is solely that of creditors and debtors, and (c) no joint venture exists among any of the Credit Parties and the Borrower or any of the other Loan Parties.

Section 10.19Governing Law

.  This Agreement and the other Credit Documents and any claims, disputes or causes of action (whether in contract or tort) arising out of or related to this Agreement or any other Credit Document (except as to any other Credit Document, as expressly set forth therein) and the transaction contemplated hereby and thereby shall be governed by, and construed in accordance with, the Laws of the Governing State.

Section 10.20Jurisdiction

.  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in Law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

Section 10.21Venue

.  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any court referred to in Section 10.20.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.22Service Of Process

.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.10.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 10.23WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OBLIGATIONS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PARTY

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HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.24USA Patriot Act Notice

. Each Credit Party that is subject to the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Credit Party to identify the Borrower in accordance with the USA Patriot Act.

Section 10.25Real Property Parcel Release

.  In connection with the sale of an Accepted Real Property Parcel or the sale of more than fifty percent (50%) of the issued and outstanding Capital Stock in a Real Property Guarantor, in each case to the extent permitted hereunder, (x) the Lien and security interest granted to or held by the Administrative Agent for the benefit of the Lenders on the applicable Accepted Real Property Parcels and (y) in the case of a sale of more than fifty percent (50%) of the issued and outstanding Capital Stock in a Real Property Guarantor, the Lien and security interest granted to or held by the Administrative Agent for the benefit of the Lenders on any other assets of such Real Property Guarantor and the Capital Stock in such Real Property Guarantor and the Guarantee of such Real Property Guarantor under the Guaranty and Security Agreement or other applicable Credit Document, in each case shall be automatically released (each, an “ARPP Release”) all upon the satisfaction of the following conditions precedent (or waiver of such conditions precedent by the Required Lenders):

10.25.1a written request for the ARPP Release is provided to the Administrative Agent by the date that is at least ten (10) Business Days in writing (or such later date as may be agreed to by the Administrative Agent in its sole discretion) in advance of the desired date upon which the Borrower wishes to effect the ARPP Release, together with such information regarding the requested ARPP Release as the Administrative Agent may reasonably request in connection therewith;

10.25.2no Event of Default shall have occurred and be continuing;

10.25.3the Borrower shall make any prepayment in connection with such ARPP Release at the time and to the extent required pursuant to clause (b) or clause (c) of Section 2.04.4;

10.25.4the Borrower shall pay to the Administrative Agent all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent required to be paid in accordance with Section 10.08 hereof in connection with the review, approval and consummation of the ARPP Release (whether or not the transactions contemplated in this Section shall be consummated); and

10.25.5immediately after giving effect to such ARPP Release on a pro forma basis, the LTV Ratio will not exceed 75%.

10.25.6Upon satisfaction of the above conditions (or waiver by the Required Lenders), the Administrative Agent shall provide to the Borrower any documents reasonably necessary to effect and/or evidence (x) the release of the applicable Accepted Real Property Parcel from the Liens of the applicable Mortgage and other applicable Security Documents, and (y) in the case of a sale of more than fifty percent (50%) of the issued and outstanding Capital Stock in a Real Property Guarantor, the release of any other assets of such Real Property Guarantor and the Capital Stock in such Real Property Guarantor from the Liens of the Security Documents and the release of such Real Property Guarantor from the Guaranty and Security Agreement and other applicable Credit Documents (except, in each case, for provisions or agreements that expressly survive such release, including but not limited to indemnities with

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respect to environmental matters), including by providing a written satisfaction in appropriate form for recording, as applicable.

Section 10.26Benchmark Replacement Setting

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10.26.1Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment or further action or consent of any other party hereto or to any other Credit Document, and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting that occurs more than five (5) Business Days after the date notice of such Benchmark Replacement is provided to the Lenders, without any amendment or further action or consent of any other party hereto or to any other Credit Document, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. Borrower shall pay all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ fees) incurred by the Administrative Agent in connection with the negotiation or enforcement of the terms hereof or any related matters contemplated in this Section titled “Benchmark Replacement Setting” (this “Section”) to the extent required by Section 10.08 hereof.  For purposes of this Section, any interest rate hedging agreement related to the loan evidenced hereby shall be excluded from the definition of a “Credit Document.”

The parties hereto acknowledge that a Benchmark Transition Event has occurred with respect to LIBOR with the public announcements on March 5, 2021, by the ICE Benchmark Administration (IBA) and the U.K. Financial Conduct Authority (FCA), that the IBA will permanently cease to publish all remaining tenors of LIBOR on June 30, 2023, for which the related Benchmark Replacement Date is anticipated to be June 30, 2023.

10.26.2Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower or any other party hereto or to any other Credit Documents. The Administrative Agent shall not be liable to any party hereto for any Benchmark Replacement Conforming Changes it makes in good faith.

10.26.3Notices; Standards for Decisions and Determinations. The Administrative Agent will provide notification to the Borrower (which may at the Administrative Agent’s discretion be electronic, part of a billing statement, a general notice to customers or other communication) and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Replacement Conforming Changes within a reasonable time prior to such implementation and effectiveness, as applicable. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including, without limitation, any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding on all parties hereto absent manifest error, and may be made in its or their sole discretion and without consent from any other party hereto or to any other Credit

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Document, except, in each case, as expressly required pursuant to this Section and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

10.26.4Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

10.26.5Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke (as applicable) any request for a LIBOR borrowing or, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to a loan that shall accrue interest at the Adjusted Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Adjusted Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Adjusted Base Rate

10.26.6Certain Defined Terms. As used in this Section:

(a)“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant hereto as of such date.

(b)“Benchmark” means, initially, LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section.

(c)“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that is applicable (based on the applicability restrictions below) and can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(i)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(ii)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(iii)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent in consultation with the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current

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Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

Notwithstanding the above, for any application of clause (1), (2) or (3) above, (i) to the extent the Floor (if any) is equal to (or less than) zero percent (0.00%), if the applicable Unadjusted Benchmark (used to determine the Benchmark Replacement) would be less than the Floor, such Unadjusted Benchmark Replacement will be deemed to be the Floor, and (ii) to the extent the Floor (if any) is greater than zero percent (0.00%), if the Benchmark Replacement would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor. To the extent administratively and operationally feasible, the Administrative Agent shall use commercially reasonable efforts to ensure that any Benchmark Replacement shall meet the standards set forth in Proposed Section 1.1001-6 of the United States Treasury Regulations (or any successor or final version of such regulation) so as not to be treated as a “modification” (and therefore an exchange) of this Agreement for purposes of Section 1.1001-3 of the United States Treasury Regulations, it being understood that for these purposes, the substantially equivalent fair market value requirement of Proposed Section 1.1001-6(b)(2) of the United States Treasury Regulations shall be deemed satisfied, and it being further understood that the Administrative Agent shall not be required to take any action under this provision that would cause it any commercially unreasonable burden as determined in good faith by the Administrative Agent.

(d)“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(i)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(A)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(B)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(ii) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

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(e)“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate in its reasonable discretion to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is necessary in connection with the administration of the loan evidenced hereby).

(f)“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(i)in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(ii)in the case of clause (b) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(iii)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (ET) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

(g)“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased, or will cease on a specified date, to provide all Available Tenors of such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark; or (b) all

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Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and indicating that representativeness will not be restored.

(h)“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with this Section and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with this Section.

(i)“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

(j)“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

(k)“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

(l)“Early Opt-in Election” means, if the then-current Benchmark is LIBOR, the occurrence of:

(i)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(ii)the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

(m)“Floor” means the benchmark rate floor, if any, provided in the Credit Documents initially (as of the execution of such Credit Documents, the modification, amendment or renewal of the Credit Documents or otherwise) with respect to LIBOR.  As of the Closing Date the Floor in this Agreement is zero percent (0.00%).

(n)“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives

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published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

(o)“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting (except as may otherwise be provided in the Credit Documents for overnight LIBOR pricing), and (2) if such Benchmark is not LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

(p)“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

(q)“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

(r)“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

(s)“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

(t)“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that (i) has been selected or recommended by the Relevant Governmental Body and (ii) is displayed on a screen or other information service that publishes such rate from time to time, as determined by the Bank in its reasonable discretion.

(u)“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their respective duly Authorized Officers as of the date first written above.

BORROWER:

CAPL JKM Partners LLC

By:	/s/ Charles M. Nifong, Jr.
Name:	Charles M. Nifong, Jr.
Title:	President and Chief Executive Officer

HOLDINGS:

CAPL JKM Holdings LLC

By:	/s/ Charles M. Nifong, Jr.
Name:	Charles M. Nifong, Jr.
Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:

MANUFACTURERS AND TRADERS
TRUST COMPANY

By:	/s/ Joseph Madison
Name:	Joseph Madison
Title:	Vice President

LENDER:

MANUFACTURERS AND TRADERS
TRUST COMPANY

By:	/s/ Joseph Madison
Name:	Joseph Madison
Title:	Vice President

[Signature Page to Credit Agreement]